Exhibit 2.1

CONFIDENTIAL TREATMENT

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treatment request.  This text has been seperately filed with the SEC.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of April 25, 2016

by and among

STEMCENTRX, INC.,

ABBVIE INC.,

SIRIUS SONOMA CORPORATION,

SIRIUS SONOMA LLC

and, solely for the purposes set forth herein,

FERTILE VALLEY LLC,

as Stockholder Representative

TABLE OF CONTENTS

		Page

	ARTICLE I Definitions; Interpretation

1.1	Definitions	2
1.2	Additional Definitions	25
1.3	Other Definitional Provisions	28

	ARTICLE II The Merger; Closing; Effective Time

2.1	The Mergers	29
2.2	Closing	29
2.3	Effective Time	30
2.4	Tax Consequences	30

	ARTICLE III Closing Deliveries and Actions

3.1	Deliveries and Actions by the Company at the Closing	30
3.2	Deliveries and Actions by Parent at the Closing	31

	ARTICLE IV Governing Documents and Directors and Officers
	of the Initial Surviving Company and the Surviving Company

4.1	Initial Surviving Company	32
4.2	Surviving Company	32

	ARTICLE V Effects of the Merger

5.1	Effect on Capital Stock	33
5.2	Treatment of Company Options and Warrants	34
5.3	Milestone Payments	37
5.4	Stockholder Representative Expenses Holdback Amount; Escrow Amount	45
5.5	Exchange Procedures	45

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5.6	Third Party Beneficiaries	51

	ARTICLE VI Representations and Warranties

6.1	Representations and Warranties of the Company	51
6.2	Representations and Warranties of Parent, Merger Sub I and Merger Sub II	72

	ARTICLE VII Covenants

7.1	Interim Operations	79
7.2	Certain Actions; Notification	83
7.3	Access and Information	86
7.4	Publicity	87
7.5	Employee Benefits	87
7.6	Indemnification; Directors’ and Officers’ Insurance	89
7.7	Takeover Statutes	91
7.8	Information Statement	91
7.9	Company Deliverables	92
7.10	No Solicitation	92
7.11	Rule 144	93
7.12	Stock Exchange Listing	93
7.13	Milestone Reports; Efforts; Tax Treatment	93
7.14	Fundamental Transactions	96
7.15	Financing	97

	ARTICLE VIII Conditions

8.1	Conditions to Each Party’s Obligation to Effect the Merger	99
8.2	Conditions to Obligations of Parent, Merger Sub I and Merger Sub II	99
8.3	Conditions to Obligation of the Company	100

	ARTICLE IX Escrow Fund and Indemnification

9.1	Survival	101
9.2	Escrow Fund	102
9.3	Indemnification	102
9.4	Adjustments to Losses	104

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9.5	Claims	105
9.6	Mitigation	107
9.7	Resolution of Claims	107
9.8	Characterization for Tax Purposes	111
9.9	No Set-Off	111
9.10	Exclusive Remedy	111

	ARTICLE X Termination

10.1	Termination	112
10.2	Notice of Termination; Effect of Termination	113

	ARTICLE XI Miscellaneous and General

11.1	Amendment	114
11.2	Extension; Waiver	114
11.3	Notices	114
11.4	Stockholder Representative	116
11.5	Attorney Client Matters	119
11.6	Counterparts	120
11.7	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL	121
11.8	Specific Performance	122
11.9	Entire Agreement	122
11.10	No Recourse	123
11.11	No Third Party Beneficiaries	124
11.12	Obligations of Parent and the Company	124
11.13	Fees and Expenses	124
11.14	Transfer Taxes	124
11.15	Severability	125
11.16	Assignment	125
11.17	Interpretation; Construction	125

Annex A	Form of Voting Agreement
Annex B	Form of Written Consent
Annex C	Alternate Therapeutic Product
Annex D	Rova-T
Annex E	Form of Escrow Agreement
Annex F	Form of Restrictive Covenant Agreement

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2016 (this “Agreement”), by and among Stemcentrx, Inc., a Delaware corporation (the “Company”), AbbVie Inc., a Delaware corporation (“Parent”), Sirius Sonoma Corporation, a Delaware corporation wholly owned by Parent (“Merger Sub I”), Sirius Sonoma LLC, a Delaware limited liability company wholly owned by Parent (“Merger Sub II”), and, solely for purposes of the provisions hereof that apply to the Stockholder Representative, Fertile Valley LLC, a Delaware limited liability company (the “Stockholder Representative”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub I and the Company have (a) determined that the merger of Merger Sub I with and into the Company (the “Merger”), followed by the Subsequent Merger (as herein defined), on the terms and subject to the conditions set forth in this Agreement, is advisable and fair to, and in the best interests of, their respective stockholders and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and the General Corporation Law of the State of California (the “CGCL”);

WHEREAS, the sole member of Merger Sub II has approved this Agreement and the transactions contemplated hereby, including the Merger, pursuant to the Delaware Limited Liability Company Act (the “DLLCA”) and the California Revised Uniform Limited Liability Company Act, as applicable;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and certain stockholders of the Company (the “Voting Stockholders”) have entered into a voting agreement in the form attached as Annex A (the “Voting Agreement”), pursuant to which each Voting Stockholder has agreed to submit to the Company, no later than 7:00 AM (Eastern Daylight Time) on the Business Day (as herein defined) following the date of this Agreement, in respect of all Company Shares (as herein defined) of which such Voting Stockholder is the record holder, a Written Consent (as herein defined) in accordance with the DGCL and the CGCL, as more particularly set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain stockholders of the Company have entered into a release and non-competition agreement with Parent in the form attached as Annex F, which shall become effective upon the Closing;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger be treated as a single integrated transaction that will

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qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Company, Parent, Merger Sub I, Merger Sub II and the Stockholder Representative desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Definitions; Interpretation

1.1          Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, or by contract, or otherwise.

“Aggregate Cash Merger Consideration” means (i) $1,974,500,000, plus (ii) the Escrow Amount, minus (iii) the Escrow Fund Shortfall Amount, if any; provided, however, that a portion of the Aggregate Cash Merger Consideration equal to the Stockholder Representative Expenses Holdback Amount and a portion of the Aggregate Cash Merger Consideration equal to the Escrow Amount shall be withheld from the amounts otherwise payable to the Holders on the Closing Date in accordance with Article V.

“Aggregate Closing Cash Payment” means an amount in cash equal to (i) the Aggregate Cash Merger Consideration, minus (ii) the Stockholder Representative Expenses Holdback Amount, minus (iii) the Escrow Amount.

“Aggregate Closing Stock Consideration” means the number of shares of validly issued, fully paid and non-assessable Parent Common Stock equal to (i) the

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Aggregate Stock Merger Consideration, minus (ii) the product of (x) the Per Share Stock Consideration, multiplied by (y) the aggregate number of Company Common Shares underlying the Company Options outstanding immediately prior to the Effective Time.

“Aggregate Company Option Closing Cash Amount” means an amount in cash equal to (i) the product of (x) the Per Share Cash Payment, multiplied by (y) the aggregate number of Company Common Shares underlying the Company Options outstanding immediately prior to the Effective Time, minus (ii) the Aggregate Company Option Exercise Price.

“Aggregate Company Option Exercise Price” means the aggregate exercise price payable by all Holders with respect to the Company Options outstanding immediately prior to the Effective Time.

“Aggregate Merger Consideration” means the sum of (i) the Aggregate Cash Merger Consideration, plus (ii) the Aggregate Stock Merger Consideration, plus (iii) the aggregate of all Milestone Payments.

“Aggregate Stock Merger Consideration” means a number of shares of validly issued, fully paid and non-assessable Parent Common Stock, equal to (i) 62,500,000 (which represents the number of shares of Parent Common Stock to be issued to holders of Company Shares outstanding as of immediately prior to the Effective Time) multiplied by (ii) a fraction, the numerator of which is the total number of Fully Diluted Shares and the denominator of which is the total number of Fully Diluted Shares (excluding in the case of the denominator the aggregate number of Company Common Shares underlying the Company Options outstanding immediately prior to the Effective Time).

“Alternate Therapeutic Milestone Product” means a Milestone Product incorporating, constituting or containing an Alternate Therapeutic Product directed against a particular molecular target.  No Milestone Product that incorporates, constitutes or contains a DLL3 Product or any other product that is directed against DLL3 shall be an Alternate Therapeutic Milestone Product.

“Alternate Therapeutic Product” means any Company Product that is an antibody conjugated to a drug or a radioisotope (an “ADC”) that [***]

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None of Rova-T, SC-002 or any other products directed against DLL3 shall be an Alternative Therapeutic Product. [***]

“Alternative Proposal” means any inquiry, proposal or offer (whether or not conditioned and whether or not in writing) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company; (ii) sale, lease, contribution, license or other disposition, directly or indirectly, of any business or assets of the Company representing fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company; (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the voting power of the Company; (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns, or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the Company Capital Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the voting power of the Company; or (v) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

“Annual Holders’ Report” means a written report from an authorized officer of Parent or his or her designee on behalf of Parent, summarizing in reasonable detail  the current status of the development program, including the phase of development, whether studies are currently being undertaken, development activities during the previous fiscal year and planned for the next twelve (12) months, including

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anticipated Regulatory Approvals and other related information, for the Milestone Products by Parent and the Milestone Parties.

“BLA” or “Biologics License Application” means a biologics license application submitted under section 351(a) of the United States Public Health Service Act, 42 U.S.C. § 262(a), or substantially similar application or submission filed with a Regulatory Authority in a country or group of countries to obtain Regulatory Approval to commercialize a Milestone Product in that country or in that group of countries.

“Business Day” means any day ending at 11:59 P.M. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the County of New York.

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, consolidation, share exchange, scheme of arrangement, sale of stock or other equity interests, spin-off, split-off or licensing transaction), other than a Change in Control, pursuant to which a substantial portion of the Intellectual Property (including without limitation any data, marketing authorizations and applications for marketing authorization) and/or material in-licenses relating to any    [***]    Products are sold, assigned or transferred, directly or indirectly, including through sale of or license by, Parent or any of its Affiliates.

“Cash Oversubscription Amount” means the product of (i) the Per Share Cash Payment, multiplied by (ii) a fraction, the numerator of which is the Number of Stock Elections and the denominator of which is the Number of Cash Elections.

“Change in Control” means (a) a sale or other disposition of all or substantially all (which, for the purposes of this definition, shall mean at least fifty percent (50%)) of Parent’s assets on a consolidated basis as reported in Parent’s latest available annual or quarterly report filed with the SEC on Form 10-K or Form 10-Q (as applicable), (b) a merger, consolidation, share exchange or scheme of arrangement involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving entity but as a result of which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“CLIA” means the Clinical Laboratory Improvement Amendments administered by The Center for Medicare and Medicaid Services regarding laboratory testing performed on specimens from humans.

“Clinical Studies” means any study in which a biopharmaceutical product or device, whether approved or investigational, is administered, dispensed to, or used, and which involves one or more human subjects, including for clarity any phase I clinical study, Phase II Clinical Study, Phase III Clinical Study or Registration-Directed Study.

“Companion Diagnostic” means an in vitro diagnostic or laboratory developed test that provides information that is essential for the safe and effective use of any Company Product.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Closing Certificate” means a certificate signed by the Chief Executive Officer of the Company certifying on behalf of the Company as to the matters set forth in Sections 8.2(a) and 8.2(b).

“Company Common Shares” means shares of Company Common Stock, including shares subject to vesting or repurchase restrictions; provided that any early stock option exercise restricted stock of the Company that is not vested as of the Effective Time shall not be treated as a Company Common Share, and shall instead be treated in a manner consistent with a Company Option for purposes of this Agreement, including Section 5.2(a).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Fundamental Representations” means the Company’s representations and warranties set forth in the first sentence of Section 6.1(a)(i), Section 6.1(b)(i), Section 6.1(c)(i), and Section 6.1(v).

“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiary or exclusively licensed or sublicensed with respect to any field or territory to the Company or its Subsidiary.

“Company Material Adverse Effect” means any change, event, occurrence or development that has a material adverse effect on the financial condition, assets, business or results of operations of the Company and its Subsidiary, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect:

(A)          general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the economy generally;

(B)          conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets, including (x) changes in interest rates, (y) changes in exchange rates for the currencies of any country or international body, and (z) any suspension in trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market, in each case in the United States or any other country or region in the world;

(C)          any conditions (or changes in such conditions) generally affecting companies operating in the healthcare or pharmaceutical industries;

(D)          any failure by the Company or its Subsidiary to meet any internal budgets, projections, forecasts, estimates, plans or predictions for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure that is not otherwise excluded from being taken into account by clauses (A) through (C) and (E) through (J) of this definition has resulted in a Company Material Adverse Effect);

(E)           the execution and delivery of this Agreement or the disclosure, pendency or consummation of this Agreement or the transactions contemplated herein, including the impact thereof on the relationships, contractual or otherwise, of the Company or its Subsidiary with their respective officers, directors, employees, independent contractors or business partners or with any other third party (provided that this clause (E) shall not apply to the representations and warranties made by the Company in Section 6.1(d));

(F)           any changes or proposed changes in GAAP or in Laws applicable to the Company or its Subsidiary or the enforcement or interpretation thereof (provided that this clause (F) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from a failure to comply with GAAP or Laws applicable to the Company or its Subsidiary or the enforcement or interpretation thereof);

(G)          any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such conditions, hostilities, acts of war, sabotage, terrorism or military actions threatened or underway;

(H)          any change resulting from or arising out of a hurricane, tornado, earthquake, flood or other natural disaster or force majeure event;

(I)            any action expressly required to be taken pursuant to this Agreement or taken with the written consent of Parent, Merger Sub I or Merger Sub II; or

(J)            any matter disclosed in the Company Disclosure Letter, where the applicability of such disclosure as an exception to a particular provision of this Agreement is reasonably apparent;

except, in the case of any of clause (A), (B), (C), (F) or (G) of this definition, to the extent that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiary, taken as a whole, relative to the adverse effect that such changes have on other clinical or developmental stage pharmaceutical businesses (in which case only such incremental disproportionate impact may be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (A) through (J) of this definition).

“Company Option” means each outstanding stock option granted under the Company Stock Plan.

“Company Option Holder” means each holder of Company Options.

“Company Preferred Shares” means shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, collectively.

“Company Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, collectively.

“Company Product” means any product that incorporates, constitutes or contains any antibody drug conjugate, including Rova-T, or other compound owned or controlled by the Company or its Subsidiary (in each case, by itself or in combination with or part of any other medicine, drug, compound, product or other therapeutic agent), in all forms, presentations, formulations and methods of administration, that is currently being researched, tested, developed, commercialized, manufactured, sold or otherwise distributed.

“Company Shares” means the Company Common Shares and the Company Preferred Shares, collectively.

“Company Stock Plan” means the Company’s 2011 Equity Incentive Plan.

“Company Transaction Expenses” means all fees and expenses payable by or on behalf of the Company or its Subsidiary to any attorneys, accountants, investment bankers, financial advisors or other third parties for services performed in connection with the transactions contemplated by this Agreement outstanding as of the Closing or payable after the Closing.

“Complementary Diagnostic” means an in vitro diagnostic or laboratory developed test other than a Companion Diagnostic that is included in the approved labeling for a Company Product to identify patients who might benefit from the product.

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“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 13, 2016, between Parent and the Company.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

“Default Cash Election Amount” means an amount in cash equal to the sum of (i) the Per Share Cash Payment, plus (ii) the Per Share Stock Amount.

“Default Stock Election Amount” means an amount equal to the sum of (i) the Per Share Stock Consideration, plus (ii) the number of shares of validly issued, fully paid and non-assessable Parent Common Stock equal to the quotient of (x) the Per Share Cash Payment, divided by (y) the Parent Trading Price.

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“DLL3” means the antigen delta-like protein 3, which is the target of Rova-T and SC-002.

“DLL3 Product” means any of (i) Rova-T, (ii) SC-002 or (iii) [***]

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Environmental Law” means any federal, state or local statute, law or regulation addressing the protection of the environment or the handling, use or disposal of any Hazardous Substance.

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Annex E.

“Escrow Amount” means $300,000,000.

“Escrow Fund Shortfall Amount” means the amount, if any, by which the amount paid to the Escrow Agent by the Company at the Closing pursuant to Section 5.4(b)(i) is less than the Escrow Amount.

“Escrow Release Amount” means, collectively, the amounts distributed from the Escrow Fund to the Holders pursuant to Section 9.7(k) and the Escrow Agreement.

“Escrow Termination Date” means the date that is the eighteen (18)-month anniversary of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“First Alternate Therapeutic POC Product” means any Alternate Therapeutic Milestone Product that was incorporated or contained in, or that constituted, the Alternate Therapeutic Milestone Product that triggered the achievement of the First Alternate Therapeutic Product  POC Achievement.

“First Line Treatment” means, with respect to a DLL3 Product for SCLC in the United States, that such DLL3 Product has received Regulatory Approval in the United States (a) for use for the treatment of SCLC in patients who have not previously been treated with any alternate systemic therapy for SCLC, and (b) for administration either (i) alone or (ii) with one or more other pharmaceutical products either (A) concurrently with such other pharmaceutical products or (B) as a single sequential treatment regimen without the use of the DLL3 Product in such regimen being subject to any determination following administration of another pharmaceutical product in such regimen as to the nature of the response or disease progression.  For clarity, any Regulatory Approval that (a) requires that a patient have failed, or is otherwise tied to a patient’s response to, another Systemic Therapy or (b) that is limited to a subset of the SCLC patient population (other than patients with tumors expressing DLL3), is not a First Line Treatment.  For further clarity, an exception to clause (B) above is that any Regulatory Approval of a DLL3 Product for SCLC for extended dosing or maintenance after achievement of stable disease or better after induction chemotherapy, in patients who have not previously been treated with any other alternate Systemic Therapy for SCLC, is a First Line Treatment.

“Forfeited Unvested Option Amount” means the aggregate portion of the following payments that would be reallocated to Stockholders in respect of their shares of Company Capital Stock pursuant to Section 5.2(a)(iii)(B), assuming for this purpose that, immediately following the Effective Time, all Unvested Company Options are forfeited prior to vesting: (i) the portion of all Milestone Payments payable to holders of Unvested Company Options (assuming that all Milestone Payments are made in full); (ii) the amount deposited into the Escrow Fund and payable to holders of Unvested Company Options (assuming for this purpose that the entirety of such amount is released to the Holders), and (iii) the portion of the Stockholder Representative Expenses Holdback Amount payable to holders of Unvested Company Options (assuming for this purpose that the entire Stockholder Representative Expenses Holdback Amount is released to the Holders).

“Fully Diluted Shares” means the sum of (x) the aggregate number of Company Shares (other than the Company Shares referred to in clause (1) of Section 5.1(a)) issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, Company Shares issued pursuant to the exercise of the Warrants in accordance with Section 5.2(b)), plus (y) the aggregate number of Company Common Shares underlying the Company Options outstanding immediately prior to the Effective Time; provided that, with respect to the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, the number of Company Shares that will be taken into account in determining the aggregate number of Company Shares issued and outstanding as of such time shall be the number of shares of Company Common Stock that would be issuable upon the conversion of all such shares of Company Preferred Stock into Company Common Stock pursuant to the Company’s certificate of incorporation if such conversion were to occur as of such time.

“Future Payment Date” means the date on which any Future Payment is required to be made by Parent or a Milestone Party in accordance with this Agreement.

“Future Payments” means, in each case, when, if and to the extent payable hereunder and without duplication, (i) each of the Milestone Payments (together with any Milestone Interest in respect of late Milestone Payments due and payable in accordance with Section 7.13(c)), and (ii) the Escrow Release Amounts.

“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, including the FDA, the EMA and any other national or supranational governmental authority with responsibility for granting any license, registration or approval necessary to lawfully market any Company Product or Parent Product, as applicable.

“Hazardous Substance” means any substance that is listed or classified as a hazardous substance, hazardous waste or pollutant pursuant to any Environmental Law.

“Healthcare Laws” means: (A) the FDCA; (B) the PHSA; (C) federal Medicare and Medicaid statutes and related state or local statutes; (D) state or provincial formulary and drug pricing statutes; (E) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which (1) in the case of the Company, material quantities of any of the Company Products are intended by the Company to be sold or (2) in the case of Parent, material quantities of any of the Parent Products are sold; (F) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), False Claims Act (42 U.S.C. § 1320a-7b(a)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil monetary penalties law (42 U.S.C. § 1320a-7a), all criminal laws relating to health care fraud and abuse, including 18 U.S.C. Sections 286 and 287, Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state or provincial Laws); (G) state or provincial licensing, disclosure and reporting requirements; and (H) the rules and regulations promulgated pursuant to all such applicable Laws.

“Holders” means Stockholders and Company Option Holders, collectively.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person issued or assumed as the deferred purchase price of assets, services or securities (other than (1) current trade liabilities and (2) the Company Transaction Expenses), (D) all lease obligations of such Person for real or personal property required under GAAP to be capitalized on the books and records of such Person, (E) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (F) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon, (G) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, and (H) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.

“Infringe” shall mean infringe (directly, contributorily, by inducement or otherwise), misappropriate, dilute, or otherwise violate any Intellectual Property, and such term includes the conjugated forms of each of the foregoing, as applicable.

“Intellectual Property” means all intellectual property and other proprietary rights of any kind or nature, in any jurisdiction worldwide, whether registered or unregistered, whether protected, created or arising under any Law, including the following: (i) trademarks, service marks, corporate names, certification marks, collective marks, Internet domain names, logos, slogans, product configuration rights, business symbols, brand names, certification marks, trade dress, trade names, service names, and other indicia of source or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) patents and applications therefor and filings made pursuant to the Patent Cooperation Treaty, provisional applications, substitutions, divisionals, continuations, continuations-in part, supplementary protection certificates, converted provisional applications, continued prosecution applications and renewal applications, and including renewals, re-examinations, extensions and reissues and all letters of patent granted with respect to any of the foregoing (collectively, “Patent Rights”); (iii) Trade Secrets and Know-How; (iv) copyrights, rights in databases and data collections, including rights in all published and unpublished works of authorship and the registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all rights, benefits, and priorities afforded under applicable Law with respect to any of the foregoing.

“IT Assets” means computers, computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge of Parent” means, with respect to a subject matter,  collectively, the actual knowledge of any individual holding the position of “Vice President, Legal - Litigation, Compliance & Regulatory” of Parent, together with the knowledge such individual would reasonably be expected to have after making reasonable inquiry regarding such subject matter.

“Knowledge of the Company” means, with respect to a subject matter, collectively, the actual knowledge of any of the following individuals:  Brian Slingerland, Scott Dylla, James Strawbridge, Daniel Reiner, Stanford Peng, Robert Garnick and, solely with respect to matters related to Intellectual Property, Christopher Dayton, together with the knowledge any of such individuals would reasonably be expected to have after making reasonable inquiry regarding such subject matter (it being understood that, with respect to matters related to Intellectual Property, such reasonable inquiry does not require the Company or any of the foregoing individuals to perform any patent clearance searches, seek any patent freedom-to-operate or other legal opinions or otherwise conduct any additional investigations with respect to third party patents or the infringement of any patent).

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request.  This text has been seperately filed with the SEC.

“Law” means any U.S. or non-U.S. federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction or decree of any Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Losses” means such losses, liabilities, damages, settlements, costs and expenses (including reasonable attorneys’ fees and expenses) as have actually been suffered, incurred or paid by any Indemnified Party, including reasonable attorneys’ fees and expenses actually paid in connection with the defense of a Third Party Claim prior to its receipt of the notice contemplated by Section 9.5(c).

“Major Medical Practice Guidelines” means, with respect to the United States, the National Comprehensive Cancer Network Clinical Practice Guidelines in Oncology, or any replacement or successor thereto.

“Milestone Parties” means, with respect to any Milestone Product, Parent or its Affiliates and any of their respective licensees, successors or assignees of the rights to develop and commercialize such Milestone Product, as applicable.

“Milestone Product” means any product that incorporates, constitutes or contains a    [***]    Product (including the DLL3 Products) or any Alternate Therapeutic Product.

“Net Trade Sales” means, with respect to a Milestone Product for any period, the total amount of “Net Sales” of such Milestone Product during such period by a Milestone Party to any Person (including sublicensees and distributors) other than any other Milestone Party (except where such Milestone Party is an end-user), calculated in accordance with the standard internal policies and procedures of a Milestone Party or its Affiliates, which must be in accordance with GAAP.  To the extent any deduction is not specific to a Milestone Product and applies to the Milestone Product as well as any other products of a Milestone Party, all such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Milestone Product and other products of each Milestone Party such that the Milestone Product does not bear a disproportionate portion of such deductions.

If any Milestone Product is sold in the form of a product containing (or packaged with) a DLL3 Product or one or more Alternate Therapeutic Products (the “Sonoma Compounds”) and one or more other active pharmaceutical ingredients (a “Combination Product”), the Net Trade Sales of such Milestone Product  shall be determined as follows: first, Parent shall determine the actual Net Trade Sales of such Combination Product (calculated using the conventions specified in this definition of Net Trade Sales, as set forth above) and then (i) such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Sonoma Compounds, if sold separately, and B is the total invoice price of the other active pharmaceutical ingredient(s)

in the Combination Product, if sold separately, or (ii) if all the Sonoma Compounds are sold separately but any of the other active pharmaceutical ingredient(s) in the Combination Product are sold separately, Net Trade Sales shall be calculated by multiplying actual Net Trade Sales of such Combination Product (calculated using the conventions specified in this definition of Net Trade Sales, as set forth above) by the fraction A/C, where A is the invoice price of such Sonoma Compounds, and C is the invoice price of the Combination Product; in each case of clause (i) or (ii), in the same country as the Combination Product during the applicable reporting period or, if sales of both such Sonoma Compounds sold separately and the other active pharmaceutical ingredients in the Combination Product did not occur during the applicable reporting period, then the respective invoice prices during the most recent reporting period in which sales of both occurred in the same country as the Combination Product described above.  If neither all such Sonoma Compounds nor all such other active pharmaceutical ingredients in the Combination Product are sold separately in the same country as the Combination Product, the adjustment to Net Trade Sales shall be determined by Parent and the Stockholder Representative in good faith to reasonably reflect the proportion of the Net Trade Sales of such Combination Product that is attributable to such Sonoma Compounds, taking into account, as applicable, variations in potency, the relative contribution of each therapeutically active ingredient, and the relative value to the end user of each therapeutically active ingredient.

“Number of Cash Elections” means the aggregate number of Company Shares for which the Cash Election has been made and not been revoked pursuant to Section 5.5(b).

“Number of Standard Elections” means the aggregate number of Company Shares for which the Standard Election has been made (or deemed to have been made) and not been revoked pursuant to Section 5.5(b).

“Number of Stock Elections” means the aggregate number of Company Shares for which the Stock Election has been made and not been revoked pursuant to Section 5.5(b).

“Option Conversion Ratio” means (1) the Default Cash Election Amount, divided by (2) the Parent Trading Price.

“Parent Benefit Plans” means any benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Parent or any of its Subsidiaries and current or former directors of Parent or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, employment, consulting, independent contractor, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, programs, policies and arrangements.

“Parent Closing Certificate” means a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent certifying on behalf of Parent, Merger Sub I and Merger Sub II as to the matters set forth in Sections 8.3(a) and 8.3(b).

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Common Stock Tax Price” means $61.420, representing the per share closing price of Parent Common Stock as reported on the Parent Stock Exchange at the close of business on the trading day immediately prior to the date of this Agreement.

“Parent Fundamental Representations” means Parent’s representations and warranties set forth in the first sentence of Section 6.2(a), Section 6.2(b)(i), Section 6.2(c), Section 6.2(l), and Section 6.2(n).

“Parent Material Adverse Effect” means any change, event, occurrence or development that has a material adverse effect on the financial condition, assets, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been, is or would be a Parent Material Adverse Effect:

(A)          general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the economy generally;

(B)          conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets, including (x) changes in interest rates, (y) changes in exchange rates for the currencies of any country or international body, and (z) any suspension in trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market, in each case in the United States or any other country or region in the world;

(C)          any conditions (or changes in such conditions) generally affecting companies operating in the healthcare or pharmaceutical industries;

(D)          any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts, estimates, plans or predictions for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure that is not otherwise excluded from being taken into account by clauses (A) through (C) and (E) through (I) has resulted in a Parent Material Adverse Effect);

(E)           the execution and delivery of this Agreement or the disclosure, pendency or consummation of this Agreement or the transactions contemplated herein, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with their respective officers, directors, employees, independent contractors or business partners or with any other third party (provided that this clause (E) shall not apply to the representations and warranties made by Parent in Section 6.2(d));

(F)           any changes or proposed changes in GAAP or in Laws applicable to Parent or any of its Subsidiaries or the enforcement or interpretation thereof (provided that this clause (F) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from a failure to comply with GAAP or Laws applicable to Parent or its Subsidiaries or the enforcement or interpretation thereof);

(G)          any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such conditions, hostilities, acts of war, sabotage, terrorism or military actions threatened or underway;

(H)          any change resulting from or arising out of a hurricane, tornado, earthquake, flood or other natural disaster or force majeure event; or

(I)            any action expressly required to be taken pursuant to this Agreement or taken with the written consent of the Company;

except, in the case of any of clause (A), (B), (C), (F) or (G) of this definition, to the extent that such changes in conditions have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other pharmaceutical businesses (in which case only such incremental disproportionate impact may be taken into account in determining whether there has been, is or would be a Parent Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (A) through (I) of this definition).

“Parent Product” means any product that incorporates, constitutes or contains any compound owned or controlled by Parent or any of its Subsidiaries (in each case, by itself or in combination with or part of any other medicine, drug, compound, product or other therapeutic agent) in all forms, presentations, formulations and methods of administration, whether currently being researched, tested, developed, commercialized, manufactured, sold or otherwise distributed, as determined as of the Closing Date.

“Parent Stock Exchange” means the New York Stock Exchange.

“Parent Stock Price” means $60.664.

“Parent Trading Price” means the average of the closing prices per share of Parent Common Stock on the Parent Stock Exchange (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, as reported in another authoritative source mutually agreed by the Company and Parent) for the five (5) full trading days ending on the second (2nd) business day prior to the Closing Date.  For all purposes of this Agreement, the Parent Trading Price shall be calculated to the nearest one-hundredth of one cent.

“Per Company Option Closing Payment” means, with respect to each share of Company Common Stock subject to a Company Option, an amount in cash equal to (i) the Per Share Cash Payment, plus (ii) the Per Share Stock Amount, minus (iii) the exercise price for a Company Common Share underlying the Company Option immediately prior to the Effective Time.

“Per Company Option Merger Consideration” means, with respect to each share of Company Common Stock subject to a Company Option, an amount in cash equal to the sum of (i) the Per Company Option Closing Payment, plus (ii) each Per Share Milestone Payment, plus (iii) the Per Share Holdback Distribution Amount, plus (iv) each Per Share Escrow Release Amount.

“Per Share Cash Election Consideration” means either (a) if the Unprorated Aggregate Stock Consideration is equal to or greater than the Aggregate Stock Merger Consideration, the Default Cash Election Amount or (b) if the Unprorated Aggregate Stock Consideration is less than the Aggregate Stock Merger Consideration, (i) an amount in cash equal to the sum of (x) the Per Share Cash Payment, plus (y) the Cash Oversubscription Amount and (ii) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to (x) the Per Share Stock Consideration, minus (y) the quotient of (1) the Cash Oversubscription Amount, divided by (2) the Parent Trading Price.

“Per Share Cash Payment” means an amount in cash equal to the quotient of (i) the sum of (x) the Aggregate Closing Cash Payment and (y) the Aggregate Company Option Exercise Price, divided by (ii) the total number of Fully Diluted Shares.

“Per Share Closing Consideration” means the Per Share Standard Election Consideration, the Per Share Stock Election Consideration or the Per Share Cash Election Consideration, as applicable.

“Per Share Escrow Release Amount” means, with respect to each Escrow Release Amount, an amount in cash equal to the quotient of (i) the aggregate amount so released from the Escrow Fund to be paid to the Holders, divided by (ii) the total number of Fully Diluted Shares.

“Per Share Holdback Distribution Amount” means an amount in cash equal to the quotient of (i) the Holdback Distribution Amount, if any, divided by (ii) the total number of Fully Diluted Shares.

“Per Share Merger Consideration” means, with respect to each Company Share that is not an Excluded Share, the right to receive the Per Share Closing Consideration, each Per Share Milestone Payment, the Per Share Holdback Distribution Amount, and each Per Share Escrow Release Amount; provided that, with respect to each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, the Per Share Merger Consideration shall mean the right to receive the Per Share Closing Consideration, each Per Share Milestone Payment, the Per Share Holdback Distribution Amount, and each Per Share Escrow Release Amount, in each case, multiplied by the number of shares of Company Common Stock that would be issuable upon the conversion of such share of Company Preferred Stock into Company Common Stock pursuant to the Company’s certificate of incorporation if such conversion were to occur as of such time.

“Per Share Milestone Payment” means, with respect to any Milestone Payment, an amount in cash equal to the quotient of (i) the sum of (x) such Milestone Payment, plus (y) the amount of Milestone Interest due and payable in respect of each such Milestone Payment, if any, divided by (ii) the total number of Fully Diluted Shares.

“Per Share Standard Election Consideration” means an amount equal to the sum of (i) the Per Share Cash Payment, plus (ii) the Per Share Stock Consideration.

“Per Share Stock Amount” means an amount in cash equal to the product of (i) the Per Share Stock Consideration, multiplied by (ii) the Parent Trading Price.

“Per Share Stock Consideration” means, with respect to each Company Share that is not an Excluded Share, the right to receive the number of shares of validly issued, fully paid and non-assessable Parent Common Stock equal to the quotient of (i) the Aggregate Stock Merger Consideration, divided by (ii) the total number of Fully Diluted Shares.

“Per Share Stock Election Consideration” means either (a) if the Unprorated Aggregate Stock Consideration is equal to or less than the Aggregate Stock Merger Consideration, the Default Stock Election Amount or (b) if the Unprorated Aggregate Stock Consideration is greater than the Aggregate Stock Merger Consideration, (i) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the sum of (x) the Per Share Stock Consideration, plus (y) the Stock Oversubscription Amount, and (ii) an amount in cash equal to (x) the Per Share Cash Payment, minus (y) the product of (1) the Stock Oversubscription Amount, multiplied by (2) the Parent Trading Price.

“Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions and that are not reasonably likely to materially interfere with the use, value or marketability of the affected property in the operation of the Company’s business (but excluding any Lien for Taxes or vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens), (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, or (E) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries.

“Permitted Transfer” means a transfer of the right to receive Milestone Payments: (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the right to receive Milestone Payments is to be passed to beneficiaries upon the death of the trustee; (c) by gift or transfer to a trust or other estate planning device put in place by a Holder for estate planning purposes; (d) pursuant to a court order; (e) by operation of Law (including by consolidation or merger); or (f) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Phase II Clinical Study” means a clinical study as defined in 21 C.F.R. § 312.21(b), or, with respect to any other country or jurisdiction, the equivalent of such a clinical study in such other country or jurisdiction.

“Phase III Clinical Study” means a clinical study as defined in 21 C.F.R. § 312.21(c), or, with respect to any other country or jurisdiction, the equivalent of such a clinical study in such other country or jurisdiction.

“POC Achievement” means, with respect to any Alternate Therapeutic Product, either (i) the acceptance by the FDA of a BLA submitted by a Milestone Party, or (ii) receipt by a Milestone Party of meeting minutes from the FDA, whether from an end of Phase II Clinical Study meeting pursuant to 21 C.F.R. § 312.47(b) or other meeting with any such Regulatory Authority (“Meeting Minutes”) in which the FDA indicates in writing that (A) the next proposed Clinical Study for such Alternate Therapeutic Product would qualify as a Registration-Directed Study if its primary endpoints are met or (B) such Milestone Party may file an application for Regulatory Approval based on the Clinical Studies completed to date.

“Pro Rata Share” means, with respect to any Holder, the quotient of (a) the number of Fully Diluted Shares owned by such Holder immediately prior to the Effective Time, divided by (b) the total number of Fully Diluted Shares.

“Registered Intellectual Property” means all Intellectual Property that is registered or filed under the authority of, with or by any Governmental Entity in any jurisdiction, including pending applications for any of the foregoing.

“Registration-Directed Study” means a Clinical Study (whether or not designated a Phase III Clinical Study) for a product (i) the results of which, together with prior data and information concerning such product, are intended to establish that such product is safe and effective for its intended use; and (ii) forms the primary basis (alone or with one or more additional Registration-Directed Studies) of an effectiveness claim in support of an initial Regulatory Approval for such product in the United States.

“Regulatory Approval” means, with respect to a Milestone Product and a country or other jurisdiction, any and all approvals (including a BLA with full or accelerated approval), whether such approval is full, accelerated, conditional or otherwise, licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market such Milestone Product in such country or other jurisdiction, including approval of product labeling.

“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other Governmental Entity having authority in any country or region to control the development, manufacture, marketing, pricing or sale of a biopharmaceutical product, including the FDA and the EMA.

“Related Alternate Therapeutic Milestone Product” means, with respect to any Alternate Therapeutic Milestone Product, any other Alternate Therapeutic Milestone Product incorporating, constituting or containing an Alternate Therapeutic Product that was incorporated or contained in, or that constituted, such Alternate Therapeutic Milestone Product.

“Representatives” means, with respect to any Person, the directors, officers, employees, agents, attorneys, accountants, bankers and other advisors or representatives of such Person.

“Required Stockholder Approval” means the affirmative vote or written consent of the holders of at least a majority of votes represented by (i) all outstanding shares of Company Capital Stock entitled to vote on the adoption of this Agreement voting or acting together as a single class on an as-converted basis, (ii) all outstanding shares of Company Preferred Stock entitled to vote on the adoption of this Agreement voting or acting together as a single class on an as-converted basis, (iii) all outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement voting or acting together as a single class, and (iv) all outstanding shares of each series of

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request.  This text has been seperately filed with the SEC.

Company Preferred Stock entitled to vote on the adoption of this Agreement, in each case voting or acting together as separate series.

“Rova-T” means the antibody drug conjugate “rovalpituzumab tesirine,” as further described in Annex D.

“SC-002” means that certain anti-DLL3 antibody drug conjugate known as “SC-002”, which consists of the same parental antibody (SC16) as Rova-T and that (a) is conjugated to a PBD payload [***]

“SCLC” means extensive-stage small cell lung cancer.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“Second Alternate Therapeutic POC Product” means any Alternate Therapeutic Milestone Product that was incorporated or contained in, or that constituted, the Alternate Therapeutic Milestone Product(s) that triggered the achievement of the Second Alternate Therapeutic Product  POC Achievement.

“Securities Act” means the Securities Act of 1933.

“Series A Preferred Stock” means (i) the Series A-1 Preferred Stock, par value $0.001 per share, of the Company and (ii) the Series A-2 Preferred Stock, par value $0.001 per share, of the Company, collectively.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Series E Preferred Stock” means the Series E Preferred Stock, par value $0.001 per share, of the Company.

“Series F Preferred Stock” means (i) the Series F-1 Preferred Stock, par value $0.001 per share, of the Company and (ii) the Series F-2 Preferred Stock, par value $0.001 per share, of the Company, collectively.

“Series G Preferred Stock” means the Series G Preferred Stock, par value $0.001 per share, of the Company.

“Software” means software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including application programming interfaces, and algorithms.

“Spreadsheet” means a spreadsheet which shall be certified as complete and correct by the Chief Executive Officer of the Company on behalf of the Company, and which shall be in a form to be agreed upon by Parent and the Company, which shall include, as of the Effective Time, (i) the names of all Holders, (ii) the number and type of Company Shares (including, for the avoidance of doubt, Company Shares issued pursuant to the exercise of the Warrants in accordance with Section 5.2(b)) held by each Stockholder, (iii) the number of Company Options held by each Holder, (iv) the Pro Rata Share applicable to each Holder in respect of such Holder’s Company Shares and/or Company Options, (v) the aggregate portion of the Aggregate Closing Cash Payment to be paid to each Holder in respect of Company Shares, (vi) the aggregate portion of the Aggregate Stock Merger Consideration to be paid to each Holder in respect of Company Shares, (vii) the aggregate Per Company Option Closing Payments to be paid to each Holder in respect of Company Options, (viii) the aggregate Per Share Milestone Payments to be paid to each Holder in respect of each Milestone Payment, if any, (ix) the portion of the Stockholder Representative Expenses Holdback Amount to be deposited with the Stockholder Representative on behalf of each Holder in respect of such Company Shares and/or Company Options, and (x) the portion of the Escrow Amount to be deposited with the Escrow Agent on behalf of each Holder in respect of such Company Shares and/or Company Options.

“Standard Software” means Software that is generally commercially available and licensed pursuant to a standard form agreements.

“Stock Oversubscription Amount” means the product of (i) the Per Share Stock Consideration, multiplied by (ii) a fraction, the numerator of which is the Number of Cash Elections and the denominator of which is the Number of Stock Elections.

“Stockholder” means a record holder of Company Shares.

“Stockholder Representative Expenses Holdback Amount” means $7,500,000.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide Alternative Proposal (with references to fifteen percent (15%) being deemed to be replaced with references to fifty percent (50%)), which the board of directors of the Company has determined in good faith, after consultation with its outside legal counsel and its financial advisors, to be more favorable to the Stockholders from a financial point of view than the Merger.

“Systemic Therapy” means any treatment using substances that travel through the bloodstream, reaching and affecting cells all over the body.  For clarity, surgery, thoracic and cranial irradiation are not considered Systemic Therapy.

“Tax” includes all U.S. and non-U.S. federal, state and local income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Tax Value of the Cash Consideration” means an amount equal to the sum of (i) the aggregate portion of the Aggregate Closing Cash Payment payable to Stockholders in respect of their shares of Company Capital Stock, plus (ii) the aggregate portion of all Milestone Payments payable to Stockholders in respect of their shares of Company Capital Stock (assuming for this purpose that all Milestones have been achieved), plus (iii) the aggregate portion of the amount deposited into the Escrow Fund and payable to Stockholders in respect of their shares of Company Capital Stock (assuming for this purpose that the entirety of such amount is released to the Holders), plus (iv) the aggregate portion of the Stockholder Representative Expenses Holdback Amount payable to Stockholders in respect of their shares of Company Capital Stock (assuming for this purpose that the entire Stockholder Representative Expenses Holdback Amount is released to the Holders), plus (v) the Forfeited Unvested Option Amount.

“Tax Value of the Stock Consideration” means an amount equal to the product of (i) the Aggregate Closing Stock Consideration multiplied by (ii) Parent Common Stock Tax Price.

“Third Alternate Therapeutic POC Product” means any Alternate Therapeutic Milestone Product that was incorporated or contained in, or that constituted, the Alternate Therapeutic Milestone Product(s) that triggered the achievement of the Third Alternate Therapeutic Product  POC Achievement.

“Threshold Percentage” means the quotient of (i) the Tax Value of the Stock Consideration divided by (ii) the sum of (A) the Tax Value of the Cash Consideration plus (B) the Tax Value of the Stock Consideration.

“Trade Secrets and Know-How” means trade secrets and proprietary rights in any of the following:  information, know-how, methods, inventions, discoveries, compositions, formulations, formulae, drawings, prototypes, models, practices, procedures, processes, schematics, knowledge, technology, techniques, designs, Software, documents, apparatus, results, strategies, regulatory documentation and submissions, and information made in filings with any Governmental Entity or patent office, data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), customer lists and supplier lists, databases, data collections, data sets, curated data content, and data layers, devices, assays, specifications, physical, chemical and biological materials and compounds, compound libraries, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, in each case of the foregoing, whether or not patentable or meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar Laws in any jurisdiction.

“Unprorated Aggregate Stock Consideration” means a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the sum of (i) the Number of Standard Elections multiplied by the Per Share Stock Consideration, plus (ii) the Number of Stock Elections multiplied by the Default Stock Election Amount.

“Warrant” means each outstanding warrant to purchase (i) Company Common Shares, or (ii) shares of Series B Preferred Stock, in each case that is outstanding immediately prior to the Effective Time, whether then exercisable or vested.

“Written Consent” means the written consent executed by the Voting Stockholders with respect to all Company Shares held of record by such Stockholders, in the form attached hereto as Annex B.

1.2          Additional Definitions.  For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
280G Stockholder Approval	7.2(h)
Acquiror	7.14(a)(i)
Advisory Committee	11.4(c)
Agreement	Preamble
Balance Sheet Date	6.1(e)(i)
Cash Election	5.5(b)(ii)
Certificate	5.1(a)
CGCL	Recitals
Charges	11.4(a)
Claim Amount	9.5(a)

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request.  This text has been seperately filed with the SEC.

Claim Basis	9.5(a)
Claim Investigation Period	9.7(c)
Claim Notice	9.7(a)
Closing	2.2
Closing Date	2.2
Closing Payment Fund	3.2(d)
Closing Statement	7.9(a)
Code	Recitals
Combination Product	1.1
Company	Preamble
Company Balance Sheet	6.1(e)(i)
Company Benefit Plans	6.1(h)(i)
Company Disclosure Letter	6.1
Company Indemnified Parties	7.6(a)
Company IP Contracts	6.1(q)(vi)
Company Leased Real Property	6.1(m)
Company Material Contract	6.1(l)(i)
Company Real Property Leases	6.1(m)
Company Regulatory Agency	6.1(k)(i)
Company Regulatory Permits	6.1(k)(i)
Confidential Communications	11.5(c)
Continuing Employee	7.5(a)
D&O Insurance	7.6(d)
Deductible Amount	9.3(c)
Defense Determination Period	9.5(c)
De Minimis Amount	9.3(c)
DGCL	Recitals
DLLCA	Recitals
[***]	[***]
Direct Claim	9.5(a)
Direct Claim Notice	9.5(a)
Dispute	9.7(d)
Dispute Negotiation Period	9.7(h)
Dispute Notice	9.7(d)
Dissenting Stockholders	5.1(a)
Double Trigger Vesting	5.2(a)(iii)(A)
Effective Time	2.3(a)
Election	5.5(b)
Election Deadline	5.5(b)(iii)
Election Form	5.5(b)(i)
ERISA	6.1(h)(i)
Escrow Agent	9.2
Escrow Fund	9.2
Escrow Release Amount Forfeiture	9.7(l)
Estimated Forecast Statement	5.3(c)

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request.  This text has been seperately filed with the SEC.

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Excluded Shares	5.1(a)
FDCA	6.1(k)(i)
Final Judgment	9.7(i)
Financial Statements	6.1(e)(i)
Financing	7.15(a)
First Alternate Therapeutic POC Achievement	5.3(a)(ii)
First Delaware Certificate of Merger	2.3(a)
Fractional Share Cash Amount	5.1(f)
Future Payment Fund	5.5(a)
GAAP	6.1(e)(i)
Governing Documents	4.2(a)
Government Antitrust Entity	7.2(d)
Holdback Distribution Amount	11.4(a)
Holdback Distribution Amount Forfeiture	11.4(a)
Indemnified Parties	9.3(a)
Indemnified Party Claim	9.7(b)
Information Statement	7.8
Initial Surviving Company	2.1(a)
Joint Escrow Notice	9.7(g)
Majority Holders	11.4(c)
Meeting Minutes	1.1
Merger	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Milestone	5.3(a)
Milestone Forfeiting Holder	5.3(g)
Milestone Interest	7.13(c)
Milestone Option Forfeiture	5.3(g)
Milestone Payment	5.3(a)
Milestone Share Waiver	5.3(g)
Milestone Waiving Holder	5.3(g)
Negotiated Resolution	9.7(h)
[***]	[***]
OFAC	6.1(j)(iii)
One Year Accelerated Vesting	5.2(a)(i)
Parent	Preamble
Parent Parties	11.5(a)
Parent SEC Documents	6.2(e)(i)
Patent Rights	1.1
Paying Agent	5.5(a)
Paying Agent Agreement	5.5(a)

Payment Funds	5.5(a)
Permits	6.1(j)(ii)
Personal Data	6.1(r)(i)
PHSA	6.1(k)(i)
Prohibited Person	6.1(j)(iii)
PTO	6.1(q)(ii)
Registered Company Intellectual Property	6.1(q)(i)
Reserve	9.7(b)
S&C	11.5(b)
Sarbanes-Oxley Act	6.2(e)(i)
Second Alternate Therapeutic POC Achievement	5.3(a)(iii)
Second Delaware Certificate of Merger	2.3(b)
Second Request	7.2(d)
Settlement	9.7(g)
Sonoma Compounds	1.1
Standard Election	5.5(b)(ii)
Stock Election	5.5(b)(ii)
Stockholder Parties	11.5(b)(i)
Stockholder Representative	Preamble
Subsequent Effective Time	2.3(b)
Subsequent Merger	2.1(b)
Surviving Company	2.1(b)
Takeover Statute	6.1(n)
Third Alternate Therapeutic POC Achievement	5.3(a)(iv)
Third Party Claim	9.5(b)
Third Party Claim Notice	9.5(b)
Unvested Company Option	5.2(a)(iii)(A)
Vested Company Option	5.2(a)(ii)
Voting Agreement	Recitals
Voting Stockholders	Recitals

1.3          Other Definitional Provisions.  Unless the context expressly otherwise requires:

(a)           the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e)           wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            the term “or” will not be deemed to be exclusive;

(g)           references herein to any gender include the other gender; and

(h)           any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

ARTICLE II

The Merger; Closing; Effective Time

2.1          The Mergers.

(a)           The Merger.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3(a)), Merger Sub I shall be merged with and into the Company and the separate corporate existence of Merger Sub I shall thereupon cease.  The Company shall be the Surviving Company in the Merger (the “Initial Surviving Company”), and the separate corporate existence of the Company shall continue unaffected by the Merger, except as set forth in Article IV.  The Merger shall have the effects specified in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub I shall vest in the Initial Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Initial Surviving Company.

(b)           The Subsequent Merger.  Immediately following the Merger, Parent shall cause the Initial Surviving Company to be merged with and into Merger Sub II (the “Subsequent Merger”) and the separate corporate existence of the Initial Surviving Company shall thereupon cease.  Merger Sub II shall be the surviving limited liability company in the Subsequent Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of Merger Sub II shall continue unaffected by the Subsequent Merger, except as set forth in Article IV.  The Subsequent Merger shall have the effects specified in the DLLCA and the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Subsequent Effective Time (as defined in Section 2.3(b)), all property, rights, privileges, immunities, powers and franchises of the Initial Surviving Company and Merger Sub II shall vest in the Surviving Company, and all debts, liabilities and duties of the Initial Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Surviving Company.

2.2          Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. (Eastern Time) on the date (the “Closing Date”) that is the second (2nd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

2.3          Effective Time.

(a)           The Merger.  As soon as practicable following the Closing, the parties hereto shall cause a Certificate of Merger (the “First Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL to effect the Merger.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the First Delaware Certificate of Merger (the “Effective Time”).

(b)           The Subsequent Merger.  Immediately following the Effective Time, Parent shall cause a Certificate of Merger (the “Second Delaware Certificate of Merger”) to be executed, acknowledged and duly filed by Merger Sub II with the Secretary of State of the State of Delaware as provided in Section 18-209 of the DLLCA to effect the Subsequent Merger.  The Subsequent Merger shall become effective immediately following the Effective Time (the “Subsequent Effective Time”) upon duly filing the Second Delaware Certificate of Merger with the Delaware Secretary of State on the Closing Date.

2.4          Tax Consequences.  For U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

ARTICLE III

Closing Deliveries and Actions

3.1          Deliveries and Actions by the Company at the Closing.  At or prior to the Closing:

(a)           the Company shall deliver, or cause to be delivered, to Parent the Company Closing Certificate;

(b)           the Company shall deliver, or cause to be delivered, to Parent the counterpart of the Paying Agent Agreement duly executed by the Company and the Paying Agent;

(c)           the Company shall deliver, or cause to be delivered, to Parent the counterpart of the Escrow Agreement duly executed by the Stockholder Representative;

(d)           the Company shall deliver, or cause to be delivered, to Parent the Spreadsheet completed to include all of the information specified in the definition thereof, together with a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

(e)           the Company shall deliver, or cause to be delivered, to Parent a properly executed statement satisfying the requirements of Treas. Reg. § 1.1445-2(c)(3) applicable for the Closing Date to the effect that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and the Company shall have delivered to the Internal Revenue Service the relevant notification required under Treas. Reg. § 1.897-2(h)(2);

(f)            pursuant to Section 5.4(b), the Company shall deliver to the Escrow Agent an amount equal to (i) all cash on hand of the Company as of the Closing Date minus (ii) the Company Transaction Expenses; and

(g)           the Company shall pay (or make provision for the payment of) the Company Transaction Expenses.

3.2          Deliveries and Actions by Parent at the Closing.  At or prior to the Closing:

(a)           Parent shall deliver, or cause to be delivered, to the Company the Parent Closing Certificate;

(b)           Parent shall deliver, or cause to be delivered, to the Company the counterpart of the Paying Agent Agreement duly executed by Parent;

(c)           Parent shall deliver, or cause to be delivered, to the Company the Escrow Agreement, duly executed by the Escrow Agent and Parent;

(d)           pursuant to Section 5.5(a), Parent shall deposit with the Paying Agent, for the benefit of the Stockholders, (i) an amount in cash equal to the sum of (x) the Aggregate Closing Cash Payment, plus (y) the aggregate Fractional Share Cash Amounts, minus (z) the Aggregate Company Option Closing Cash Amount, and (ii) the aggregate number of shares of Parent Common Stock constituting the Aggregate Closing Stock Consideration (collectively, the “Closing Payment Fund”);

(e)           pursuant to Section 5.4(a), Parent shall, on behalf of the Holders, pay to the Stockholder Representative the portion of the Aggregate Cash Merger Consideration equal to the Stockholder Representative Expenses Holdback Amount; and

(f)            pursuant to Section 5.4(b), Parent shall deliver to the Escrow Agent the Escrow Fund Shortfall Amount, if any.

ARTICLE IV

Governing Documents and Directors and Officers
of the Initial Surviving Company and the Surviving Company

4.1          Initial Surviving Company.

(a)           The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Initial Surviving Company until the consummation of the Subsequent Merger.

(b)           The parties hereto shall take all actions necessary so that the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Initial Surviving Company until the consummation of the Subsequent Merger.

(c)           The parties hereto shall take all actions necessary so that: (i) the directors of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Initial Surviving Company until the consummation of the Subsequent Merger and (ii) the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Initial Surviving Company until the consummation of the Subsequent Merger.

4.2          Surviving Company.

(a)           Upon the consummation of the Subsequent Merger, the certificate of formation and limited liability company agreement of Merger Sub II as in effect immediately prior to the Subsequent Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company (the “Governing Documents”), until duly amended in accordance with the applicable provisions of the DLLCA.

(b)           The parties hereto shall take all actions necessary so that the officers of the Initial Surviving Company immediately prior to the Subsequent Effective Time shall, from and after the Subsequent Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Governing Documents.

ARTICLE V

Effects of the Merger

5.1          Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company or any holder of any Company Capital Stock:

(a)           Conversion of Company Capital Stock.  Each Company Share issued and outstanding immediately prior to the Effective Time (other than (1) Company Shares owned by Parent, Merger Sub I, Merger Sub II or any other direct or indirect wholly owned Subsidiary of Parent, or Company Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (2) Company Shares that are owned by Stockholders (“Dissenting Stockholders”) who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL (the Company Shares referred to in clauses (1) and (2), the “Excluded Shares”)) shall be converted into the right to receive the Per Share Merger Consideration.  At the Effective Time, all of the Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Company Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.  With respect to the Per Share Closing Consideration component of the Per Share Merger Consideration, at the election of each Stockholder in accordance with the procedures set forth in Section 5.5(b), each Company Share shall represent the right to receive the following:

(i)            for each Company Share with respect to which the Standard Election has been made (or deemed to have been made) and not been revoked pursuant to Section 5.5(b), the Per Share Standard Election Consideration;

(ii)           for each Company Share with respect to which the Cash Election has been made and not been revoked pursuant to Section 5.5(b), the Per Share Cash Election Consideration; or

(iii)          for each Company Share with respect to which the Stock Election has been made and not been revoked pursuant to Section 5.5(b), the Per Share Stock Election Consideration.

(b)           Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 5.5(g).

(c)           Merger Sub I Common Stock.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Initial Surviving Company.  From and after the Effective Time, any and all certificates representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of shares of common stock of the Initial Surviving Company into which they were converted in accordance with the preceding sentence.

(d)           Merger Sub II LLC Interests.  At the Subsequent Effective Time, each share of common stock, par value $0.01 per share, of the Initial Surviving Company issued and outstanding immediately following the Effective Time shall be cancelled and cease to exist and no consideration shall be paid or payable in respect thereof, and (ii) each limited liability company interest of Merger Sub II shall be unaffected by the Subsequent Merger and shall remain outstanding as a limited liability company interest in the Surviving Company.

(e)           Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred (other than in connection with the Merger), then the Aggregate Stock Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 5.1(e) shall be construed to permit Parent to take any of the foregoing actions with respect to the Parent Common Stock to the extent otherwise prohibited by the terms of this Agreement, including Section 7.1(c).

(f)            No Fractional Shares.  Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued to the holders of Company Shares in connection with the Merger and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock.  Parent shall pay to each Holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates delivered by such holder), in lieu thereof and upon surrender thereof, an amount in cash (without interest) equal to the product obtained by multiplying (i) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled (after taking into account all Company Shares held by such holder immediately prior to the Effective Time) by (ii) the Parent Trading Price (the “Fractional Share Cash Amount”).

5.2          Treatment of Company Options and Warrants.

(a)           Company Options.

(i)            One Year Accelerated Vesting.  Immediately prior to the Effective Time, the vesting schedule applicable to each Company Option that is outstanding and unexercised and not vested shall be adjusted so that each vesting date that is scheduled to occur on or after the Effective Time shall accelerate by one year (the “One Year Accelerated Vesting”).

(ii)           Vested Company Options.  At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that is vested as of the Effective Time (after application of the One Year Accelerated Vesting and any vesting acceleration provisions set forth in the terms of such Company Option, if any) (each, a “Vested Company Option”) shall be cancelled and terminated at the Effective Time and the holder thereof shall be entitled, in full satisfaction of the rights of such holder with respect thereto, to receive with respect to each share of Company Common Stock subject to such Company Option an amount in cash equal to the Per Company Option Merger Consideration.  Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Surviving Company or its designee to pay to each holder of Vested Company Options a cash amount in immediately available funds equal to the aggregate Per Company Option Closing Payments payable with respect to the Vested Company Options held by such Holder through the payroll system of the Surviving Company.  Parent shall, or shall cause the Surviving Company, its designee or the Paying Agent to, deliver the applicable portion of each Future Payment to each such Holder in accordance with Section 5.5(a).

(iii)          Unvested Company Options.

(A)          At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that is not vested as of the Effective Time (after application of the One Year Accelerated Vesting and any vesting acceleration provisions set forth in the terms of such Company Option, if any) (each, an “Unvested Company Option”) shall, automatically and without any action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time and (y) the Option Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of Company Common Stock of such Unvested Company Option immediately prior to the Effective Time, divided by (2) the Option Conversion Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Unvested Company Options shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 409A of the Code; provided, further, that in the case of any Unvested Company Option to which Section 422 of the Code applies, if any, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.  Except as specifically provided above, following the Effective Time, each Unvested Company Option shall continue to be governed by the same terms (including vesting and exercisability terms) as were applicable to such Unvested Company Option immediately prior to the Effective Time, except to the extent such terms are rendered inoperative by reason of the Merger; provided that each Unvested Company Option shall vest in full on a termination of the Holder’s employment (x) involuntarily by the Holder’s employer without “Cause” (as such term is defined in Section 5.2(a) of the Company Disclosure Letter), (y) voluntarily by the Holder for “Good Reason” (as such term is defined in Section 5.2(a) of the Company Disclosure Letter) or (z) due to the Holder’s death or by the Holder’s employer due to disability, on or after the Effective Time (the “Double Trigger Vesting”).

(B)          Following the Effective Time, each holder of an Unvested Company Option (as converted in accordance with Section 5.2(a)(iii)(A)) shall be entitled, subject to such Unvested Company Option vesting, to receive with respect to each share of Company Common Stock subject to such Unvested Company Option an amount in cash equal to (i) each Per Share Milestone Payment, plus (ii) the Per Share Holdback Distribution Amount, plus (iii) each Per Share Escrow Release Amount, in each case in accordance with the terms of this Agreement.  If an Unvested Company Option is cancelled or forfeited prior to vesting, then the portion of each of (i) each Per Share Milestone Payment, (ii) the Per Share Holdback Distribution Amount, and (iii) each Per Share Escrow Release Amount that is attributable to such Unvested Company Option will be reallocated among the Holders in accordance with this Agreement.

(iv)          Notwithstanding anything to the contrary contained in this Agreement, no payment of any portion of the Per Company Option Merger Consideration will be paid with respect to a Company Option after the later of (x) the fifth (5th) anniversary of the Effective Time and (y) the latest time that payment of such amounts would not result in a tax on the Holder thereof under Section 409A of the Code.  Any payment of the Per Company Option Merger Consideration with respect to Company Options that is paid after the later of (x) the fifth (5th) anniversary of the Effective Time and (y) the latest time that payment of such amounts would not result in a tax on the Holder thereof under Section 409A of the Code will be reallocated to holders of Company Shares in accordance with their Pro Rata Share of such amounts (calculated excluding such Company Options).

(b)           Exercise of Warrants.  The Company shall take or cause to be taken all action necessary to cause, immediately prior to the Effective Time, the exercise of the unexercised portion, if any, of the Warrants in accordance with their respective terms.  For the avoidance of doubt, at the Effective Time, each Company Common Share and share of Series B Preferred Stock issued pursuant to the exercise of the Warrants and outstanding immediately prior to the Effective Time shall be treated as Company Shares in accordance with Section 5.1(a).  The Company will comply with that certain agreement listed as Item 10 on Section 6.1(b)(i) (Part A) of the Company Disclosure Letter and such compliance shall be reflected appropriately in the Spreadsheet.

(c)           At or prior to the Effective Time, the Company, the board of directors of the Company or any duly authorized committee thereof shall adopt any resolutions and take any corporate or other action necessary to effectuate the provisions of Sections 5.2(a) and 5.2(b).

5.3          Milestone Payments.

(a)           If any of the following events shall occur (each a “Milestone”), Parent shall pay, or cause to be paid, pursuant to Section 5.3(f) and Section 5.5, the corresponding milestone payment set forth in this Section 5.3(a) (each a “Milestone Payment”):

Milestone	Milestone Payment

(i)             The first instance in which each of the following is satisfied: (A) a DLL3 Product receives Regulatory Approval from the FDA in the United States for the First Line Treatment of SCLC, (B) if such Regulatory Approval is conditioned until a (1) Companion Diagnostic for use with such DLL3 Product receives Regulatory Approval, such Companion Diagnostic receives Regulatory Approval from the FDA in the United States or (2) Complementary Diagnostic for use with such DLL3 Product receives Regulatory Approval or has been validated under CLIA and state and other applicable Law standards and is commercially available in the United States, such Complementary Diagnostic receives Regulatory Approval from the FDA in the United States or has been validated under CLIA and state and other applicable Law standards and is commercially available in the United States, and (C) such DLL3 Product is listed in a Major Medical Practice Guideline applicable to the United States as equal to or better than the then-current standard of care for the First Line Treatment of SCLC in the United States, provided that this clause (C) will be deemed to be satisfied if such DLL3 Product is Rova-T and actual

$2,000,000,000

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request.  This text has been seperately filed with the SEC.

worldwide Net Trade Sales for Rova-T equal or exceed    [***]    in 2021 or any prior calendar year. For Clarity, if the Major Medical Practice Guideline applicable to the United States for SCLC lists preferred products or categorizes products without prioritizing the products within the list of most preferred products or the first category, then a DLL3 Product that is a First Line Therapy and that is included in the most preferred list or in the first category for SCLC under the Major Medical Practice Guideline would be deemed to be equal to or better than the then-current standard of care for the First Line Treatment of SCLC in the United States.

(ii)          The first instance on which both of the following are satisfied: (A) the occurrence of a POC Achievement, on or prior to December 31, 2021, with respect to an Alternate Therapeutic Milestone Product directed against a particular molecular target and (B) the determination pursuant to Section 5.3(c) or Section 7.13(b) that the forecast worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone Product and all Related Alternate Therapeutic Milestone Products with respect to such first Alternate Therapeutic Milestone Product would equal or exceed $1,000,000,000 (the “First Alternate Therapeutic POC Achievement”).

$500,000,000

(iii) The first instance on which all of the following are satisfied: (A) the First Alternate Therapeutic POC Achievement has occurred, (B) the occurrence of a POC Achievement, on or prior to December 31, 2021, with respect to an Alternate Therapeutic Milestone Product (other than the First Alternate Therapeutic POC Product) that is directed against a different molecular target than the First Alternate Therapeutic POC Product, and (C) the determination pursuant to Section 5.3(c) or Section 7.13(b) that the forecast worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone	$500,000,000

Product and all Related Alternate Therapeutic Milestone Products with respect to such second Alternate Therapeutic Milestone Product would equal or exceed $1,000,000,000 (the “Second Alternate Therapeutic POC Achievement”).

(iv) The first instance on which all of the following are satisfied: (A) the First Alternate Therapeutic POC Achievement has occurred, (B) the Second Alternate Therapeutic POC Achievement has occurred, (C) the occurrence of a POC Achievement, on or prior to December 31, 2021, with respect to an Alternate Therapeutic Milestone Product (other than the First Alternate Therapeutic POC Product or the Second Alternate Therapeutic POC Product) that is directed against a different molecular target than each of the First Alternate Molecular Therapeutic POC Product and the Second Alternate Molecular Therapeutic POC Product, and (D) the determination pursuant to Section 5.3(c) or Section 7.13(b) that the forecast worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone Product and all Related Alternate Therapeutic Milestone Products with respect to such third Alternate Therapeutic Milestone Product would equal or exceed $1,000,000,000 (the “Third Alternate Therapeutic POC Achievement”).

$500,000,000

(v)         The first instance on which all of the following are satisfied: (A) the First Alternate Therapeutic POC Achievement has occurred, (B) the Second Alternate Therapeutic POC Achievement has occurred, (C) the Third Alternate Therapeutic POC Achievement has occurred, (D) the occurrence of a POC Achievement, on or prior to December 31, 2022, with respect to an Alternate Therapeutic Milestone Product (other than the First Alternate Therapeutic POC Product, the Second Alternate Therapeutic POC Product, or the Third Alternate Therapeutic POC Product) that is directed against a different molecular target than each of the First Alternate Therapeutic POC Product, the Second Alternate Therapeutic POC Product, and the Third Alternate Therapeutic POC Product, and (E) the determination pursuant to Section 5.3(c) or Section 7.13(b) that the forecast worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone Product and all Related Alternate Therapeutic Milestone Products with respect to such fourth Alternate Therapeutic Milestone Product would equal or exceed $1,000,000,000.

$500,000,000

For the avoidance of doubt, each Milestone Payment in this Section 5.3(a) shall be payable only once upon the first achievement of the applicable Milestone and no amounts shall be due for subsequent or repeated achievement of any Milestone, whether in the same or any subsequent period.

(b)           With respect to the Milestone set forth in clause (i) of Section 5.3(a), Parent shall provide written notice to the Stockholder Representative of the achievement of such Milestone no later than ten (10) days after the occurrence thereof and the Milestone Payment corresponding to such Milestone shall be due within thirty (30) days following the occurrence of such achievement.

(c)           Within thirty (30) days following the occurrence of POC Achievement with respect to an Alternate Therapeutic Milestone Product, Parent shall deliver to the Stockholder Representative either (i) a statement, signed on behalf of Parent by an authorized officer, setting forth in reasonable detail Parent’s good faith estimate of forecast worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone Product and all Related Alternate Therapeutic Milestone Products with respect thereto (the “Estimated Forecast Statement”) or (ii) a statement, signed on behalf of Parent by an authorized officer, that the forecast worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone Product and all Related Alternate

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treatment request.  This text has been seperately filed with the SEC.

Therapeutic Milestone Products with respect thereto would exceed $1,000,000,000 (a “Stipulation Statement”).  Any such Estimated Forecast Statement shall (i) set forth in reasonable detail the forecast worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone Product and all Related Alternate Therapeutic Milestone Products with respect thereto and (ii) include supporting detail with respect to the material assumptions, analysis, figures and calculations underlying the forecast worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone Product and all Related Alternate Therapeutic Milestone Products with respect thereto.  Parent’s good faith estimate of the forecast worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone Product and all Related Alternate Therapeutic Milestone Products with respect thereto shall be calculated in a manner consistent with Parent’s (or the applicable Milestone Party’s) typical practices for such forecasts with respect to pharmaceutical products having similar market potential as such Alternate Therapeutic Milestone Product together with all Related Alternate Therapeutic Milestone Products with respect thereto.  [***]

If a Milestone Payment is due, such Milestone Payment shall be due within thirty (30) days [***]

Notwithstanding the foregoing, Parent shall not be obligated to deliver an Estimated Forecast Statement with respect to the occurrence of POC Achievement with respect to any Alternate Therapeutic Milestone Product if such Alternate Therapeutic Milestone Product or any Related Alternate Therapeutic Milestone Product with respect thereto has previously triggered the achievement of any of the Milestones in clauses (ii), (iii), (iv) or (v) of Section 5.3(a) and the payment of the corresponding Milestone Payment, respectively.

(d)           Notwithstanding anything to the contrary contained in this Agreement, if (1) the Milestones set forth in clauses (ii), (iii), (iv) or (v) of Section 5.3(a) with respect to an Alternate Therapeutic Milestone Product would have been achieved but for the fact that the forecast worldwide peak annual Net Trade Sales of any Alternate Therapeutic Milestone Product and all Related Alternate Therapeutic Milestone Products with respect thereto        [***]         not to exceed $1,000,000,000 at the time such Milestone would have been triggered, and (2) at any time, whether on, prior to or following December 31, 2022, the actual worldwide peak annual Net Trade Sales of such Alternate Therapeutic Milestone Product and all Related Alternate Therapeutic Milestone Products with respect thereto exceed $1,000,000,000, then the Milestone with respect to such Alternate Therapeutic Milestone Product shall be deemed to have been achieved and the Milestone Payment with respect to such Milestone shall be due within thirty (30) days following the date on which the worldwide peak annual Net Trade Sales exceeded $1,000,000,000.

(e)           Each Milestone Payment payable to the Holders (together with any Milestone Interest in respect of late Milestone Payments due and payable in accordance with Section 7.13(b)) shall be delivered by Parent or its designee on each Future Payment Date to the Paying Agent on behalf of and for further distribution to the Holders in accordance with Section 5.5 and the Spreadsheet.

(f)            The right of the Holders to receive the Milestone Payments (i) is solely a contractual right and will not be evidenced by a certificate or other instrument, (ii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer, (iii) does not represent any equity or ownership interest in Parent or in any constituent company to the Mergers or any of their respective Affiliates, and (iv) does not give the Holders any right to receive interest payments (except for Milestone Interest in respect of late Milestone Payments as set forth in Section 7.13(b)).

(g)           The right of any Holder to receive any or all Milestone Payments may be waived by such Holder by means of a written waiver instrument (a “Milestone Share Waiver”) executed by such Holder (any such Holder, a “Milestone Waiving Holder”) and delivered to the Stockholder Representative.  Additionally, the right of any holder of an Unvested Company Option to receive any Milestone Payment in respect of such Unvested Company Option will be contingent upon, and such Milestone Payments payable in respect of an Unvested Company Option shall be held by the Parent or its designee until, vesting of such Unvested Company Option.  On the date on which such Unvested Company Option vests, any previously earned Milestone Payments shall be paid by Parent to, or delivered by Parent to the Surviving Company, its designee or the Paying Agent on behalf of and for further distribution to, the holder of such Unvested Company Option in accordance with Section 5.5 and the Spreadsheet.  If an Unvested Company Option is cancelled or forfeited prior to vesting, then the holder thereof (the “Milestone Forfeiting Holder”) will not be entitled to any Milestone Payments in respect of such Unvested Company Option (the “Milestone Option Forfeiture”).  Upon the receipt of any Milestone Share Waiver, and in the event of a Milestone Option Forfeiture, the Stockholder Representative shall equitably apportion the Milestone Waiving Holder’s and/or Milestone Forfeiting Holder’s Fully Diluted Share of the Milestone Payments, if any, covered by such Milestone Share Waiver or Milestone Option Forfeiture, as applicable, among all Holders then entitled to a portion of the Milestone Payments, ratably in accordance with their respective Fully Diluted Shares, and the Holder Representative shall amend the Spreadsheet in accordance with Section 5.5(a) to effect such apportionment.  Any Milestone Payments held by Parent or its designee on behalf of an Unvested Company Option that is later equitably apportioned in accordance with this Section 5.3(g) shall be paid on the next Future Payment Date in accordance with Section 5.3(e) or, if there is no Future Payment Date, shall be delivered by Parent or its designee as soon as reasonably practicable following the Milestone Option Forfeiture to the Paying Agent on behalf of and for further distribution to the Holders in accordance with Section 5.3 and the Spreadsheet.  The Stockholder Representative shall furnish to any Milestone Waiving Holder such documentation as

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treatment request.  This text has been seperately filed with the SEC.

such Milestone Waiving Holder may reasonably request to evidence such waiver for Tax and accounting purposes.

(h)           The Stockholder Representative (on behalf of the Holders) acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, there is no assurance that any Milestone will be achieved or that the Holders will receive any Milestone Payment.  For clarity, this Section 5.3(h) does not constitute a waiver of Parent’s obligations under Section 7.13(d).

(i)            [***]

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treatment request.  This text has been seperately filed with the SEC.

(j)            [***]

(k)           [***]

5.4          Stockholder Representative Expenses Holdback Amount; Escrow Amount.

(a)           Stockholder Representative Expenses Holdback Amount.  On the Closing Date, on behalf of the Holders, Parent shall withhold from the Aggregate Cash Merger Consideration otherwise payable to the Holders and pay to the Stockholder Representative, on behalf of the Holders, an amount in cash equal to the Stockholder Representative Expenses Holdback Amount, by wire transfer of immediately available funds to an account specified by the Stockholder Representative in writing no later than two (2) Business Days prior to the Closing Date, to be held and used by the Stockholder Representative pursuant to the terms of Section 11.4.  The portion of the Stockholder Representative Expenses Holdback Amount deposited on behalf of each Holder shall be equal to such Holder’s Pro Rata Share of the Stockholder Representative Expenses Holdback Amount.

(b)           Escrow Amount.  On or prior to the Closing Date, Parent, the Stockholder Representative and the Escrow Agent shall enter into the Escrow Agreement.  On the Closing Date, (i) the Company shall deliver to the Escrow Agent an amount equal to (A) all cash on hand of the Company as of the Closing Date minus (B) the Company Transaction Expenses and (ii) Parent shall pay to the Escrow Agent the Escrow Fund Shortfall Amount, if any.  The amounts paid to the Escrow Agent pursuant to this Section 5.4(b) shall be maintained and disbursed as provided in Article IX and the Escrow Agreement.  The Escrow Amount shall constitute security for the indemnification obligations provided for in Article IX and shall be held and distributed in accordance with the provisions of this Agreement and the Escrow Agreement.  The portion of the Escrow Amount deemed hereunder to be deposited on behalf of each Holder shall be equal to such Holder’s Pro Rata Share of the Escrow Amount.  Parent shall pay all fees and expenses of the Escrow Agent pursuant to the Escrow Agreement.

5.5          Exchange Procedures.

(a)           Paying Agent.  The Person referred to in Section 5.5(a) of the Company Disclosure Letter, or another nationally recognized paying agent selected by the Company, shall act as the paying and exchange agent (the “Paying Agent”) in the Merger.  Prior to the Closing Date, Parent, the Company and the Stockholder Representative shall enter into an agreement with the Paying Agent (the “Paying Agent Agreement”) which shall have customary terms and shall provide that, (i) on the Closing Date, Parent shall deposit with the Paying Agent, for the benefit of and payment to the Stockholders, the Closing Payment Fund, and (ii) on each Future Payment Date, Parent or the Escrow Agent, as applicable, shall deposit with the Paying Agent, for the benefit of and payment to the Holders, an amount in cash equal to such Future Payment payable to the Holders in accordance with this Agreement, including each Milestone Payment due and payable pursuant to Section 5.3(a), (each such deposit, a “Future Payment Fund” and, together with the Closing Payment Fund, the “Payment Funds”) by wire transfer of immediately available funds to an account specified by the Paying Agent in writing no later than two (2) Business Days prior to each Future Payment Date.  The Paying Agent Agreement shall provide that the Payment Funds shall be held and disbursed by the Paying Agent, and Parent shall cause the Paying Agent to hold and disburse the Payment Funds, in accordance with this Section 5.5 and the Spreadsheet.  The Paying Agent shall hold the Payment Funds in segregated accounts on behalf of the Holders and use the Closing Payment Fund and each Future Payment Fund for the sole purpose of delivery of the Per Share Closing Consideration to the Stockholders and the delivery of the applicable portion of each Future Payment, if any, to the Holders, respectively, in accordance with the terms of this Agreement.  At the election of any Holder who is to receive in excess of $1,000,000 in connection with the transactions by this Section 5.5, the Paying Agent shall make any cash payment in excess of $1,000,000 by wire transfer.  Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Time, the Spreadsheet may be amended by a written statement delivered by the Stockholder Representative to the Paying Agent, Parent and the Surviving Company.  Parent, the Surviving Company and the Paying Agent shall cooperate to implement procedures to effect any required withholding of Taxes with respect to any payments specified to be made through the Paying Agent to former holders of Company Options.

(b)           Election Procedures.  Each Holder of Company Shares as of the date of this Agreement shall have the right, subject to the limitations set forth in this Section 5.5(b), to submit an election with respect to the form of such Stockholder’s Per Share Closing Consideration (each, an “Election”) in accordance with the following procedures:

(i)            Promptly following the delivery of the Information Statement to the Holders, the Paying Agent shall mail a form of election (an “Election Form”), such Election Form to be in such form and have such provisions as Parent and the Company reasonably agree, to each Stockholder as of the date of this Agreement.

(ii)           Each Stockholder shall specify in its Election Form submitted in accordance with the provisions of this Section 5.5(b) whether such Stockholder elects to receive, with respect to each Company Share held by such Stockholder, (A) the Per Share Standard Election Consideration (such Election, the “Standard Election”), (B) the Per

Share Cash Election Consideration (such Election, the “Cash Election”), or (C) the Per Share Stock Election Consideration (such Election, the “Stock Election”).

(iii)          To be effective, an Election Form must be properly completed, duly executed and submitted to the Paying Agent no later than 5:00 P.M. (Eastern Time) on the date that is two (2) Business Days prior to the Closing Date (which date shall be announced by the Company to the Holders as soon as practicable, but in no event less than five (5) Business Days prior to the Closing Date) (the “Election Deadline”).  Any Stockholder who does not properly make an Election in accordance with the provisions of this Section 5.5(b), or whose Election Form is not received by the Paying Agent prior to the Election Deadline in the manner provided in this Section 5.5(b)(iii), shall be deemed to have made the Standard Election with respect to its Company Shares.

(iv)          Any Stockholder may, at any time prior to the Election Deadline, change or revoke such Stockholder’s Election by written notice received by the Paying Agent prior to the Election Deadline, accompanied by a properly completed and duly executed revised Election Form.  Notwithstanding anything to the contrary contained in this Agreement, all Elections shall be automatically deemed to be revoked upon a valid termination of this Agreement in accordance with Article X.

(v)           Subject to the terms of this Agreement and the Paying Agent Agreement, the Paying Agent shall have reasonable discretion to determine if any Election is not properly made by a Stockholder with respect to any Company Shares.  In the event that the Paying Agent makes the foregoing determination, such Election shall be deemed to be of no force or effect and the Company Shares covered by such Election shall be deemed to have made a Standard Election unless a proper Election is thereafter made with respect to such Company Shares prior to the Election Deadline.

(vi)          Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Paying Agent shall effect the allocation of the aggregate Per Share Closing Consideration among the Holders of Company Shares (other than Excluded Shares) as set forth in Section 5.1(a), which allocation shall be final, binding and conclusive upon the Stockholders absent manifest error.  For the avoidance of doubt, the aggregate amount of cash to be paid and the aggregate number of shares of Parent Common Stock to be issued to the Stockholders in respect of the aggregate Per Share Closing Consideration shall not exceed the aggregate amounts that would have been paid and issued to all Holders of Company Shares (other than Excluded Shares) had the Standard Election been made with respect to all Company Shares.

(vii)         Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.5(b)(viii), each Stockholder who is not an Accredited Investor shall be deemed to have made a Cash Election with respect to each Company Share held by such Stockholder and such Company Shares shall not be subject to proration pursuant to this Agreement.  Any Stockholder who does not complete, sign and deliver the accredited investor questionnaire distributed with the Information Statement shall be deemed to be a non-Accredited Investor.

(viii)        Notwithstanding anything to the contrary contained in this Agreement, (i) in no event shall the aggregate number of shares of Parent Common Stock to be issued to the holders of Company Shares exceed the number set forth in clause (i) of the definition of “Aggregate Stock Merger Consideration” and (ii) a Stockholder may be deemed to have made a Stock Election or a Standard Election to the extent necessary for the Merger and the Subsequent Merger to qualify for and maintain the tax treatment described in Section 2.4.

(c)           Exchange Procedures.

(i)            Letter of Transmittal.  Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Paying Agent shall mail to each holder of record of Company Shares as of the Effective Time (other than holders of Excluded Shares): (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 5.5(f)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 5.5(f)) in exchange for the Per Share Closing Consideration and the right to receive the applicable portion of each Future Payment, if any and when due and payable in accordance with the terms and conditions set forth in this Agreement.

(ii)           Surrender of Certificates.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 5.5(f)) to the Paying Agent in accordance with the terms of the letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate Per Share Closing Consideration (including, if applicable, the Fractional Share Cash Amount) and the right to receive the applicable portion of each Future Payment, if any and when due and payable in accordance with the terms and conditions set forth in this Agreement, in each case with respect to the number of Company Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 5.5(f)), and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon the surrender of any Certificate.

(iii)          Future Payments.  With respect to each Future Payment, if any and when due and payable in accordance with the terms and conditions set forth in this Agreement, the Paying Agent shall pay to each Holder promptly after each Future Payment Date (and in any event within three (3) Business Days thereafter) a cash amount in immediately available funds equal to the applicable portion of such Future Payment payable to the Holder in accordance with the terms of this Agreement.

(d)           Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares or other equity securities of the Company that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or other instrument representing Company Shares or other equity securities of the Company is presented to the Surviving Company, Parent or the Paying Agent for transfer, it shall (subject to compliance with the exchange procedures of Section 5.5(b)) be cancelled and exchanged for the amount to which the Holder thereof is entitled pursuant to this Article V.  In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the aggregate Per Share Closing Consideration to be exchanged upon due surrender of the Certificate or instrument may be issued to such transferee if the Certificate or other instrument formerly representing such Company Shares is properly presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to reasonably evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(e)           Termination of Payment Funds.  Any portion of the Closing Payment Fund (including the proceeds of any investments of the Closing Payment Fund) that remains unclaimed by the Stockholders for twelve (12) months after the Effective Time shall be delivered to the Surviving Company.  Any portion of a Future Payment Fund (including the proceeds of any reinvestment of such Future Payment Fund) with respect to a Future Payment that remains unclaimed by the Holders for twelve (12) months after the Future Payment Date for each such Future Payment shall be delivered to the Surviving Company.  Any holder of Company Shares (other than Excluded Shares) who has not theretofore complied with this Section 5.5 shall thereafter look only to the Surviving Company for payment of the Per Share Closing Consideration and to Parent for the applicable portion of any Future Payments, if any and when due and payable in accordance with the terms and conditions set forth in this Agreement, upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon.  Any holder of Company Options who has not theretofore received its applicable portion of Future Payments, if any and when due and payable in accordance with the terms and conditions set forth in this Agreement, in accordance with Section 5.2(a) and this Section 5.5, shall thereafter look only to Parent for payment of such Future Payments.  Notwithstanding the foregoing, none of the Surviving Company, Parent, Paying Agent or any other Person shall be liable to any former Holder or holder of Warrants for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)            Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount and on such terms as may be reasonably required by the Paying Agent as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will issue a check in an aggregate amount equal to (i) the number of

Company Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Closing Consideration, plus (ii) the applicable portion of each Future Payment, if any, then due and payable to such Person in accordance with the terms and conditions set forth in this Agreement.

(g)           Appraisal Rights.  No Person who properly demands appraisal of such Person’s Company Shares pursuant to Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Company Shares owned by such Person unless and until such Person shall have effectively withdrawn or otherwise lost such Person’s right to appraisal under the DGCL or CGCL, as applicable.  Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL or Chapter 13 of the CGCL, as applicable, with respect to Company Shares owned by such Dissenting Stockholder.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Excluded Shares shall thereupon be treated as if they had been converted into the right to receive the Per Share Merger Consideration, and the Surviving Company shall remain liable for payment of the Per Share Merger Consideration for such Company Shares; provided that such holder shall be deemed to have made a Cash Election with respect to the Per Share Closing Consideration in accordance with Section 5.5(c).  The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL or CGCL.  The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(h)           Withholding Rights.  Each of Parent, the Paying Agent, the Surviving Company and the Stockholder Representative shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including any Future Payment and any Per Company Option Closing Payment, to any Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations thereunder, or any other applicable provision of any Law relating to Taxes.  To the extent that amounts are so deducted and withheld, such deducted or withheld amounts (i) shall be remitted by the deducting or withholding Person to the applicable Governmental Entity as required pursuant to applicable Law, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Holders in respect of which such deduction and withholding was made.

(i)            No Interest.  No interest shall accumulate on any cash or stock payable in connection with the Merger (other than interest accrued on the Escrow Account pursuant to the Escrow Agreement and Milestone Interest in respect of late Milestone Payments as set forth in Section 7.13(c)).

(j)            Limitation on Cash Consideration Payable.  Notwithstanding anything in this Agreement to the contrary, if the Threshold Percentage (determined, as of the Effective Time, without regard to this sentence) is less than 40.1%, then (x) the amount set forth in clause (i) of the definition of “Aggregate Cash Merger Consideration” shall be deemed reduced by a sufficient amount (the “Cash Reallocation Amount”) and (y) the number of shares of Parent Common Stock set forth in clause (i) of the definition of “Aggregate Stock Merger Consideration” shall be increased by a number of shares equal to the Cash Reallocation Amount divided by the Parent Stock Price, such that the Threshold Percentage, calculated after giving effect to such adjustments will be equal to 40.1%.

5.6          Third Party Beneficiaries.  The provisions of this Article V are intended to be for the benefit of, and, following the Effective Time they shall be enforceable against, Parent, Merger Sub I, Merger Sub II and the Surviving Company only by, the Stockholder Representative on behalf of the Holders, who are intended third party beneficiaries thereof.  The covenants and obligations of the Stockholder Representative in this Article V are intended to be for the benefit of, and, following the Effective Time may be enforced against, the Stockholder Representative by the Holders, who are intended third party beneficiaries thereof.

ARTICLE VI

Representations and Warranties

6.1          Representations and Warranties of the Company.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company immediately prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item or matter in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item or matter is reasonably apparent), the Company — but no other Person whatsoever — hereby represents and warrants to Parent, Merger Sub I and Merger Sub II that:

(a)           Organization, Good Standing and Qualification.

(i)            The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  The Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, except where the failure to be so organized, validly existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiary has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, or where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and its Subsidiary, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(ii)           Section 6.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiary is organized and qualified to do business.

(b)           Capital Structure.

(i)            As of April 21, 2016, the authorized capital stock of the Company consists of (x) 350,000,000 shares of Company Common Stock, of which (A) 11,689,909 shares are issued and outstanding, (B) 4,483,089 shares are reserved for issuance under the Warrants to purchase Company Common Stock and (C) 23,604,118 shares are reserved for issuance under the Company Stock Plan, of which 15,577,678 shares are in respect of outstanding and unexercised Company Options, and (y) 290,427,241 shares of Company Preferred Stock, of which (A) 176,382,344 shares are designated as Series A Preferred Stock, 88,191,172 of which are issued and outstanding, (B) 12,845,840 shares are designated as Series B Preferred Stock, 12,055,328 of which are issued and outstanding and 790,512 of which are reserved for issuance under the Warrants to purchase Series B Preferred Stock, (C) 29,556,696 shares are designated as Series C Preferred Stock, all of which are issued and outstanding, (D) 22,000,000 shares are designated as Series D Preferred Stock, all of which are issued and outstanding, (E) 8,090,055 shares are designated as Series E Preferred Stock, all of which are issued and outstanding, (F) 28,531,473 shares are designated as Series F Preferred Stock, 16,518,218 of which are issued and outstanding, and (G) 13,020,833 shares are designated as Series G Preferred Stock, 10,849,765 of which are issued and outstanding.  All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable.  Except as set forth above and except as specified in Section 6.1(b)(i) (Part A) of the Company Disclosure Letter, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, restricted stock, phantom stock rights, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Neither the Company nor its Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  Except for the Voting Agreement and except as set forth in Section 6.1(b)(i) (Part B) of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or its Subsidiary is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or its Subsidiary.

(ii)           Section 6.1(b)(ii) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of Company Options issued under the Company Stock Plan, including the holder, date of grant, number of Company Shares issuable upon exercise of each Company Option, the exercise price per Company Share, the vesting commencement date, the associated vesting schedule, and whether such Company Option is an incentive stock option or nonqualified stock option.  There are no outstanding incentive awards payable in or based on the value of the stock of the Company other than such Company Options.

(iii)          As of the Effective Time, the Spreadsheet will be correct and complete.

(iv)          Other than the Subsidiary of the Company, the Company (x) does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity, and (y) is not a party to any joint venture, partnership, limited liability company or similar arrangement.

(c)           Corporate Authority; Approval.

(i)            The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and, subject only to the adoption of this Agreement by the Company’s Stockholders, to consummate the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement and the Voting Agreement, the Company’s performance of its obligations under this Agreement and the Voting Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s Stockholders and the filing of the First Delaware Certificate of Merger pursuant to applicable Law.  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub I and Merger Sub II, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law).

(ii)           When executed, the Written Consent shall be signed by the record holders of a sufficient number of Company Shares to constitute the Required Stockholder Approval.  The Written Consent shall be sufficient to adopt this Agreement in accordance with applicable Law and the Company’s certificate of incorporation and bylaws, and no other approval or consent of any Stockholder is required for the Company to execute, deliver and perform its obligations under this Agreement or to consummate the Merger.  The Voting Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d)           Governmental Filings; No Violations.

(i)            No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for:  (A) the filing of the First Delaware Certificate of Merger with the Secretary of State of the State of Delaware, (B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, and (C) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.

(ii)           The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and performance of the Company’s obligations under this Agreement will not, (A) result in any loss, or suspension, limitation or impairment of any right of the Company or its Subsidiary to own or use any assets required for the conduct of its business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or its Subsidiary or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens, other than Permitted Liens, in each case, upon any of the properties or assets of the Company or its Subsidiary, (B) conflict with or result in any violation of any provision of the certificate of incorporation and bylaws (or similar governing documents) of the Company or its Subsidiary, or (C) conflict with or violate any applicable Laws except, in the case of clauses (A) and (C), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not, individually or in the aggregate, reasonably be expected to have a

Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e)           Financial Statements.

(i)            The Company has made available to Parent true and complete copies of the audited balance sheet of the Company (the “Company Balance Sheet”) as of December 31, 2015 (the “Balance Sheet Date”) and December 31, 2014 and the related audited statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the fiscal years then ended (collectively, the “Financial Statements”).  The Financial Statements (x) present fairly, in all material respects, the financial position of the Company and its results of operations for the respective fiscal years then ended, (y) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (z) have been prepared from, and are in accordance with, the books and records of the Company.

(ii)           There are no liabilities of the Company or its Subsidiary required by GAAP to be reflected on the Company’s consolidated balance sheet, except for (A) liabilities that are reflected or reserved against in the Financial Statements, (B) liabilities incurred in connection with this Agreement and the Merger, (C) liabilities incurred in the ordinary course of business since December 31, 2015, and (D) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)          The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances (A) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (B) that receipts and expenditures of the Company are being made in accordance with appropriate authorizations of management and the board of directors of the Company, and (C) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company.

(iv)          The Company and its Subsidiary have no Indebtedness.

(f)            Absence of Certain Changes.

(i)            Since the Balance Sheet Date, there has been no change, event or condition that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(ii)           Since the Balance Sheet Date and prior to the date of this Agreement, there has not been:

(A)          any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or its Subsidiary, whether or not covered by insurance;

(B)          any declaration, setting aside or payment of any dividend or other distribution with respect to shares of the Company Capital Stock;

(C)          any material change in any method of accounting or accounting practice by the Company, except as required by concurrent changes in GAAP; or

(D)          any agreement to do any of the foregoing.

(iii)          Since the Balance Sheet Date and prior to the date of this Agreement, neither the Company nor its Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in clauses (iv), (xviii)(A), (xviii)(B) or (xix) of Section 7.1(b).

(g)           Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole, (i) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or its Subsidiary and (ii) there are no civil or criminal actions, suits, claims, hearings, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or its Subsidiary or with respect to any Company Benefit Plans or any fiduciaries of any Company Benefit Plans in their capacity as such.  Neither the Company nor its Subsidiary is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity which would reasonably be expected, individually or in the aggregate, (x) to be material to the Company and its Subsidiary, taken as a whole, or (y) to prevent or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(h)           Employee Benefits.

(i)            All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees or directors of the Company or its Subsidiary, or under which the Company or its Subsidiary has any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and deferred compensation, employment, consulting, independent contractor, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, programs, policies and arrangements (without regard to materiality, the “Company Benefit Plans”), are listed in Section 6.1(h)(i) of the Company Disclosure Letter.  The term “Company Benefit Plans” includes the plans, programs, policies and arrangements sponsored or maintained by a third party professional employer organization in which current or former employees or directors of the Company or its Subsidiary are eligible to participate in connection with their service to the Company or its Subsidiary.  True and complete copies of all Company Benefit Plans listed in Section 6.1(h)(i) of the Company Disclosure Letter, including any trust instruments and insurance contracts, summary plan descriptions and other participant summaries, annual reports, determination or opinion letters, and all amendments, have been made available to Parent.  No Company Benefit Plan is subject to any laws other than those of the United States and any state, county, municipality, or subdivision thereof.

(ii)           Each Company Benefit Plan that is intended to be qualified under the provisions of Section 401(a) of the Code is properly relying on the Internal Revenue Service opinion or advisory letter issued with respect to a master, prototype or volume submitter plan document and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Benefit Plan.  Neither the Company nor any entity that would be deemed a “single employer” with the Company within the meaning of Section 4001(b) of ERISA or Section 414 of the Code has ever maintained, adopted or established, contributed or been required to contribute to, participated in or been required to participate in, or has any liability with respect to (A) a multiemployer plan as defined in Section 3(37) of ERISA, (B) a defined benefit plan subject to Title IV of ERISA or (C) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

(iii)          As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Benefit Plans.  Neither the Company nor its Subsidiary has any obligations for retiree health and life benefits.  Each Company Benefit Plan that provides health, long-term disability, or life insurance benefits is fully insured by a third party insurance provider.

(iv)          Except as set forth in Section 6.1(h)(iv) of the Company Disclosure Letter and except as required or contemplated by this Agreement (including Sections 5.2(a) and 7.5), none of the execution of this Agreement, Stockholder adoption of this Agreement or the consummation of the transactions contemplated (alone or in combination with any other event, such as termination of employment) hereby will (A) entitle any employees of the Company or its Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Benefit Plans, (C) limit or restrict the right of the Company or its Subsidiary or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (D) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

(v)           The treatment of the Company Options described in Section 5.2 shall not violate the terms of the Company Stock Plan or any agreement governing the terms of such Company Options, and each outstanding Company Option has an exercise price equal to or above the fair market value of the underlying Company Shares on the date of grant (within the meaning of Section 409A of the Code) and is otherwise not subject to Section 409A of the Code.

(vi)          Each Company Benefit Plan has been, in all material respects, established, maintained and administered in accordance with its terms and with all provisions of ERISA, the Code, and other applicable law.  No actions, investigations, suits or claims with respect to any Company Benefit Plan are pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, there are no facts that reasonably would be expected to give rise to any such actions, investigations, suits or claims against any Company Benefit Plan, any fiduciary with respect to a Company Benefit Plan, or the assets of a Company Benefit Plan (other than routine claims for benefits).

(vii)         To the Knowledge of the Company, no employee, independent contractor, consultant, freelancer, or other service provider is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition arrangement, that in any way adversely affects or restricts the performance of such individual’s duties.

(viii)        Each current and former employee, independent contractor, consultant, freelancer, or other service provider has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company, and the Company is the owner of all rights in and to all intellectual property created by each current or former employee, independent contractor, consultant, freelancer, or other service provider in performing services for the Company.

(i)            Labor Matters.  Neither the Company nor its Subsidiary is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, and neither the Company nor its Subsidiary is the subject of any material proceeding that asserts that the Company or its Subsidiary has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization, and there is no pending or, to the Knowledge of the Company, threatened, and there has not been since the date of incorporation of the Company, any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving the Company or its Subsidiary.  To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or its Subsidiary.  Each of the Company and its Subsidiary has complied in all material respects with all applicable Laws regarding labor, employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and no claims relating to non-compliance with the foregoing are pending or, to the Knowledge of the Company, threatened.

(j)            Compliance with Laws; Permits.

(i)            The Company and its Subsidiary are, and have been since January 1, 2013, in compliance in all material respects with all applicable Laws.  Neither the Company nor its Subsidiary has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding any actual or possible failure to comply with any material Law in any material respect that has not been cured or otherwise addressed as of the date hereof.

(ii)           Each of the Company and its Subsidiary (A) holds all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities necessary for the lawful operation of its business as currently conducted and (B) has filed all reports, notices and other documents with all Governmental Entities necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted (the “Permits”) and has paid all fees and assessments due and payable in connection therewith, except in each case where the failure to have, file or pay has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (x) all Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened; and (y) the Company and its Subsidiary are in compliance with the terms and requirements of all Permits.

(iii)          Neither the Company nor its Subsidiary or, to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or its Subsidiary, has violated or is in violation of the Foreign Corrupt Practices Act of 1977 or any similar Law, or, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole,  (A) used any funds of the Company or its Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (B) made any unlawful payment to any governmental officials or employees or to any political parties or campaigns from funds of the Company or its Subsidiary; (C) established or maintained any unlawful fund of monies or other assets of the Company or its Subsidiary; (D) made any fraudulent entry on the books or records of the Company or its Subsidiary; (E) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or its Subsidiary; or (F) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with, a Prohibited Person; where “Prohibited Person” means (1) an entity that has been determined by a competent Governmental Entity to be the subject of a prohibition on such conduct by any Law, regulation, rule or executive order administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”); (2) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (3) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (4) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by any such individual or entity; or (5) any individual or entity that has been designated on any similar list or order published by a Governmental Entity in the United States.

(k)           Regulatory Matters.

(i)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiary holds all Company Regulatory Permits; where “Company Regulatory Permits” means:  (A) all authorizations, approvals and licenses under the United States Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act (the “PHSA”), and the regulations of the FDA promulgated thereunder, and (B)  authorizations, approvals and licenses of any applicable Governmental Entity that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import, export or other regulations of the Company Products (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operating of the business of the Company and its Subsidiary.

(ii)           All material Company Regulatory Permits are valid and in full force and effect and the Company and its Subsidiary are in material compliance with the terms of all material Company Regulatory Permits.

(iii)          To the Knowledge of the Company, all Permits necessary to develop, study, and commercialize any Companion Diagnostic are valid and in full force and effect.  The Company and its Subsidiary and, to the Knowledge of the Company, any third parties developing such Companion Diagnostic are in compliance in all material respects with the terms of such Permits.

(iv)          The business of the Company and its Subsidiary is being, and since January 1, 2013 has been, conducted in compliance in all material respects with all applicable Healthcare Laws.

(v)                                 All non-clinical laboratory studies and pre-clinical and clinical testing in respect of a Company Product conducted or sponsored by the Company or its Subsidiary, and submitted or intended to be submitted to any Company Regulatory Agency as a basis for product approval, are being and have been conducted in material compliance with all current good laboratory practices, current good clinical practices (including applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations) and all other applicable Laws administered or issued by the applicable Company Regulatory Agencies.  All manufacturing operations conducted by the Company or its Subsidiary or, to the Knowledge of the Company, for the benefit of the Company or its Subsidiary, are being conducted in accordance, in all material respects, with applicable Laws (including those pertaining to current good manufacturing practices set forth in 21 C.F.R. Parts 210, 211, and 820).

(vi)                              Neither the Company nor, to the Knowledge of the Company, any of its officers or directors has received any written notice from any Company Regulatory Agency or any institutional review board requiring the termination, suspension or investigation of any non-clinical laboratory studies, or pre-clinical or clinical testing of the Company Products, initiating or threatening to initiate any action to suspend or terminate any investigational new drug application in the United States or foreign equivalent sponsored by or on behalf of the Company or its Subsidiary or otherwise restricting the clinical study of any Company Product.

(vii)                           The Company and its Subsidiary have not, nor, to the Knowledge of the Company, has any duly authorized representative of the Company or its Subsidiary made an untrue or misleading statement of a material fact or fraudulent statement to any Company Regulatory Agency, failed to disclose a material fact required to be disclosed to any Company Regulatory Agency, or committed an act, made a statement or failed to make a statement, including with respect to any scientific data or information, in each case with respect to the Company Products or the business of the Company or its Subsidiary, that, at the time such disclosure was made or failure to disclose occurred, would have reasonably been expected to provide a basis for any Company Regulatory Agency to invoke the FDA policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy or to take any other regulatory or enforcement action against the Company, except for any act or statement or failure to make a statement that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiary, taken as a whole.  The Company and its Subsidiary have not, nor, to the Knowledge of the Company, has any duly authorized representative of the Company or its Subsidiary been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or any similar applicable Laws.  Neither the Company nor its Subsidiary nor, to the Knowledge of the Company, any officer, employee, agent, licensee or contractor of the Company or its Subsidiary has been debarred or excluded from participating in any government health care programs or convicted of any crimes or engaged in any conduct for which such Person could be excluded from participating in any government health care programs.

(viii)                        Since January 1, 2013, all reports, documents, and notices required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company or its Subsidiary for the Company Products have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents and notices would not reasonably be expected to be material to the Company and its Subsidiary, taken as a whole.  All such reports, documents, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(ix)                              The Company has made available to Parent complete and correct copies of all material applications, registrations, clearances, licenses, waivers, accreditations, authorizations and approvals, material correspondence submitted to or received from a Governmental Entity (including minutes and official contact reports of communications with any Governmental Entity) and all material supporting documents and all data and reports with respect to preclinical and clinical studies, relating to the Company Products in the possession or control of the Company or its Subsidiary, in each case to the extent requested by Parent.  To the Knowledge of the Company, all such information regarding such products is correct and complete in all material aspects.

(x)                                 Notwithstanding anything contained in this Section 6.1(k), no representation or warranty shall be deemed to be made in this Section 6.1(k) in respect of environmental, Tax, employee benefits or labor Law matters.

(l)                                     Material Contracts.

(i)                                     Except as set forth in Section 6.1(l)(i) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor its Subsidiary is a party to or bound by any Contract:

(A)                               (1) that restricts in any material respect the ability of the Company or its Subsidiary (or, after the Effective Time, Parent or its Subsidiaries, including the Surviving Company) to compete in any business or geographic area or (2) grants exclusivity or “most favored nation” status that, following the Merger, would apply to Parent or its Subsidiaries, including the Surviving Company;

(B)                               that relates to the research, development, distribution, marketing, pre-clinical or clinical testing, other clinical studies, product release, supply or manufacturing of any Company Product, which would reasonably be expected to result in the receipt or making of future payments in excess of $500,000 in the twelve (12)-month period following the date of this Agreement;

(C)                               that is an acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $500,000 in the twelve (12)-month period following the date of this Agreement;

(D)                               relating to Indebtedness of the Company or its Subsidiary having an outstanding principal amount in excess of $500,000;

(E)                                containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person;

(F)                                 that, upon the execution or delivery of this Agreement or the consummation of the Merger, would result in any payment (whether of severance pay or otherwise) becoming due from the Company to any officer or employee thereof, other than ordinary course employment arrangements and stock option agreements;

(G)                               that was not, to the Knowledge of the Company, negotiated and entered into on an arm’s-length basis;

(H)                              that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000;

(I)                                   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiary;

(J)                                   providing for (1) a joint venture, partnership or limited liability company arrangement involving the sharing of profits, losses, costs or liabilities with any third party, other than any such Contract solely between the Company and its Subsidiary, and (2) any strategic alliance, collaboration, co-promotion or research and development project Contract, which, in the case of clause (2), is material to the Company and its Subsidiary, taken as a whole; or

(K)                               that is between the Company or its Subsidiary and any of their respective directors or officers or any Person beneficially owning five percent (5%) or more of the outstanding Company Shares, other than employment agreements entered into in the ordinary course of business or participation in Company Benefit Plans.

Each such Contract described in clauses (A) through (J), together with each Company IP Contract,  is referred to herein as a “Company Material Contract”.

(ii)                                  As of the date of this Agreement, neither the Company nor its Subsidiary is in material breach of or default under the terms of any Company Material Contract and no event has occurred or not occurred through the Company’s or its Subsidiary’s action or inaction that with notice or the lapse of time or both would constitute a material breach of or default under the terms of any Company Material Contract.  To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, and is enforceable against the Company or its Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law).

(m)                             Real Property.  Neither the Company nor its Subsidiary owns any real property.  (i) Either the Company or its Subsidiary has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company uses or occupies, or has a right to use or occupy, any real property (such leases, subleases and other agreements, collectively, the “Company Real Property Leases”, and such real property, collectively, the “Company Leased Real Property”), (ii) neither the Company nor its Subsidiary is a party to any lease, sublease or other similar agreement for the use or occupancy of any real property except as set forth in Section 6.1(m) of the Company Disclosure Letter, (iii) each Company Real Property Lease is a valid and binding obligation of the Company or its Subsidiary, free and clear of any and all Liens other than Permitted Liens, is in full force and effect and is enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), (iv) no uncured default on the part of the Company or its Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any Company Real Property Lease, (v) no event has occurred which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease, (vi) there has not been any sublease, assignment, sublicense or similar agreement entered into by the Company in respect of any Company Real Property Lease granting any other Person the right to occupy or use any Company Leased Real Property, and no Person is in possession of any Company Leased Real Property other than the Company or its Subsidiary, and (vii) neither the Company nor any other party to any Company Real Property Lease has delivered any notice of termination of such Company Real Property Lease to any other party thereunder.  The Company has made available to Parent complete and correct copies of all Company Real Property Leases, each as amended to the date of this Agreement.

(n)                                 Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute (each, a “Takeover Statute”) is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement.

(o)                                 Environmental Matters.

(i)                                     Except for such matters that, alone or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:  (A) the Company and its Subsidiary are, and since January 1, 2013 have been, in compliance with all applicable Environmental Laws; (B) to the Knowledge of the Company, the Company and its Subsidiary possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of its business as presently conducted; (C) neither the Company nor its Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past three years, except for matters that have been resolved and are no longer outstanding; and (D) to the Knowledge of the Company, there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceeding pending or threatened, concerning compliance by the Company or its Subsidiary with any Environmental Law, except for matters that have been resolved and are no longer outstanding.

(ii)                                  Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made by the Company in this Section 6.1(o) are the sole and exclusive representations and warranties made by the Company regarding any environmental matters.

(p)                                 Taxes.  Except for such matters that, alone or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiary (A) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects; and (B) has paid all Taxes that are due on such filed Tax Returns (whether or not shown thereon) or that the Company or its Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; (ii) the provision for Taxes on the Company Balance Sheet is sufficient as of its date for the payment of all accrued and unpaid Taxes of any nature of the Company and its Subsidiary, including any applicable Taxes owing to any non-U.S. jurisdiction, whether or not assessed or disputed; (iii) neither the Company nor its Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) there are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes of the Company or its Subsidiary; (v) no claim has ever been made by any Governmental Entity in a jurisdiction in which the Company or its Subsidiary does not file Tax Returns that the

Company or its Subsidiary is or may be subject to taxation by that jurisdiction; (vi) there are no liens on the assets of the Company or its Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company or its Subsidiary is contesting in good faith; (vii) neither the Company nor its Subsidiary has any liability for the Taxes of any person (other than the Company or its Subsidiary) under Treas. Reg. § 1.1502-6 (or any similar provision of Law in any jurisdiction); (viii) the Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company since the fiscal year ended December 31, 2011; (ix) in the two (2) years prior to the date of this Agreement, neither the Company nor its Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code; and (x) neither the Company nor its Subsidiary has engaged in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2).  Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made by the Company in this Section 6.1(p) are the sole and exclusive representations and warranties made by the Company regarding Tax matters.

(q)                                 Intellectual Property.

(i)                                     Section 6.1(q)(i) of the Company Disclosure Letter lists, as of the date hereof, all Registered Intellectual Property included within the Company Intellectual Property that is (x) owned by the Company or its Subsidiary (solely or jointly with any other Person) or (y) Patents licensed to the Company on an exclusive basis with respect to any field or territory for which the Company or its Subsidiary has the primary right or obligation to prosecute or maintain (“Registered Company Intellectual Property”), indicating, as applicable, (A) the name of the current record owner, (B) the jurisdiction of application/registration, (C) the application/registration number, and (D) all filing, maintenance, renewal and other deadlines occurring within 120 days of the date hereof.  Section 6.1(q)(i) of the Company Disclosure Letter additionally sets forth an accurate and complete list of all Company Intellectual Property owned by the Company or its Subsidiary for which an application for registration, filing, certification, grant or issuance is currently in preparation by or in the name of the Company or its Subsidiary.

(ii)                                  Each Patent Right included in the Registered Company Intellectual Property properly identifies all inventors thereof and each inventor of each such Patent Right has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such Patent Right (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company or applicable licensor of the Company, and all such assignments are or will be timely and properly filed with the U.S. Patent and Trademark Office (“PTO”), or provided to foreign associates to be filed with the European Patent Office or foreign equivalents in Japan, Canada, Mexico, Brazil, China and Australia, as applicable, in the ordinary course of business, as applicable; provided that this representation is made, to the Knowledge of the Company, with respect to any Registered Company Intellectual Property that is licensed to the

Company by any Person.  To the extent any Patent Right included in the Registered Company Intellectual Property has been assigned to the Company by any Person who is not an inventor of such Patent Right, any and all such third party assignors of such Patent Rights have each executed a valid and enforceable written agreement assigning all of such third party’s rights, title, and interests in and to such Patent Right (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company, and all such assignments are or will be timely and properly filed with the PTO in the ordinary course of business.

(iii)                               To the Knowledge of the Company, the material Registered Company Intellectual Property is valid, subsisting and enforceable.  To the Knowledge of the Company, no Registered Company Intellectual Property owned by the Company is subject to any pending or threatened, interference, reissue, reexamination, opposition, concurrent use, cancellation, invalidity, inter partes, post-grant or other similar proceeding.  To the Knowledge of the Company, none of the Company Intellectual Property is subject to any outstanding judgment, charge, settlement or other disposition of any dispute where the Company is a party.

(iv)                              To the Knowledge of the Company, no other Person is Infringing or otherwise violating any material Company Intellectual Property.  No claims, complaints, suits, or proceedings regarding alleged Infringement or other violation have been asserted in writing against any Person by the Company.  To the Knowledge of the Company, there are no pending proceedings, and since January 1, 2013, neither the Company nor its Subsidiary has received any written notice or claim, “cease and desist” letter or offer or invitation to obtain a license or like written correspondence or threat from any third party, (A) alleging that the conduct of the business of the Company or its Subsidiary as it has been and is currently conducted by the Company (including the research, development, testing, manufacture, use, sale, offer for sale, importation and other exploitation of any of the Company’s products) Infringes any Intellectual Property rights of any third party or (B) (excluding office actions issued in the course of prosecution of any past or pending patent applications) contesting or challenging the validity, enforceability, patentability, scope, title, ownership or use or right to use of any of the Company Intellectual Property.  To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiary as it has been and is currently conducted and the research, development, testing, manufacture, use, sale, offer for sale, importation and other exploitation of any of the Company Products has not Infringed and does not Infringe any Intellectual Property rights of any third party (excluding any patents identified and disclosed to Parent prior to the Effective Time and excluding general antibody production and humanization patents).

(v)                                 The Company and its Subsidiary have taken commercially reasonable measures intended to maintain, protect and preserve the security, confidentiality, value and ownership of all material confidential and competitively significant Trade Secrets and Know-How that are owned, used or held by the Company or its Subsidiary.  To the Knowledge of the Company, all current and former employees who would reasonably be expected to be materially involved in the creation or development of Intellectual Property on behalf of the Company or its Subsidiary have executed agreements that contain provisions assigning ownership of all Intellectual Property created by such individual pursuant to their activities as employees of the Company or its Subsidiary.  To the Knowledge of the Company, the confidential and competitively significant Trade Secrets and Know-How owned by the Company or its Subsidiary have not been used, disclosed to or discovered by any Person except pursuant to non-disclosure and/or license agreements which have not been breached in any material respect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi)                              As of the date hereof, Section 6.1(q)(vi) of the Company Disclosure Letter sets forth a true and accurate list of all material Contracts relating to any right in, to or under any Company Intellectual Property (including all licenses, options, settlement agreements, coexistence agreements, consent agreements, covenants not to sue and similar rights and immunities, assignments and security interests) that have been granted (A) to the Company (other than licenses for Standard Software, and licenses or restricted use provisions that arise out of the purchase of off-the-shelf reagents or other products from suppliers or through catalogs), or (B) by the Company to any other Person (other than customary powers of attorney granted to the Company’s patent prosecution counsel solely for purposes of representing the Company before the PTO or its foreign equivalents) (“Company IP Contracts”).  The Company has made available to Parent a true, complete and correct copy of each Company IP Contract.  The Company has not entered into any other Contract (x) granting any Person the right to bring an action for Infringement with respect to, or otherwise to enforce rights with respect to, any of the Company Intellectual Property, (y) expressly agreeing to indemnify any Person against any claim that the practice of the Company Intellectual Property Infringes any Intellectual Property of any Person or (z) granting any Person the right to control the prosecution of any of the Company Intellectual Property.  The Company has not assigned, transferred, or conveyed any material Company Intellectual Property to any third party  that would have been Company Intellectual Property, but for such assignment, transfer, or conveyance (except in the ordinary course of business in relation to joint development or collaboration arrangements).  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) and the compliance with the provisions of this Agreement do not and will not: result in (x) a material breach of or alteration or trigger of any material terms in any Company IP Contract, including payment obligations, relating to any Company Intellectual Property or any of the Company’s products, or create on behalf of any third party the right to terminate or modify any such Contract, (y) (1) a loss, alteration, or impairment (in whole or in part) of, or Lien on, any Company Intellectual Property, (2) a loss, alteration, or impairment (in whole or in part) of any of the rights of the Company in or to any of Company Intellectual Property, or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of Company Intellectual Property owned by the Company or its Subsidiary or (z) the grant, assignment, or transfer to any third party of any license or other right, authorization, or interest under, to or in any of the Company Intellectual Property.  The Company has the legal power to convey to a successor all of its ownership in the Company Intellectual Property that is owned by the Company and to assign to a successor all of its licensed rights in the Company Intellectual Property.

(vii)                           As of the date hereof, except as disclosed in Section 6.1(q)(vii) of the Company Disclosure Letter, no Governmental Entity has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Company Intellectual Property owned or, to the Knowledge of the Company, exclusively licensed to the Company.  As of the date hereof, except as disclosed in Section 6.1(q)(vii) of the Company Disclosure Letter, no funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Company Intellectual Property, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Intellectual Property that is, or is purportedly, owned by the Company; provided that this representation is made to the Knowledge of the Company with respect to any Company Intellectual Property that is licensed to the Company by any Person.

(viii)                        To the Knowledge of the Company, the IT Assets owned, used or held for use by the Company or its Subsidiary operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or its Subsidiary in connection with its business. To the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets in a manner that has resulted or could reasonably be expected to result in any material liability to the Company or its Subsidiary.  The Company and its Subsidiary have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(ix)                              Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made by the Company in this Section 6.1(q) and Sections 6.1(j), 6.1(k), 6.1(l), 6.1(r) and 6.1(w) are the sole and exclusive representations and warranties made by the Company regarding Intellectual Property and IT Assets.

(r)                                    Privacy and Data Security.

(i)                                     To the Knowledge of the Company, Parent and the Surviving Company may use, consistent with applicable Laws and their representations to consumers and employees, all Personal Data that is necessary for the conduct of the business of the Company and its Subsidiary as currently conducted.  For purposes of this Agreement, “Personal Data” means all data or information that is linked to any reasonably identifiable person and any other data protected under applicable Law relating to privacy or data security, which information includes any genetic data, medical information, and insurance numbers.

(ii)                                  The Company and its Subsidiary maintain an information security program(s) intended to include administrative, technological, and physical safeguards reasonably calculated to safeguard their confidential information (including Personal Data processed by the Company and its Subsidiary) and their information systems.  To the Knowledge of the Company, neither the Company nor its Subsidiary or its agents has experienced any security breach or other incident resulting in the unauthorized access, use, or disclosure of Personal Data.

(s)                                   Insurance.  As of the date of this Agreement, each material fire and casualty, general liability, business interruption, product liability, directors’ and officers’ liability, and umbrella excess insurance policy maintained by the Company and its Subsidiary is in full force and effect and all premiums due with respect to such insurance policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(t)                                    Information Supplied.  The information relating to the Company and its Affiliates to be contained in, or otherwise supplied by or on behalf of the Company for inclusion in, the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Information Statement will comply as to form in all material respects with any applicable provisions of the DGCL and CGCL.  Notwithstanding the foregoing provisions of this Section 6.1(t), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Information Statement based upon information supplied by Parent or any of its Representatives expressly for use or incorporation by reference therein.

(u)                                 Brokers and Finders.  Neither the Company nor any of its Representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Morgan Stanley & Co. LLC as its financial advisor.

(v)                                 Reorganization.  The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Subsequent Merger from being treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(w)                               Disclosure Matters.  The Company has not, as of the date of this Agreement made any untrue statement of a material fact, or omitted to furnish any material documents or other material information in the possession or under the control of the Company as of the date of this Agreement, that in each case (i) relate to the safety or efficacy of any of Rova-T, SC-002, SC-003, SC-004 and SC-006 or regulatory correspondence with the FDA or another Regulatory Agency with respect to any of Rova-T, SC-002, SC-003, SC-004 and SC-006 and (ii) could reasonably be expected to materially and adversely affect the achievement of Regulatory Approval for any of Rova-T , SC-002, SC-003, SC-004 and SC-006.

(x)                                 No Other Representations.  Except for the representations and warranties contained in this Section 6.1 (as modified by the Company Disclosure Letter), neither the Company nor any other Person makes any other express or implied representation or warranty (including any implied warranty of merchantability or fitness for a particular purpose) with respect to the Company or its Subsidiary or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents, other Representatives or any other Person.  Except for the representations and warranties contained in this Section 6.1 (as modified by the Company Disclosure Letter), the Company hereby disclaims, for itself and each of its Affiliates and Representatives, all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant or other Representative of the Company or any of its Affiliates, or any other Person).  The Company makes no representations or warranties to Parent regarding any projection or forecast regarding future results of operations or profitability of the Company or its Subsidiary.  Notwithstanding the foregoing, in no event shall the provisions of this Section 6.1(x) restrict Parent’s reliance on, and rights with respect to, any express representations or warranties of any Person contained in any document, instrument or other agreement that is made a part of the entire agreement of the parties hereto pursuant to the first sentence of Section 11.9.

(y)                                 Reliance.  In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, the Company has relied solely upon the representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 6.2 (and acknowledges that such representations and warranties are the only representations and warranties made by Parent, Merger Sub I and Merger Sub II) and has not relied upon any other information provided by, for or on behalf of Parent, Merger Sub I, Merger Sub II or their Affiliates or Representatives, to the Company in connection with the transactions contemplated by this Agreement.  The Company has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results of operations or profitability of Parent, Merger Sub I or Merger Sub II.  The Company is not relying on, and acknowledges that no current or former stockholder, director, officer, employee, Affiliate, advisor or other Representative of Parent, Merger Sub I or Merger Sub II or any other Person, has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

6.2                               Representations and Warranties of Parent, Merger Sub I and Merger Sub II.  Except as disclosed in the Parent SEC Documents publicly filed with or furnished to the SEC (including the exhibits and schedules thereto) since December 31, 2014 and prior to the date hereof (excluding any disclosures contained in any part of any Parent SEC Document entitled “Risk Factors,” set forth in any “Forward-Looking Statements” disclaimer or that are similarly cautionary, non-specific, forward-looking or predictive in nature), Parent, Merger Sub I and Merger Sub II — but no other Person whatsoever — each hereby represent and warrant to the Company that:

(a)                                 Organization, Good Standing and Qualification.  Each of Parent, Merger Sub I and Merger Sub II is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Each of Parent, Merger Sub I and Merger Sub II and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, or where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub I, together with the certificate of formation and limited liability company agreement of Merger Sub II, each as amended to the date of this Agreement.

(b)                                 Capital Structure.

(i)                                     As of April 21, 2016, the authorized capital stock of Parent consists of (x) 4,000,000,000 shares of Parent Common Stock, of which (A) 1,617,609,019 shares are issued and outstanding, (B) 140,688,393 shares are held in treasury and (C) 51,140,538 shares are reserved for issuance in the aggregate under Parent’s stock plans, and (y) 200,000,000 shares of preferred stock, par value $0.01 per share, of which none are issued or outstanding.  All of the outstanding shares of Parent’s capital stock have been duly authorized and are validly issued, fully paid and non-assessable.  As of the date of this Agreement, (i) Parent does not have any shares of capital stock issued or outstanding other than the shares that were outstanding on April 21, 2016 or have become outstanding after April 21, 2016 but were reserved for issuance as set forth above in this Section 6.2(b)(i) as of April 21, 2016 and (ii) there are no preemptive or other outstanding rights, options, restricted stock, phantom stock rights, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(ii)                                  Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock constituting the Aggregate Stock Merger Consideration.  Such Parent Common Stock, when issued, will be validly issued, fully paid and non-assessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.  Such Parent Common Stock, when issued, and the offering thereof, will be registered or exempt from registration under the Securities Act and any applicable state securities or “blue sky” Laws.

(c)                                  Corporate Authority.  No vote of holders of capital stock of Parent is necessary, pursuant to applicable Law, Parent’s certificate of incorporation or bylaws, applicable Parent Stock Exchange rules and regulations or otherwise, to approve this Agreement, the Merger, the Subsequent Merger and the other transactions contemplated hereby.  Each of Parent, Merger Sub I and Merger Sub II has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Voting Agreement, and the Escrow Agreement to which Parent, Merger Sub I or Merger Sub II is or will be a party and to consummate the Merger, the Subsequent Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement, the Voting Agreement, and the Escrow Agreement, each of Parent’s, Merger Sub I’s and Merger Sub II’s performance of its obligations under this Agreement, the Voting Agreement, and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each of Parent, Merger Sub I and Merger Sub II, and no other corporate or limited liability company proceedings, as applicable, on the part of any of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Subsequent Merger and the other transactions contemplated hereby, except for the adoption of this Agreement following its execution by Parent in Parent’s capacity as the sole stockholder of Merger Sub I.  This Agreement has been duly executed and delivered by each of Parent, Merger Sub I and Merger Sub II and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d)                                 Governmental Filings; No Violations.

(i)                                     No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent, Merger Sub I or Merger Sub II in connection with the execution and delivery of this Agreement or the consummation of the Merger, the Subsequent Merger and other transactions contemplated hereby, except for:  (A) the filing of the First Delaware Certificate of Merger and the Second Delaware Certificate of Merger with the Secretary of State of the State of Delaware, (B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (1) applicable securities Laws and the rules and regulations of the SEC, (2) the HSR Act and (3) applicable Parent Stock Exchange rules and regulations, and (C) such other consents, authorizations, filings, approvals and registrations the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the ability of Parent, Merger Sub I or Merger Sub II to consummate the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement.

(ii)                                  The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement does not, and the consummation of the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement and performance of their respective obligations under this Agreement will not (A) result in any loss, suspension, limitation or impairment of any right of Parent, Merger Sub I or Merger Sub II to own or use any assets required for the conduct of its business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent, Merger Sub I or Merger Sub II or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens, other than Permitted Liens, in each case, upon any of the properties or assets of Parent, Merger Sub I or Merger Sub II, (B) conflict with or result in any violation of any provision of the certificate of incorporation and bylaws (or similar governing documents) of Parent, Merger Sub I or Merger Sub II or (C) conflict with or violate any applicable Laws except, in the case of clauses (A) and (C), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the ability of Parent, Merger Sub I or Merger Sub II to consummate the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement.

(e)                                  SEC Reports and Financial Statements.

(i)                                     Parent and each of its Subsidiaries have timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2014 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”).  As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)                                  The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (w) present fairly, in all material respects, the consolidated financial position of Parent and its consolidated results of operations for the fiscal periods then ended, (x) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (y) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the Exchange Act, the Securities Act and the SEC and (z) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.  The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(iii)                               There are no liabilities of Parent or any of its Subsidiaries required by GAAP to be reflected on Parent’s consolidated balance sheet, except for (A) liabilities that are reflected or reserved against in the Financial Statements, (B) liabilities incurred in connection with this Agreement and the Merger, (C) liabilities incurred in the ordinary course of business since December 31, 2015, and (D) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iv)                              Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-5 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, Parent’s principal executive officer and principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (x) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (y) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f)                                   Absence of Certain Changes.  Since the Balance Sheet Date, there has been no change, event or condition that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

(g)                                  Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) to the Knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries and (ii) there are no civil or criminal actions, suits, claims, hearings, investigations or proceedings pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries or with respect to any Parent Benefit Plans or any fiduciaries of any Parent Benefit Plans in their capacity as such.  Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity which would reasonably be expected to, individually or in the aggregate, (x) have a Parent Material Adverse Effect, or (y) prevent or materially delay the ability of Parent to consummate the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement.

(h)                                 Compliance with Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and have been since January 1, 2013, in compliance with all applicable Laws.

(i)                                     Regulatory Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the business of Parent and its Subsidiaries is being and since January 1, 2013 has been conducted in compliance with all applicable Healthcare Laws.

(j)                                    Interested Stockholder.  Neither Parent nor any of its Subsidiaries (including Merger Sub I and Merger Sub II) (i) owns, or at any time during the past three years has owned, directly or indirectly, beneficially or of record, any Company Shares or (ii) is, or at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

(k)                                 Available Funds.  Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub I and Merger Sub II to perform its obligations under this Agreement.  Parent will have at or prior to the Closing, sufficient funds to pay the Aggregate Merger Consideration and all other payments contemplated by this Agreement to be paid at the Closing and to perform the other obligations of Parent, Merger Sub I and Merger Sub II contemplated by this Agreement to be effected at the Closing.  Parent will have, as of the date any other amounts become payable by Parent pursuant to this Agreement, sufficient funds to pay such amounts.  None of Parent, Merger Sub I or Merger Sub II has incurred any financial obligation, commitment, restriction or liability of any kind that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub I or Merger Sub II to consummate the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement.

(l)                                     Capitalization of Merger Sub I and Merger Sub II.  The authorized capital stock of Merger Sub I consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub I, and all of the issued and outstanding membership interests of Merger Sub II, are, and at the Effective Time and the Subsequent Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Neither Merger Sub I nor Merger Sub II has conducted any business prior to the date of this Agreement or has, or prior to the Effective Time will have, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement.  All of the outstanding shares of capital stock Merger Sub I and limited liability company interests of Merger Sub II have been duly authorized and validly issued, and are fully paid and non-assessable.

(m)                             Information Supplied.  The information relating to Parent and its Affiliates to be supplied by or on behalf of Parent to the Company for inclusion in the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Information Statement will comply as to form in all material respects with any applicable provisions of the Securities Act and the rules and regulations thereunder.  Notwithstanding the foregoing provisions of this Section 6.2(m), no representation or warranty is made by Parent, Merger Sub I or Merger Sub II with respect to information or statements made or incorporated by reference in the Information Statement based upon information supplied by the Company or any of its Representatives expressly for use or incorporation by reference therein.

(n)                                 Reorganization.  Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Subsequent Merger from being treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)                                 No Other Representations.  Except for the representations and warranties contained in this Section 6.2, none of Parent, Merger Sub I or Merger Sub II or any other Person makes any other express or implied representation or warranty

(including any implied warranty of merchantability or fitness for a particular purpose) with respect to Parent, Merger Sub I or Merger Sub II or the transactions contemplated by this Agreement, and Parent disclaims any other representations or warranties, whether made by Parent, Merger Sub I, Merger Sub II or any of their Affiliates, officers, directors, employees, agents, other Representatives or any other Person.  Except for the representations and warranties contained in this Section 6.2, Parent hereby disclaims, for itself and each of its Affiliates and Representatives, all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to the Company or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant or other Representative of Parent or any of its Affiliates, or any other Person).  Parent makes no representations or warranties to the Company regarding any projection or forecast regarding future results of operations or profitability of Parent, Merger Sub I or Merger Sub II.

(p)                                 Reliance.  In making their decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent, Merger Sub I and Merger Sub II have relied solely upon the representations and warranties of the Company set forth in Section 6.1 (as modified by the Company Disclosure Letter) (and acknowledge that such representations and warranties are the only representations and warranties made by the Company) and the express representations or warranties contained in any document, instrument or other agreement that is made a part of the entire agreement of the parties hereto pursuant to the first sentence of Section 11.9, and have not relied upon any other information provided by, for or on behalf of the Company or its Affiliates or Representatives, to Parent, Merger Sub I or Merger Sub II in connection with the transactions contemplated by this Agreement.  Parent, Merger Sub I and Merger Sub II have entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results of operations or profitability of the Company or its Subsidiary.  Except for the express representations or warranties contained in any document, instrument or other agreement that is made a part of the entire agreement of the parties hereto pursuant to the first sentence of Section 11.9, Parent, Merger Sub I and Merger Sub II are not relying on, and acknowledge that no current or former stockholder, director, officer, employee, Affiliate, advisor or other Representative of the Company or its Subsidiary or any other Person, has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE VII

Covenants

7.1                               Interim Operations.

(a)                                 Conduct of Business.  The Company covenants and agrees as to itself and its Subsidiary that, from and after the date of this Agreement and prior to the earlier of the termination of this Agreement pursuant to its terms and the Effective Time (unless the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of the Company and its Subsidiary shall be conducted in all material respects in the ordinary course of business and, to the extent consistent with the foregoing, the Company and its Subsidiary shall use their respective commercially reasonable efforts to (i) preserve their business organizations intact, (ii) maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and (iii) keep available the services of their present employees and agents.

(b)                                 Company Forbearances.  Without limiting the generality of Section 7.1(a), from the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, except (x) as otherwise expressly required or contemplated by this Agreement, (y) as Parent may consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) or (z) as set forth in Section 7.1(b) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiary to:

(i)                                     adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii)                                  merge or consolidate the Company or its Subsidiary with any other Person or restructure, reorganize or completely or partially liquidate its assets, operations or businesses;

(iii)                               acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions, other than acquisitions pursuant to Company Material Contracts in effect as of the date of this Agreement;

(iv)                              issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of the capital stock of the Company or its Subsidiary (other than the issuance of shares in respect of the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Company Stock Plan as in effect as of the date of this Agreement) or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)                                 create or incur any Lien material to the Company or its Subsidiary not incurred in the ordinary course of business consistent with past practice on (A) any Company Real Property Lease, or (B) any other assets of the Company or its Subsidiary having a value in excess of $500,000 in the aggregate;

(vi)                              make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or its Subsidiary) in excess of $500,000 in the aggregate;

(vii)                           declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock (except for dividends paid to the Company by its Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(viii)                        reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)                              incur any Indebtedness (including the issuance or sale of any debt securities or warrants or other rights to acquire any debt security of the Company or its Subsidiary), except for (A) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $500,000 in the aggregate, (B) in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial than the Indebtedness being replaced, or (C) guarantees incurred in compliance with this Section 7.1 by the Company of Indebtedness of its Subsidiary;

(x)                                 except as set forth in Section 7.1(b)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $500,000 in the aggregate;

(xi)                              other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Company Material Contract or a Company Real Property Lease had it been entered into prior to this Agreement;

(xii)                           make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xiii)                        settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000;

(xiv)                       amend, modify or terminate any Company Material Contract or any Company Real Property Lease;

(xv)                          cancel, modify or waive any material debts or claims held by it or waive any material rights having, in each case, a value in excess of $500,000;

(xvi)                       (A) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period, or make any material Tax election, (B) file any material amended Tax Return, (C) settle or compromise any audit or proceeding relating to a material amount of Taxes, (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any predecessor provision or similar provision of state, local or foreign law) with respect to Taxes, (E) surrender any right to claim a material refund of Taxes, (F) seek any Tax ruling from any taxing authority, or (G) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment other than extensions consented to in the ordinary course of business of the Company and its Subsidiary in filing their respective Tax Returns;

(xvii)                    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, businesses or interests therein of the Company or its Subsidiary or any Company Real Property Lease, except in the ordinary course of business consistent with past practice and except for sales of obsolete assets and sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xviii)                 except as required pursuant to existing agreements in effect prior to the date of this Agreement or as otherwise required by applicable Law (A) grant or provide any severance or termination payments or benefits to any director or officer, or any employee with an annual base salary in excess of $100,000, of the Company or its Subsidiary, (B) increase the compensation to any director or officer of the Company or its Subsidiary, except for increases in base salary in the ordinary course of business consistent with past practice, or (C) establish, adopt, materially amend or terminate any Company Benefit Plan or any arrangement, including any individual agreement or arrangement, that would be a Company Benefit Plan if it existed on the date of this Agreement;

(xix)                       sell, license or otherwise transfer to its Subsidiary any material Intellectual Property owned or held by the Company or enter into any agreements, including agreements regarding a cost sharing arrangement relating to Intellectual Property owned or held by the Company with its Subsidiary;

(xx)                          (A) take any action where the omission of such action is commercially reasonable and such action could reasonably be expected to prevent the

Merger and the Subsequent Merger from being treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (B) knowingly fail to take any action where such action is commercially reasonable and the failure to take such action could reasonably be expected to prevent the Merger and the Subsequent Merger from being treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xxi)                       agree, authorize or commit to do any of the foregoing.

(c)                                  Parent Forbearances.  From the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, except (x) as otherwise expressly required or contemplated by this Agreement, or (y) as the Company may consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), Parent will not, and will not permit any of its Subsidiaries (including Merger Sub I and Merger Sub II) to:

(i)                                     adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments in a manner adverse to the holders of Parent Common Stock;

(ii)                                  completely or partially liquidate Parent’s assets, operations or businesses;

(iii)                               declare, set aside, make or pay any dividend or other distribution, payable in stock with respect to any of its capital stock (except for dividends or other distributions paid by any Subsidiary of Parent to Parent or to another Subsidiary of Parent);

(iv)                              reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, in any such case in a manner adverse to the Holders;

(v)                                 effect or agree to effect any other transaction that would be reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, including by imposing any material delay in the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act or otherwise imposing any material delay in the obtainment of, or materially increasing the risk of not obtaining, any consent, registration, approval, permit or authorization necessary to be obtained from any Governmental Entity to consummate the transactions contemplated by this Agreement;

(vi)                              (A) take any action where the omission of such action is commercially reasonable and such action would reasonably be expected to prevent the Merger and the Subsequent Merger from being treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (B) knowingly fail to take any action where such action is commercially reasonable and the failure to take such action would reasonably be expected to prevent the Merger and the Subsequent Merger from being treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; or

(vii)                           agree, authorize or commit to do any of the foregoing.

(d)                                 Parent shall cause Merger Sub I and Merger Sub II to comply with all of their respective obligations under or relating to this Agreement.  Neither Merger Sub I nor Merger Sub II shall engage in any business which is not in connection with the Merger or the Subsequent Merger.

(e)                                  Notwithstanding the foregoing, nothing contained in this Agreement shall (i) give Parent, Merger Sub I or Merger Sub II, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time or (ii) give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time.  Prior to the Effective Time, Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, finances and employees.

7.2                               Certain Actions; Notification.

(a)                                 Subject to the terms and conditions set forth in this Agreement, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use, as applicable) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger, the Subsequent Merger or the other transactions contemplated by this Agreement.  In furtherance of and without limiting the generality of the foregoing, each of Parent and the Company shall, as promptly as reasonably practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement (unless a later date is mutually agreed between the Company and Parent), file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by this Agreement pursuant to the HSR Act.  Parent and the Company shall request or cause to be requested early termination of the waiting period under the HSR Act in such filings.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent, the Company or any of their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b)                                 The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c)                                  Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, the Company or any of their respective Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement.  Neither Parent nor the Company shall permit any of its Representatives to participate in any in-person meeting or substantive telephone call or conference with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d)                                 Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 7.2, each of the Company and Parent shall provide or cause to be provided to any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) any non-privileged information and documents requested by such Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

(e)                                  Promptly following the time of execution and delivery of this Agreement, the Company shall use reasonable best efforts to obtain the Written Consent comprising the Required Stockholder Approval for the adoption of this Agreement by the Stockholders in compliance with the Company’s certificate of incorporation and bylaws and the DGCL and the CGCL.  If the Written Consent is duly executed and delivered to the Company, the Company shall promptly deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission).  Following the execution and delivery of the Written Consent, the Company shall use reasonable best efforts to obtain a waiver of appraisal rights, in a form reasonably satisfactory to Parent and its counsel, from each Stockholder who did not execute the Written Consent.

(f)                                   Promptly following the time of execution and delivery of this Agreement, Parent shall deliver to the Company written consents evidencing the adoption of this Agreement following its execution by Parent in Parent’s capacity as (i) the sole stockholder of Merger Sub I and (ii) the sole member of Merger Sub II.

(g)                                  Prior to the Closing, the Company shall cooperate with Parent, upon the request of Parent, in any reasonable manner in connection with Parent obtaining any consents or waivers that may be required with respect to the Merger and the other transactions contemplated by this Agreement from parties to Contracts to which the Company or its Subsidiary is a party; provided that such cooperation shall not include any requirement of the Company or any of its Affiliates to expend money, commence, defend or participate in any litigation, offer or grant any accommodation (financial or otherwise) to any third Person, or suffer the loss of any material right or benefit.

(h)                                 To the extent any payments made with respect to, or which arise as a result of, this Agreement could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, the Company shall (i) within ten (10) Business Days prior to the Closing, disclose to Parent its calculations with respect to the excess parachute payments, along with the assumptions used to make the calculations and the data necessary for Parent to confirm the accuracy of the calculations, (ii) to the extent not already obtained, promptly seek the consent of the recipient of any such payment that would otherwise be due and owing that such payment shall not be due and owing, paid or retained, absent 280G Stockholder Approval (as defined below), and (iii) promptly (and in any case prior to the Effective Time) cause all such payments to be adequately disclosed to, and obtain the vote (whether of approval or disapproval) and use commercially reasonable efforts to have all such payments approved by a vote of, the stockholders of the Company meeting the requirements of the Code and the applicable treasury regulations (“280G Stockholder Approval”).  Parent shall have the right to review and comment on any disclosure required by clause (iii) before such disclosure is made.  Notwithstanding anything to the contrary contained in Section 5.2, if an excess parachute payment resulting from (x) any accelerated vesting of Company Options, (y) the exercise of a Warrant to purchase Company Common Shares or (z) the lapse of restrictions applicable to any Company Common Shares is waived in accordance with clause (ii) of the first sentence of this Section 7.2(h), and 280G Stockholder Approval of such payment is not obtained, then such accelerated vesting, exercise or lapse of restrictions, as applicable, will not apply.  Any Company Option that does not vest as a result of this Section 7.2(h) will be an Unvested Company Option and will be subject to the terms of Section 5.2(a)(iii); provided that such Company Option will not be entitled to the Double Trigger Vesting.  Any Warrant to purchase Company Common Shares that is not exercised as a result of this Section 7.2(h) will be converted at the Effective Time into a warrant to purchase Parent Common Stock in accordance with the terms set forth in Section 5.2(a)(iii); provided that such Warrant will not be entitled to the Double

Trigger Vesting.  Any Warrant to purchase Company Common Shares that is converted at the Effective Time will be treated for purposes of this Agreement (including for purposes of the Milestone Payments, Holdback Distribution Amount and the Escrow Release Amount) in a manner consistent with an Unvested Company Option.  Any Company Common Share that remains subject to restrictions as a result of this Section 7.2(h) will be converted at the Effective Time into a Parent Common Share in accordance with the terms set forth in Section 5.2(a)(iii); provided that such Company Common Share will not be entitled to the Double Trigger Vesting.  Any Company Common Share that is converted at the Effective Time will be treated for purposes of this Agreement (including for purposes of the Milestone Payments, the Holdback Distribution Amount and the Escrow Release Amount) in a manner consistent with an Unvested Company Option.

7.3                               Access and Information.

(a)                                 From the date of this Agreement until the Effective Time, subject to applicable Law and any reasonable rules, regulations and policies maintained by each of Parent and the Company, upon reasonable advance notice, each of Parent and the Company shall (and shall cause each of their respective Subsidiaries to) afford the other party’s officers and other authorized Representatives reasonable access, during normal business hours, under the supervision of designated personnel or Representatives and in such a manner as to not interfere with the operations of the other party or any of its Subsidiaries, to any employees, properties, books, contracts, documents and records reasonably requested by the other party, provided that no investigation pursuant to this Section 7.3(a) shall affect or be deemed to modify any representation or warranty made by Parent or the Company herein, and provided, further, that the foregoing shall not require either Parent or the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent or the Company, as applicable, would result in the disclosure of any Trade Secrets and Know-How of third parties or violate any of its obligations with respect to confidentiality if the withholding party shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of Parent, the Company or any of their respective Subsidiaries.  All requests for information made pursuant to this Section 7.3(a) shall be directed to the executive officer or other Person designated by Parent or the Company, as applicable, and neither Parent nor the Company shall directly or indirectly contact any officer, director, employee, agent or representative of the other party or any of its Subsidiaries without the prior approval of such designated Person.  In an effort to prevent any interference or disruption caused by such access, each of Parent and the Company may, in their sole discretion, reasonably limit the number of individuals having access to, and the number of visits to, their respective facilities.  All such information shall be governed by the terms of the Confidentiality Agreement.

(b)                                 For a period of six (6) years following the Closing Date, Parent shall, and shall cause the Surviving Company to, retain all material books, Contracts, documents and records of the Company and its Subsidiary pertaining to all periods prior to the Closing.  From and after the Closing Date, subject to any applicable Law and any reasonable rules, regulations and policies maintained by Parent, upon reasonable advance notice, Parent shall (and shall cause the Surviving Company to) afford the Stockholder Representative and any of its authorized Representatives reasonable access, during normal business hours, under the supervision of Parent’s designated personnel or Representatives and in such a manner as to not interfere with the operations of Parent or the Surviving Company, to any employees, properties, books, contracts, documents and records reasonably requested by the Stockholder Representative (i) in response to the request or at the direction of a Governmental Entity, (ii) in connection with the preparation of Tax Returns or other documents related to Tax matters and (iii) in connection with the determination of any matter relating to the rights or obligations of any Person under this Agreement, the Voting Agreement, and the Escrow Agreement; provided that the foregoing shall not require Parent (x) to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent would result in the disclosure of any Trade Secrets and Know-How of third parties or violate any of its obligations with respect to confidentiality if Parent shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (y) to disclose any privileged information of Parent or the Surviving Company.

7.4                               Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, that neither the Company nor Parent shall be required by this Section 7.4 to consult with the other in the event of any dispute between the parties relating to this Agreement; provided, further, that the Company and Parent, and their respective affiliates and Representatives, may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.4.

7.5                               Employee Benefits.

(a)                                 Parent agrees that:

(i)                                     during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, each employee of the Company and its Subsidiary who continues to remain employed with the Company and its Subsidiary at the Effective Time (a “Continuing Employee”) will continue to be provided with base salary or base wage that is no less favorable than the greater of the base salary or base wage provided by the Company or its Subsidiary, as applicable, to each such Continuing Employee immediately prior to the Effective Time; and

(ii)                                  during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, each Continuing Employee will continue to be provided with (A) target cash compensation opportunities that are no less favorable than the target cash compensation opportunities provided by the Company or its Subsidiary, as applicable, to each such Continuing Employee immediately prior to the Effective Time, (B) benefits that are no less favorable in the aggregate than the benefits provided by the Company or its Subsidiary, as applicable, to each such Continuing Employee immediately prior to the Effective Time, and (C) severance benefits that are no less favorable than the severance benefits provided to such Continuing Employees immediately prior to the Effective Time.  Parent shall, and shall cause the Surviving Company to, honor all employee benefit obligations to current and former employees under the Company Benefit Plans.

(b)                                 Parent will cause any Parent Benefit Plans which the Continuing Employees of the Company and its Subsidiary are entitled to participate in after the Effective Time to take into account for purposes of eligibility to participate, vesting and accrual of paid time off and severance benefits thereunder (except to the extent it would result in a duplication of benefits), service by employees of the Company and its Subsidiary as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company.  Notwithstanding any other statement in this Section 7.5(b) or any other provision of this Agreement, service by employees of the Company and its Subsidiary shall not be considered for purposes of benefit accruals under any defined benefit plan or for purposes of qualifying for subsidized early retirement benefits under any Parent Benefit Plan.  In addition, without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to ensure that: (i) the Continuing Employees are immediately eligible to participate, without any waiting time, in any and all plans providing benefits after the Effective Time to the extent coverage under such plan is intended to replace coverage under a comparable plan in which such Continuing Employees participated immediately before the Effective Time, and (ii) all pre-existing condition exclusions and actively-at-work requirements for purposes of each plan providing medical, dental, pharmaceutical and/or vision benefits are waived for such Continuing Employees and their covered dependents, and that Continuing Employees and their dependents receive credit for expenses incurred under a Company Benefit Plan during the plan year in which the Effective Time occurs for purposes of satisfying any applicable deductible, co-insurance and out-of-pocket requirements under any welfare benefit plans that such Continuing Employees (and, as applicable, their covered dependents) are eligible to participate in after the Effective Time as if such amounts had been paid in accordance with such plans.

(c)                                  Parent shall, and shall cause the Surviving Company to, honor all individual bonus and performance incentive bonus agreements between the Company and each Continuing Employee for the calendar year 2016, as listed on Section 6.1(h) of the

Company Disclosure Letter to the extent that such agreements remain in effect as of the Effective Time.  True and complete copies of all agreements listed in Section 6.1(h) of the Company Disclosure Letter, including all amendments, have been made available to Parent.

(d)                                 For purposes of this Section 7.5, compensation and benefits provided by Execustaff HR, Inc. on behalf of the Company shall be treated as provided by the Company.

(e)                                  Notwithstanding the foregoing, nothing contained herein shall (i) be an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 7.5 or (iii) prevent Parent, the Surviving Company or any of their Affiliates from (x) amending or terminating any particular benefit plan or (y) terminating the employment of any particular employee.

7.6                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiary (in each case, in their capacities as such) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

(b)                                 Any Company Indemnified Party wishing to claim indemnification under Section 7.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent, the Initial Surviving Company or the Surviving Company of any liability it may have to such Company Indemnified Party, except to the extent such failure materially prejudices the indemnifying party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Company shall have the right to assume the defense thereof and Parent and the Surviving Company shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Company elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Company and the Company

Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; and (ii) the Company Indemnified Parties will cooperate in the defense of any such matter.

(c)                                  For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Company to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and the Company Indemnified Parties, subject to applicable Law.  For a period of six (6) years following the Effective Time, the Governing Documents of the Surviving Company will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Company Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Company Indemnified Parties.  The provisions of such indemnification agreements and Governing Documents shall continue to apply in respect of any claim, action, suit, proceeding or investigation brought against the Company Indemnified Parties within such six (6) year period until the final disposition of any such claim, action, suit, proceeding or investigation.

(d)                                 Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall the Company, Parent or the Surviving Company expend for such policies an aggregate premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.  If the Company and the Surviving Company for any reason fail to obtain such a “tail” insurance policy as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as those provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Company shall, and Parent shall cause the Surviving Company to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6) year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, that in no event shall Parent or the Surviving Company be required to expend for such policies an aggregate premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.

(e)                                  If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 7.6.

(f)                                   The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, who are the intended third party beneficiaries hereof.  The rights of the Company Indemnified Parties under this Section 7.6 shall be in addition to any rights such Company Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or its Subsidiary, or under any applicable Contracts or Laws.

7.7                               Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.8                               Information Statement.  As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and cause to be delivered to all Stockholders a notice and information statement (the “Information Statement”) including, without limitation, (a) a description of the principal terms of this Agreement, the transactions contemplated by this Agreement and the appointment of the Stockholder Representative, (b) a notice, in accordance with Sections 228(e) and 262(d)(2) of the DGCL and Chapter 13 of the CGCL, to all such Persons who did not execute the Written Consent, of their appraisal rights, and (c) the information with respect to the Parent Common Stock comprising the Aggregate Stock Merger Consideration required to comply with the information and disclosure requirements set forth in Rules 502 and 506 of Regulation D promulgated under the Securities Act.  Each of Parent and the Company shall furnish all information (including financial statements) concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation and distribution of the Information Statement.  The Company shall provide a draft of the Information Statement and related materials to Parent within a reasonable period of time prior to the dispatch thereof and will consider in good faith any comments proposed by Parent.  In connection with the foregoing, the Company shall use commercially reasonable efforts to obtain a confidentiality agreement from each Stockholder with respect to the provisions of this Agreement, in form and substance reasonably satisfactory to Parent and the Company.

Parent shall comply with and take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the shares of Parent Common Stock to effect the Merger.

7.9                               Company Deliverables.

(a)                                 At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Closing Statement”), signed on behalf of the Company by its Chief Executive Officer, setting forth the amount of the Company Transaction Expenses to be taken into account for purposes of determining the Aggregate Cash Merger Consideration.  The Company shall also furnish to Parent all documents relied upon by the Company in support of the Closing Statement, including letters, agreements, invoices or other documents from the Company’s counterparties specifying the amount of the Company Transaction Expenses.

(b)                                 At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent the Spreadsheet.

7.10                        No Solicitation.

(a)                                 Subject to Section 7.10(c) below, the Company agrees that it shall not, and that it shall direct its Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit or initiate, or knowingly encourage (including by providing information or assistance), knowingly facilitate or knowingly induce any Alternative Proposal, (ii) participate in any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 7.10) regarding, or knowingly take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal, (iii) approve, agree to, accept, endorse or recommend any Alternative Proposal, (iv) submit any Alternative Proposal for the consent or approval of the Stockholders, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal.

(b)                                 The Company shall, and the Company shall direct its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes an Alternative Proposal.

(c)                                  Notwithstanding any other provisions of this Agreement, until the receipt by the Company of the Required Stockholder Approval, if the Company receives an unsolicited bona fide Alternative Proposal that the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisors, constitutes or is reasonably likely to result in a Superior Proposal, then the Company may engage in discussions or negotiations with such Person with respect to such Alternative Proposal if the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary obligations under Delaware Law.  Following the execution and delivery of this Agreement and until the receipt by the Company of the Required Stockholder Approval, the Company shall notify Parent promptly (and in any event within twenty-four (24) hours) after receipt of any Alternative Proposal, any proposals or inquiries that would reasonably be expected to lead to an Alternative Proposal, or any inquiry or request for nonpublic information relating to the Company or its Subsidiary by any Person who has made or would reasonably be expected to make any Alternative Proposal.  Subject to the terms of any confidentiality agreement entered into by the Company prior to the date hereof, if any, such notice shall indicate the identity of the Person making the Alternative Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including copies of all written requests, proposals or offers, including proposed agreements received by the Company. In connection therewith, (i) the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Alternative Proposal or potential Alternative Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto, and (ii) the Company shall promptly provide to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Alternative Proposal that was not previously provided to Parent.

7.11                        Rule 144.  Following the Closing, Parent shall take all actions necessary to satisfy the information requirements in Rule 144(c) promulgated under the Securities Act which are necessary to enable the Holders to transfer the shares of Parent Common Stock they receive pursuant to the Merger from time to time in accordance with the exemptions provided by Rule 144 under the Securities Act.

7.12                        Stock Exchange Listing.  Parent shall cause the shares of Parent Common Stock to be issued pursuant to the Merger to be approved for listing on the Parent Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

7.13                        Milestone Reports; Efforts; Tax Treatment.

(a)                                 Annual Holders’ Reports.  From the Closing until such time as each of the Milestones in Section 5.3(a) has either been achieved or Parent has notified the Stockholder Representative in writing of the discontinuance, in compliance with Section 7.13(d), of development activity with respect to each of such Milestones, Parent shall prepare in good faith and provide the Stockholder Representative, within sixty (60) days following January 1 of each calendar year, with the Annual Holders’ Report.  Upon request by the Stockholder Representative, Parent shall arrange for appropriate representatives of Parent or its Affiliates having reasonable knowledge of the matters set forth in the most recent Annual Holders’ Report, which shall include the personnel specified in Section 7.13(a) of the Company Disclosure Letter, to meet with the

CONFIDENTIAL TREATMENT

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treatment request.  This text has been seperately filed with the SEC.

Stockholder Representative, provided that the Stockholder Representative is one of the persons identified in Section 7.13(a) of the Company Disclosure Letter, for no more than ninety (90) minutes no later than thirty (30) days following the date of receipt by the Stockholder Representative of such Annual Holders’ Report for the purpose of providing the Stockholder Representative with an opportunity to inquire about the content of such report and the matters required to be reported in such report as provided in this Section 7.13(a); provided that the Stockholder Representative shall only be entitled to request one such meeting with respect to each Annual Holders’ Report.  Each such meeting shall be held telephonically unless the permitted attendees agree otherwise.

(b)                                 Estimated Forecast Statements.

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CONFIDENTIAL TREATMENT

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treatment request.  This text has been seperately filed with the SEC.

(iv)                              [***]

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CONFIDENTIAL TREATMENT

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treatment request.  This text has been seperately filed with the SEC.

(d)                                 [***]

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(e)                                  Tax Treatment of Milestone Payments. Each Milestone Payment shall be treated as additional consideration paid by the Parent to the Holders for their Company Shares or Company Options, as applicable, except to the extent required to be treated otherwise, such as interest, under applicable Law.

7.14                        Fundamental Transactions.

(a)                                 Following the Effective Time, Parent shall not, and shall cause its controlled Affiliates, including the Surviving Company, not to, consummate any Change in Control or Carve-Out Transaction unless:

(i)                                     the Person acquiring Parent or acquiring substantially all of its assets with respect to a Change in Control or the Person acquiring the subject Intellectual Property rights, Contracts and/or Parent’s Subsidiaries with respect to a Carve-Out Transaction (each such Person, an “Acquiror”) shall have executed and delivered to the Stockholder Representative a written assumption agreement, in form and substance satisfactory to the Stockholder Representative, expressly assuming the due and punctual payment of any and all Milestone Payments and the performance or observance of every covenant, duty and obligation of this Agreement on the part of Parent to be performed or observed following the Effective Time; and

(ii)                                  No later than ten (10) Business Days prior to the consummation of any Change in Control or Carve Out Transaction, Parent shall have delivered to the Stockholder Representative a certificate signed by Parent’s chief executive officer or chief financial officer, and a written opinion of outside counsel to Parent, each stating that such Change in Control or Carve-Out Transaction complies with this Section 7.14(a) and that all conditions precedent herein provided for relating to such transaction have been satisfied.

(b)                                 Upon the consummation of any Change in Control or Carve-Out Transaction in accordance with Section 7.14(a), the Acquiror shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if such Acquiror had been named as Parent herein, and thereafter, Parent shall be relieved of all obligations and covenants under this Agreement; provided, however, that, in the event that the Acquiror does not have total assets of at least $10,000,000,000 as shown on its most recently prepared audited balance sheet, Parent shall remain liable for the performance by Acquiror of all obligations of Parent hereunder.

7.15                        Financing.

(a)                                 Prior to the Closing, the Company shall, and shall cause its Subsidiary to, and shall use its reasonable best efforts to cause its Representatives to, provide all customary cooperation that is reasonably requested by Parent in writing for the arrangement of any third party debt or equity financing for the purpose of financing the Aggregate Cash Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent, Merger Sub I and Merger Sub II (the “Financing”). No action taken by the Company or any of its Representatives under Section 7.15 shall be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached or whether a condition precedent to the Merger and the Subsequent Merger has been satisfied.

(b)                                 Notwithstanding the provisions of Section 7.15(a) or any other provision of this Agreement to the contrary, nothing in the foregoing Section 7.15(a) will require the Company or its Subsidiary to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (ii) enter into any definitive agreement prior to the Closing (other than delivery of customary authorization and representation letters in connection with the Financing) or require any director, officer or employee who will not continue in an equivalent position after the closing of the Transaction to execute and deliver any definitive agreement, certificate or other document on behalf of the Company or any of its Subsidiaries, (iii)

give any indemnities that are effective prior to the Closing, (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiary, (v) provide any information the disclosure of which is prohibited or restricted under applicable Law or that, in the reasonable good faith determination of the Company, is legally privileged, (vi) take any action that will conflict with or violate its organizational documents or any applicable Laws, (vii) take any corporate actions or provide any corporate approvals, (viii) provide in connection with the Financing (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to any component of such financing, (D) subsidiary financial statements or any other information of the type required by Rule 3- 09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, or (ix) require the Company or its Subsidiary or their respective Representatives to furnish any financial statements, audit reports, comfort letters or legal opinions.  In addition, no action, liability or obligation of the Company, its Subsidiary or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization and representation letters) relating to the Financing will be effective until the Closing, and neither the Company nor its Subsidiary will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing (other than customary authorization and representation letters).  Nothing in this Agreement will require (x) any Representative of the Company or its Subsidiary to deliver any certificate or opinion or take any other action pursuant to Section 7.15(a) or any other provision of this Agreement that would reasonably be expected to result in personal liability to such officer or Representative or (y) the board of directors of the Company to approve any financing or Contracts related thereto prior to the Closing.

(c)                                  All non-public or other confidential information provided by the Company or any of its Representatives to Parent pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any financing sources or prospective financing sources that are or may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such information is furnished by Parent subject to customary confidentiality undertakings in connection with the Financing.

(d)                                 Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or its Subsidiary or their respective Representatives in connection with the Financing, including the cooperation of the Company, its

Subsidiary and their respective Representatives contemplated by Section 7.3(a), and shall indemnify and hold harmless the Company, its Subsidiary and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (i) any information provided in writing by the Company or its Subsidiary for use in connection with the Financing, (ii) any matter that would be a breach of any representations and warranties of the Company set forth in Section 6.1 of this Agreement or (iii) any fraud or intentional misrepresentation or willful misconduct by any such persons.  Except for the representations and warranties of the Company set forth in Section 6.1 of this Agreement, the Company shall not have any liability to Parent or Merger Sub in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 7.15.

(e)                                  Parent acknowledges and agrees that obtaining the Financing contemplated by this Section 7.15, or any other financing, is not a condition to the Closing, and affirms its obligations to consummate the Transactions irrespective and independently of the availability of any such Financing.

ARTICLE VIII

Conditions

8.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)                                 Stockholder Approval.  This Agreement shall have been duly adopted by holders of Company Shares constituting the Required Stockholder Approval.

(b)                                 Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c)                                  Laws.  No court or other Governmental Entity of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

8.2                               Conditions to Obligations of Parent, Merger Sub I and Merger Sub II.  The obligations of Parent, Merger Sub I and Merger Sub II to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 6.1(c)(i) and Section 6.1(v) shall be true and correct in all respects as of the Closing Date as if made on and as of such date (except (A) for de minimis inaccuracies and (B) to the extent that any such representation and warranty expressly speaks as of a specific or earlier date, in which case such representation and warranty shall be true and correct in all respects as of such date); (ii) the Company Fundamental Representations other than Section 6.1(c)(i) and Section 6.1(v) shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific or earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such date); (iii) the representations and warranties of the Company contained in this Agreement, other than the Company Fundamental Representations, shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific or earlier date, in which case such representation and warranty shall be true and correct as of such date), in each case without giving effect to any Company Material Adverse Effect or other materiality qualification, limitation or exception contained therein, other than any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing the Company Closing Certificate certifying that the conditions set forth in this Section 8.2(a) have been satisfied.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received at the Closing the Company Closing Certificate certifying that the conditions set forth in this Section 8.2(b) have been satisfied.

(c)                                  Tax Opinion.  Parent shall have received the opinion of Baker & Mckenzie LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, neither Parent, the Company, the Initial Surviving Company, the Surviving Company, Merger Sub I nor Merger Sub II will realize any gain or loss in the Merger and the Subsequent Merger.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d)                                 No Material Adverse Effect.  Following the execution and delivery of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

8.3                               Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Parent contained in Section 6.2(c) and Section 6.2(n) shall be true and correct in all respects as of the Closing Date as if made on and as of such date (except (A) for de minimis inaccuracies and (B) to the extent that any such representation and warranty expressly speaks as of a specific or earlier date, in which case such representation and warranty shall be true and correct in all respects as of such date); (ii) the Parent Fundamental Representations other than Section 6.2(c) and Section 6.2(n) shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific or earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such date); (iii) the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement, other than the Parent Fundamental Representations, shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific or earlier date, in which case such representation and warranty shall be true and correct as of such date), in each case without giving effect to any Parent Material Adverse Effect or other materiality qualification, limitation or exception contained therein, other than any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iv) the Company shall have received at the Closing the Parent Closing Certificate certifying that the conditions set forth in this Section 8.3(a) have been satisfied.

(b)                                 Performance of Obligations of Parent, Merger Sub I and Merger Sub II.  Each of Parent, Merger Sub I and Merger Sub II shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received at the Closing the Parent Closing Certificate certifying that the conditions set forth in this Section 8.3(b) have been satisfied.

(c)                                  No Material Adverse Effect.  Following the execution and delivery of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect.

(d)                                 Stock Exchange Listing.  The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on the Parent Stock Exchange, subject to official notice of issuance.

ARTICLE IX

Escrow Fund and Indemnification

9.1                               Survival.  All representations, warranties and covenants of the Company, Parent, Merger Sub I and Merger Sub II set forth in this Agreement shall survive the consummation of the Merger and continue in full force and effect until the

Escrow Termination Date, after which time all such representations, warranties and covenants shall terminate; provided, however, that this Section 9.1 shall not limit any covenant of the parties which by its terms contemplates performance after the Effective Time, including the provisions of this Article IX and Article XI; and provided, further, that if, at any time prior to the Escrow Termination Date, any Indemnified Party, acting in good faith, shall have timely and duly delivered a Claim Notice in accordance with the terms of this Article IX in respect of any such representation and warranty or covenant, then the claim asserted in such Claim Notice and the corresponding representation and warranty or covenant of the Company shall survive the Escrow Termination Date to the extent, and only to the extent, of the claim set forth in such Claim Notice until such time as such claim is finally resolved in accordance with the terms of this Article IX.  All other agreements of the Company and Parent contained in this Agreement shall not survive the consummation of the Merger, and shall terminate and be of no further force or effect at the Effective Time.  It is the intention of the parties that this Section 9.1 governs the survival periods and termination dates of all representations and warranties contained in this Agreement and, except as otherwise provided herein, supersedes any applicable statutes of limitations that would otherwise apply to such representations and warranties, other than statutes of limitations governing claims under federal and state securities laws.

9.2                               Escrow Fund.  The amounts to be deposited into escrow pursuant to Section 5.4(b) shall be deposited with an institution selected jointly by Parent and the Stockholder Representative as escrow agent (the “Escrow Agent”), the portion of such deposit up to the Escrow Amount, together with any interest or other amounts that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth in this Agreement and in the Escrow Agreement.  The Escrow Fund shall be available to fund any payment required by Section 9.7 and, subject to the limitations set forth in this Article IX, shall be available to compensate Parent (on behalf of itself or any other Indemnified Party) for Losses described in Section 9.3(a).

9.3                               Indemnification.

(a)                                 Following the Effective Time, and from and only to the extent of the Escrow Fund, Parent and the Surviving Company, their respective Subsidiaries and their and their respective Subsidiaries’ officers and directors (collectively, the “Indemnified Parties”) shall be entitled to be indemnified, defended and held harmless from the Escrow Fund for, from and against any Losses actually suffered, incurred or paid by them to the extent they arise or result from:

(i)                                     the failure of any representation or warranty of the Company set forth in Section 6.1 to be true and correct as of the Effective Time (or, with respect to representations and warranties that by their terms refer to a specific or earlier date, as of such date), it being understood that in determining whether any such representation or warranty failed to be true and correct, such representation and warranty (other than those set forth in the second sentence of Section 6.1(e)(i) (Financial Statements), Section 6.1(e)(iii) (Internal Controls), Section 6.1(f) (Absence of Certain Changes), Section

6.1(h)(i) (Company Benefit Plans), clauses (ii) and (ix) of Section 6.1(k) (Company Regulatory Matters), Section 6.1(l)(i) (Company Material Contracts), Section 6.1(p) (Taxes), Section 6.1(q)(viii) (IT Assets) and Section 6.1(w) (Disclosure Matters)) shall be considered without regard to any materiality or Company Material Adverse Effect qualifiers; or

(ii)                                  any failure by the Company to perform any covenant of the Company set forth in this Agreement required to be performed on or prior to the Effective Time; provided, however, that that none of the Indemnified Parties shall be entitled to indemnification under this Article IX if the required performance of any such covenant was waived by Parent prior to the Effective Time.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, “Losses” shall not include, and there shall not be recoverable from the Escrow Fund, any costs or expenses (including attorneys’ fees or expenses) incurred or paid by any Indemnified Party in connection with any dispute with the Stockholder Representative or any other Person concerning the parties’ respective rights and obligations under this Article IX, which costs and expenses shall be borne by such Indemnified Party.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be entitled to recover any Losses pursuant to Section 9.3(a)(i) (x) with respect to any individual claim or series of related claims arising out of the same facts or circumstances involving Losses contemplated by Section 9.3(a)(i) of less than $250,000 (the “De Minimis Amount”), and (y) unless and until the aggregate amount of the Losses collectively incurred by the Indemnified Parties for which the Indemnified Parties have been finally determined (pursuant to Section 9.7(m)) to be entitled to indemnification pursuant to Section 9.3(a)(i) exceeds an aggregate amount (disregarding any individual claim or series of related claims arising out of the same facts or circumstances lower than the De Minimis Amount) equal to $45,000,000 (the “Deductible Amount”), after which, subject to the limitations set forth in this Article IX, the indemnifying party shall be liable for the amount of any such Losses that are in excess of the Deductible Amount in the aggregate; provided, however, that the foregoing limitations shall not apply to (x) breaches of, or inaccuracies in, the Company Fundamental Representations or the representation and warranty set forth in Section 6.1(e)(iv) or (y) Losses that arise from any intentional fraud committed by or on behalf of the Company or any of its directors, officers, employees or stockholders in the making of any representation or warranty made by the Company in Section 6.1.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement except as provided in Section 9.10 recovery from the Escrow Fund shall serve as the sole and exclusive source of indemnification from which the Indemnified Parties may collect Losses under Section 9.3(a).

(e)                                  The right of the Indemnified Parties to indemnification pursuant to this Section 9.3 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to any accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement herein.

9.4                               Adjustments to Losses.

(a)                                 In calculating the amount of any Loss which an Indemnified Party is entitled to recover pursuant to this Article IX, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of the present value of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of the Loss and any other reasonable, actual costs or expenses incurred in connection with securing or obtaining such proceeds.

(b)                                 With respect to any claim brought by an Indemnified Party against any Holder relating to this Agreement and any of the transactions contemplated hereby, each Holder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Holder pursuant to this Article IX.

(c)                                  In calculating the amount of any Loss which an Indemnified Party is entitled to recover pursuant to this Article IX, the amount of any accruals or reserves made and specifically referred to in the Financial Statements, in each case, to the extent that the same was not reversed prior to the Closing Date and to the extent such accruals and reserves are related to such Loss, shall be deducted.

(d)                                 If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification under this Article IX after all or a portion of such Loss has been recovered pursuant to this Article IX, (i) the Indemnified Party shall promptly remit to the Stockholder Representative the excess (if any) of (A) the amount of the Loss recovered from the Escrow Fund, plus (B) the amount received from the third party in respect thereof, less (C) the amount of the relevant Loss and (ii) the Stockholder Representative shall distribute such excess amount to the Holders in accordance with their respective Pro Rata Share.

(e)                                  No Indemnified Parties may recover more than once in respect of any Loss.  Notwithstanding anything herein to the contrary, (i) no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Party or any of its Affiliates has been indemnified or reimbursed for such amount under any other provision of this Agreement and (ii) no Indemnified Party shall be entitled to indemnification or reimbursement under this Article IX in respect of any component of the Aggregate Merger Consideration, including, for the avoidance of doubt, the Company Transaction Expenses.

(f)                                   No claim for recovery of Losses under this Article IX shall be available to the extent that facts and circumstances that might serve as the basis of such claim would not have arisen but for, or any Loss related thereto was increased by (but only to the extent of such increase), the passing of, or change in, any Law or any change in the interpretation or application of any of the foregoing, following the date of this Agreement.

(g)                                  Notwithstanding anything to the contrary contained in this Agreement, “Losses” shall not include, and there shall not be recoverable under this Article IX, any punitive, indirect or special damages, or any other damages that would not have been reasonably foreseeable to the parties as of the date hereof; provided, however, that nothing in this Section 9.4(g) shall preclude any recovery by an Indemnified Party against an indemnifying party for a Third Party Claim.  Furthermore, except for Third Party Claims, the Indemnified Parties shall have no right to make an indemnification claim for any Loss to the extent it is primarily a possible or potential Loss that the Indemnified Parties believe may be suffered, incurred or paid rather than a Loss that has, in fact, been suffered, incurred or paid by the Indemnified Parties.

9.5                               Claims.

(a)                                 In the event that any Indemnified Party seeks to assert any claim pursuant to Section 9.3(a), other than a Third Party Claim (a “Direct Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) calendar days following the Indemnified Party’s receipt of information sufficient for the Indemnified Party to conclude that there has occurred a failure of the type contemplated by Section 9.3(a), provide the Stockholder Representative with a written notice thereof (a “Direct Claim Notice”).  Failure of the Indemnified Party to give such notice will not relieve the indemnifying party from its indemnification obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby. Each Direct Claim Notice shall describe in reasonable detail the basis asserted by the Indemnified Party for such claim (the “Claim Basis”), specify the amount or the estimated amount, in Dollars, of Losses actually incurred or paid by the Indemnified Party as a result of the Claim Basis, to the extent then ascertainable (the “Claim Amount”), and include all available documentation supporting the Claim Basis and Claim Amount.

(b)                                 In the event that any written claim or demand for which the Escrow Fund may be available to compensate any Indemnified Party under Section 9.3(a) is asserted against any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) calendar days following such Indemnified Party’s receipt of such Third Party Claim, provide the Stockholder Representative with a written notice thereof (a “Third Party Claim Notice”); provided, however, that if the Indemnified Party receives a complaint, petition or any other pleading in connection with such Third Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall provide the Stockholder Representative with the Third Party Claim Notice, together with a copy of such pleading, at least ten (10) calendar days prior to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such ten (10) calendar day period).  Failure of the Indemnified Party to give such notice will not relieve the indemnifying party from its indemnification obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby.  Each Third Party Claim Notice shall attach a copy of such Third Party Claim, describe in reasonable detail the Claim Basis for such claim, specify the Claim Amount for such Third Party Claim and include all available documentation supporting the Claim Basis and Claim Amount.

(c)                                  The Stockholder Representative shall have thirty (30) calendar days after receipt of each Third Party Claim Notice (the “Defense Determination Period”) to notify the Indemnified Party of its election to defend the Indemnified Party against such Third Party Claim.  In the event that the Stockholder Representative notifies the Indemnified Party within the Defense Determination Period of such election, the Stockholder Representative shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the power to direct and control such defense; provided, however, that the Stockholder Representative may not assume control of the defense to a Third Party Claim (i) involving any criminal proceeding, action, indictment, allegation or investigation, or in which relief other than monetary damages is sought; (ii) involving the Company’s Intellectual Property or the alleged misuse, infringement, misappropriation or violation of any third party’s Intellectual Property or (iii) if the Stockholder Representative has not notified the Indemnified Party in writing that the Holders will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, subject to the limitations of Section 9.3. Once the Stockholder Representative has made such election, (i) the Indemnified Party shall have the right, but not the obligation, to participate in any such defense, at its sole expense (provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Holders if (A) so requested by the Stockholder Representative to participate or (B) in the written opinion of outside counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Holders that would make such separate representation advisable; provided, further, that the Holders shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim), and (ii) the Stockholder Representative shall not, without the prior written consent of the Indemnified Party, settle such Third Party Claim unless (1) the claimant provides an unqualified release of the Indemnified Parties from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Parties or any of their Affiliates, (3) such settlement does not encumber any of the material assets of any Indemnified Party or their Affiliates or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business and (4) such settlement does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates.

(d)                                 In the event that the Stockholder Representative fails to notify the Indemnified Party prior to the expiration of the Defense Determination Period of its election to defend the Indemnified Party against the Third Party Claim, (i) the Indemnified Party shall assume its own defense, and all reasonable, actual costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Indemnified Party in connection with such defense shall constitute “Losses” to the extent, but only to the extent, that such Indemnified Party is entitled to indemnification pursuant to this Article IX in respect of such Third Party Claim, and (ii) the Indemnified Party shall not, without the consent of the Stockholder Representative (which consent shall not be unreasonably withheld), settle such Third Party Claim.

9.6                               Mitigation.  Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss which an Indemnified Party is entitled to recover from the Escrow Fund under this Article IX upon acquiring actual knowledge of any event which would be reasonably likely to, or does, give rise to such Loss.  In the event an Indemnified Party fails to so use its commercially reasonable efforts to mitigate an indemnifiable Loss in accordance with the preceding sentence, the portion of such Loss that could reasonably have been avoided had the Indemnified Party made the efforts required by this Section 9.6 shall not be recoverable from the Escrow Fund under this Article IX.

9.7                               Resolution of Claims.

(a)                                 Each Indemnified Party shall provide to the Escrow Agent a copy of any Direct Claim Notice or Third Party Claim Notice (either, a “Claim Notice”) simultaneously with the delivery thereof to the Stockholder Representative.  No Claim Notice shall be provided to the Stockholder Representative or the Escrow Agent following the Escrow Termination Date.

(b)                                 Upon receipt of a Claim Notice in accordance with the terms of this Article IX, the Escrow Agent shall set aside and hold, as a reserve to cover the claim set forth in the Claim Notice (the “Indemnified Party Claim”), a portion of the Escrow Fund equal to the Claim Amount set forth therein (a “Reserve”), until there is a final resolution of such Indemnified Party Claim in accordance with the terms of this Article IX.

(c)                                  Following receipt by the Stockholder Representative and the Escrow Agent of a Claim Notice in accordance with the terms of this Article IX, the Stockholder Representative shall have no fewer than sixty (60) calendar days (the “Claim Investigation Period”) to make an investigation of the Indemnified Party Claim.  In connection with each Indemnified Party Claim, Parent and the other Indemnified Parties shall, and shall cause their respective Affiliates and Representatives to, (x) allow the

Stockholder Representative and its Representatives to investigate the facts, matters and circumstances alleged to have given rise to such Indemnified Party Claim and the related Claim Basis and Claim Amount, and (y) disclose to the Stockholder Representative and its Representatives all material of which they are aware which relates to the Indemnified Party Claim and promptly provide such information and assistance as the Stockholder Representative and its Representatives shall reasonably request, including reasonable access to premises and personnel (including any employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the requesting party), and the right to examine and copy or photograph any relevant assets, accounts, correspondence, documents and records.

(d)                                 At any time prior to the expiration of the Claim Investigation Period, the Stockholder Representative may dispute the Indemnified Party Claim, the related Claim Basis and/or all or any part of the related Claim Amount specified in such Claim Notice (a “Dispute”) by providing written notice of such dispute (a “Dispute Notice”) to Parent and the Escrow Agent on or prior to the expiration of the Claim Investigation Period.  Each Dispute Notice shall specify, in reasonable detail, the factual grounds for the Dispute, specify the portion of the Indemnified Party Claim which the Stockholder Representative does not dispute, if any, and include all available documentation supporting such Dispute.

(e)                                  If the Escrow Agent does not receive from the Stockholder Representative a Dispute Notice on or prior to the expiration of the Claim Investigation Period, then the Escrow Agent shall release and distribute to Parent, in accordance with the terms of this Article IX and the Escrow Agreement, no fewer than three (3) Business Days after the expiration of the Claim Investigation Period, such portion of the Escrow Fund equal to the applicable Reserve and, upon payment thereof, such Reserve and such Indemnified Party Claim shall be deemed to have been finally resolved and discharged in full.

(f)                                   If the Escrow Agent receives from the Stockholder Representative, on or prior to the expiration of the Claim Investigation Period, a Dispute Notice, then, to the extent applicable, the Escrow Agent shall release and distribute to Parent a portion of the Escrow Fund equal to the uncontested portion of the Claim Amount, if any, no later than three (3) Business Days after receipt of such Dispute Notice and, upon payment thereof, the relevant portion of the Reserve, Indemnified Party Claim and Dispute shall be deemed to have been finally resolved and discharged in full.

(g)                                  Following the receipt by Parent and the Escrow Agent of a Dispute Notice, if Parent and the Stockholder Representative agree in writing, prior to or on the date of the expiration of the Claim Investigation Period, as to the validity and amount of all or a portion of the Claim Amount of any Indemnified Party Claim that is subject to a Dispute Notice, they shall promptly and jointly provide to the Escrow Agent a written notice (a “Joint Escrow Notice”) directing the Escrow Agent to apply a specified portion of the Escrow Fund in settlement of such Indemnified Party Claim (a “Settlement”), and such Joint Escrow Notice shall contain instructions from Parent as to the delivery of such portion of the Escrow Fund necessary to pay the Settlement; provided, however, for the avoidance of doubt, that the Settlement amount shall in no event include any uncontested portion of the Claim Amount previously released from the Escrow Fund in accordance with Section 9.7(f).  The Escrow Agent shall pay the Settlement no later than three (3) Business Days after receipt of such Joint Escrow Notice by the Escrow Agent.  Upon payment of the Settlement, the relevant portion of the Reserve, Indemnified Party Claim and Dispute shall be deemed to have been finally resolved and discharged in full.  In connection with any Settlement, the Stockholder Representative may also deliver a Dispute Notice in connection with any portion of such Indemnified Party Claim not so settled.

(h)                                 Parent and the Stockholder Representative agree to meet, confer and negotiate in good faith from time to time, each as and when reasonably requested by the other, for a period of thirty (30) calendar days following the date of any Dispute Notice (the “Dispute Negotiation Period”), in order to attempt to resolve the Dispute in its entirety.  If Parent and the Stockholder Representative agree, on or prior to the expiration of the Dispute Negotiation Period, as to the validity and amount of all or a portion of any Indemnified Party Claim, they shall promptly and jointly provide to the Escrow Agent a Joint Escrow Notice directing the Escrow Agent to apply a specified portion of the Escrow Fund in resolution of such Dispute (a “Negotiated Resolution”), and such Joint Escrow Notice shall contain instructions from Parent as to the delivery of such portion of the Escrow Fund necessary to pay the Negotiated Resolution and, upon payment thereof, the relevant portion of the Reserve, Indemnified Party Claim and Dispute shall be deemed to have been finally resolved and discharged in full.  The Escrow Agent shall pay the Negotiated Resolution no later than three (3) Business Days after receipt of such Joint Escrow Notice by the Escrow Agent.

(i)                                     Promptly following the receipt of a court order or judgment of such court of competent jurisdiction resolving a Dispute, which order or judgment has become a final order from which no appeal has been or can be had (a “Final Judgment”), Parent and the Stockholder Representative shall, by Joint Escrow Notice, direct the Escrow Agent (x) to promptly pay to Parent, out of any remaining portion of the Escrow Fund, if any, the amount of any such Losses incurred by Parent (or any other Indemnified Party) pursuant to such Final Judgment and (y) to release any remaining Reserve in excess of any amount to be paid to Parent pursuant to the immediately preceding clause (x), and upon receipt by the Escrow Agent of the Joint Escrow Notice and payment to Parent of any amount referred to in the preceding clause (x), the relevant Reserve, Indemnified Party Claim and Dispute shall be deemed to have been finally resolved and discharged in full.  Any such payment to Parent will be made by the Escrow Agent no later than three (3) Business Days after receipt of such Joint Escrow Notice by the Escrow Agent.

(j)                                    If Parent and the Stockholder Representative agree to a resolution of any Dispute prior to any Final Judgment, Parent and the Stockholder Representative

shall, by Joint Escrow Notice, direct the Escrow Agent to make delivery from the Escrow Fund of the amount dictated by such agreement between Parent and the Stockholder Representative, and upon payment thereof, the relevant Reserve, Indemnified Party Claim and Dispute shall be deemed to have been finally resolved and discharged in full.  Such payment will be made by the Escrow Agent no later than three (3) Business Days after receipt of such Joint Escrow Notice by the Escrow Agent.

(k)                                 On or as promptly as practicable following the Closing Date (and in any event within five (5) Business Days thereafter), the Escrow Agent shall release and distribute to the Stockholder Representative a portion of the Escrow Fund equal to the amount, if any, by which the amount paid into escrow by the Company pursuant to Section 5.4(b)(i) exceeded the Escrow Amount.  Promptly following the Escrow Termination Date (and in any event within five (5) Business Days thereafter), the Escrow Agent shall release and distribute to the Stockholder Representative the balance of the Escrow Fund, less any portion of the Escrow Fund subject to a Reserve.  Following the Escrow Termination Date, upon final resolution of any Dispute, the portion of the Escrow Fund subject to a related Reserve shall be released and distributed in accordance with such resolution as set forth in a Joint Escrow Notice or written notice from the Stockholder Representative, as provided in this Article IX.

(l)                                     Any amount released from the Escrow Fund to the Stockholder Representative shall be distributed by the Stockholder Representative to the Holders in accordance with their respective Pro Rata Share.  Notwithstanding the foregoing, (1) any Unvested Company Option that is forfeited prior to vesting and prior to the payment of an amount released from the Escrow Fund to the Stockholder Representative shall not be entitled to any portion of any Escrow Release Amount and (2) the right of any holder of an Unvested Company Option that is outstanding and not vested on the date on which an amount is released from the Escrow Fund to the Stockholder Representative to receive a Pro Rata Share of such Escrow Release Amount with respect to such Unvested Company Option will be contingent upon, and such Pro Rata Share of the Escrow Release Amount shall be held by the Stockholder Representative until, vesting of such Unvested Company Option.  On the date on which such Unvested Company Option vests, the Stockholder Representative shall pay to the holder of such Unvested Company Option the Pro Rata Share of the Escrow Release Amount in respect of the Unvested Company Option. If such Unvested Company Option is cancelled or forfeited prior to vesting, then the holder thereof will not be entitled to any Escrow Release Amount in respect of such Unvested Company Option (the “Escrow Release Amount Forfeiture”). In the event of an Escrow Release Amount Forfeiture, the portion of the Escrow Release Amount in respect of such Unvested Company Option will be added to the next Milestone Payment that becomes due and payable in accordance with Section 5.3 or, if no Milestone Payment remains, shall be delivered to the Paying Agent on behalf of and for further distribution to the Holders in accordance with Section 5.5.

(m)                             Any Indemnified Party Claim or any portion thereof, and the liability for and amount of any Losses for which any Indemnified Party is entitled to indemnification pursuant to Section 9.3(a) in respect thereof, shall be deemed to be “finally determined” for purposes of this Article IX: (i) when Parent and the Stockholder Representative have so determined by mutual agreement in a Settlement pursuant to Section 9.7(g), a Negotiated Resolution pursuant to Section 9.7(h) or otherwise, (ii) upon the expiration of the Claim Investigation Period with respect to such Indemnified Party Claim if the Stockholder Representative shall not have delivered a Dispute Notice to the Escrow Agent with respect to such Indemnified Party Claim or a portion thereof, or (iii) when a Final Judgment with respect to such Indemnified Party Claim or portion thereof has been entered into.

9.8                               Characterization for Tax Purposes.  All payments made out of the Escrow Fund to an Indemnified Party in respect of any indemnification claim pursuant to Section 9.3 shall be treated as adjustments to the Aggregate Merger Consideration for Tax purposes.

9.9                               No Set-Off.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Indemnified Party shall be entitled to set off, deduct or retain any amount that may be due to such Indemnified Party under this Article IX from any Future Payment, including any Milestone Payment, that becomes due and payable to the Holders in accordance with the terms of this Agreement, and (ii) no Indemnified Party shall be entitled to recover from the Escrow Fund in respect of any claim by such Indemnified Person against any Holder or any other Person for which the Indemnified Party is not entitled to indemnification pursuant to this Article IX.

9.10                        Exclusive Remedy.  Except as specifically provided in the last sentence of this Section 9.10, the rights and remedies of the Indemnified Parties under this Article IX shall be the sole and exclusive rights, remedies and causes of action for monetary damages which each Indemnified Party may have against the Holders, the Stockholder Representative (in each case, in their capacity as such) and their respective Affiliates and Representatives under, in connection with, arising out of, resulting from or in any way related to this Agreement, the Escrow Agreement, the Merger or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement and the Escrow Agreement and the Merger, under any theory of recovery whatsoever (including at law or in equity).  Without limitation to the generality of, and in connection with and in furtherance of, the foregoing:  (i) each of Parent, Merger Sub I, Merger Sub II and, following the Closing, the Surviving Company (on behalf of themselves and each of their Affiliates, which Parent agrees to cause to comply with the provisions of this Section 9.10) expressly waives any and all rights, remedies and causes of action, other than those specified in the immediately preceding sentence, it (or its Affiliates) may have against the Holders, the Stockholder Representative or their respective Affiliates now or in the future under, in connection with, arising out of, resulting from or in any way related to this Agreement, the Escrow Agreement, the Merger or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement and the Escrow Agreement and the Merger; and (ii) Parent agrees and acknowledges that, following the

Closing, the sole remedy for any claim by Parent (or any other Indemnified Party) against the Holders, the Stockholder Representative and their respective Affiliates in respect of this Agreement, shall be an action for damages under, and in accordance with, the terms of this Article IX and all such claims by Parent (or any other Indemnified Party) against the Holders, the Stockholder Representative and their respective Affiliates shall be satisfied solely and exclusively out of the Escrow Fund and shall in no event exceed the Escrow Amount.  Each party hereby waives any provision of any Law to the extent that it would limit, restrict, conflict with, or otherwise interfere with the application of, the foregoing agreements.  The provisions of this Section 9.10 are intended to be for the benefit of, and following the Effective Time they shall be enforceable by, the Holders, who are intended third party beneficiaries hereof.  NOTWITHSTANDING THE FOREGOING AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, ABSOLUTELY NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF ABBVIE INC. OR ANY OF ITS SUBSIDIARIES OR ANY OTHER INDEMNIFIED PARTY TO SEEK ANY REMEDIES AVAILABLE TO IT UNDER ANY APPLICABLE LAW (I) IN RESPECT OF ANY INTENTIONAL FRAUD COMMITTED BY OR ON BEHALF OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS IN THE MAKING OF ANY REPRESENTATION OR WARRANTY MADE BY THE COMPANY IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE DISCLOSURE REPRESENTATION OR (II) PURSUANT TO ANY DOCUMENT, INSTRUMENT OR OTHER AGREEMENT THAT IS MADE A PART OF THE ENTIRE AGREEMENT OF THE PARTIES HERETO PURSUANT TO THE FIRST SENTENCE OF SECTION 11.9.

ARTICLE X

Termination

10.1                        Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after the time the Required Stockholder Approval is obtained:

(a)                                 by mutual written consent duly authorized by the boards of directors of Parent and the Company;

(b)                                 by either the Company or Parent if the Merger shall not have been consummated on or prior to the one-hundred-eightieth (180th) day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                                  by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose action or failure to act both constitutes a breach of this Agreement and has been a principal cause of or resulted in the entry, promulgation or occurrence of such order, decree, ruling or other action;

(d)                                 by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub I or Merger Sub II set forth in this Agreement, or if any representation or warranty of Parent, Merger Sub I or Merger Sub II shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that the Company may not terminate this Agreement under this Section 10.1(d) prior to thirty (30) days following the receipt of written notice by Parent from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if the Company is in material breach of this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied);

(e)                                  by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Parent may not terminate this Agreement under this Section 10.1(e) prior to thirty (30) days following the receipt of written notice by the Company from Parent of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(e) if Parent is in material breach of this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied);

(f)                                   by Parent, at any time after 7:00 A.M. (Eastern Time) on the Business Day following the date of this Agreement and prior to the time when the Required Stockholder Approval is delivered to Parent; or

(g)                                  by the Company, if (i) the Required Stockholder Approval has not yet been received by the Company, and (ii) the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to terminate this Agreement would be inconsistent with the directors’ fiduciary obligations under Delaware Law.

10.2                        Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 10.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 7.3(a) with respect to confidentiality, this Section 10.2 and Article XI, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE XI

Miscellaneous and General

11.1                        Amendment.  Subject to applicable law, this Agreement may be modified or amended by the parties hereto at any time prior to the Effective Time by written instrument executed and delivered by duly authorized officers of the respective parties; provided that after the adoption of this Agreement by the Stockholders of the Company, no amendment shall be made which requires further approval by the Stockholders of the Company under applicable Law without such further Stockholder approval.

11.2                        Extension; Waiver.  At any time prior to the Effective Time, each party to this Agreement may, to the extent legally allowed:  (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.3                        Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and deemed given if delivered personally or sent by facsimile or by overnight courier to the parties hereto, in each case with a copy sent via electronic mail (if an electronic mail address of the party to whom the relevant communication is being made has been designated pursuant hereto and remains a working electronic mail address), at the following addresses (or at such other addresses as shall be specified by like notice):

If to Parent, Merger Sub I or Merger Sub II:

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064-6400
Attention:  Laura J. Schumacher, Executive Vice President, External
Affairs, General Counsel and Corporate Secretary
Fax:  (847) 935-3294

With a copy, that shall not constitute notice, to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention:                                         Scott F. Smith
                                                                                                Andrew W. Ment
Phone:  (212) 841-1056 / (212) 841-1012
Fax:  (212) 841-1010
Email:  ssmith@cov.com / ament@cov.com

If to the Company:

Stemcentrx, Inc.
450 East Jamie Court
South San Francisco, CA 94080
Attention:  James Strawbridge
Phone:  (650) 491-0120
Fax:  (650) 491-0120
Email:  jim.strawbridge@stemcentrx.com

With a copy, that shall not constitute notice, to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:                             Matthew G. Hurd
                                                                                    Krishna Veeraraghavan
Phone:  (212) 558-3122 / (212) 558-7931
Fax:  (212) 558-3588
Email:  hurdm@sullcrom.com / veeraraghavank@sullcrom.com

If to the Stockholder Representative:

Fertile Valley LLC
450 East Jamie Court
South San Francisco, CA 94080
Attention:  Daniel Reiner
Phone:  (650) 491-0120
Fax:  (650) 491-0120
Email:  daniel.reiner@stemcentrx.com

With a copy, that shall not constitute notice, to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:                                         Matthew G. Hurd
                                                                                                Krishna Veeraraghavan
Phone:  (212) 558-3122 / (212) 558-7931
Fax:  (212) 558-3588
Email:  hurdm@sullcrom.com / veeraraghavank@sullcrom.com

All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery or overnight courier, on the day delivered or, if by electronic mail or facsimile, on the next Business Day following the day on which such electronic mail or facsimile was sent; provided that a copy is also sent by overnight courier.

11.4                        Stockholder Representative.

(a)                                 The Stockholder Representative (x) shall hold the Stockholder Representative Expenses Holdback Amount in an account segregated from its corporate funds, (y) shall use the Stockholder Representative Expenses Holdback Amount solely for the purposes set forth in this Section 11.4 and not for its operating expenses or any other corporate purposes, and (z) shall not voluntarily make any portion of the Stockholder Representative Expenses Holdback Amount available to its creditors in the event of bankruptcy.  The Stockholder Representative shall have the right to recover from the Stockholder Representative Expenses Holdback Amount, prior to any distribution to the Holders, the Stockholder Representative’s reasonable out-of-pocket expenses incurred in the performance of its duties under this Agreement (“Charges”), including, without limitation, costs and expenses resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement, the Paying Agent Agreement or the Escrow Agreement.  Upon final resolution of all liabilities and obligations of the Holders pursuant to the Stockholder Representative Agreements, and full reimbursement of all Charges of the Stockholder Representative as

provided herein, the Stockholder Representative shall distribute any remaining portion of the Stockholder Representative Expenses Holdback Amount (the “Holdback Distribution Amount”) to the Holders in accordance with their respective Pro Rata Share; provided that (1) the number of Fully Diluted Shares used for purposes of determining the Pro Rata Share shall not include any Shares underlying any Unvested Company Options that have been forfeited as of the date of such distribution and (2) any Holdback Distribution Amount corresponding to any Excluded Shares or any Company Shares with respect to which the holders thereof have not claimed payment of the Per Share Closing Consideration in accordance with Section 5.5(b) prior to the termination of the Closing Payment Fund pursuant to Section 5.5(e) shall be paid to the Surviving Company.  Notwithstanding the foregoing, (A) any Unvested Company Option that is forfeited prior to vesting and prior to the payment of the Holdback Distribution Amount to the Holders shall not be entitled to any portion of the Holdback Distribution Amount and (B) the right of any holder of an Unvested Company Option that is outstanding and not vested on the date on which the Holdback Distribution Amount is paid to the Holders to receive a Pro Rata Share of the Holdback Distribution Amount with respect to such Unvested Company Option will be contingent upon, and such Pro Rata Share of the Holdback Distribution Amount shall be held by the Stockholder Representative until, vesting of such Unvested Company Option.  On the date on which such Unvested Company Option vests, the Stockholder Representative shall pay to the holder of such Unvested Company Option the Pro Rata Share of the Holdback Distribution Amount in respect of the Unvested Company Option. If such Unvested Company Option is cancelled or forfeited prior to vesting, then the holder thereof will not be entitled to any Holdback Distribution Amount in respect of such Unvested Company Option (the “Holdback Distribution Amount Forfeiture”).  In the event of a Holdback Distribution Amount Forfeiture, the portion of the Holdback Distribution Amount in respect of such Unvested Company Option will be added to the next Milestone Payment that becomes due and payable in accordance with Section 5.3 or, if no Milestone Payment remains, shall be delivered to the Paying Agent on behalf of and for further distribution to the Holders in accordance with Section 5.5.

(b)                                 The Stockholder Representative shall have the right to enforce and protect the rights and interests of the Holders arising out of or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or the transactions provided for herein, and to take any and all actions which the Stockholder Representative believes are necessary or appropriate under this Agreement to enforce and protect such rights of the Holders, including asserting or pursuing any claim against Parent or the Surviving Company.  Without limiting the generality of the foregoing, the Stockholder Representative shall have the authority to (i) give and receive notices and communications, (ii) negotiate disputes arising under, or relating to, this Agreement or any other agreement, document, instrument or certificate referred to herein or the transactions provided for herein or therein, (iii) execute and deliver such waivers, consents and amendments with respect to any and all matters or issues, including those which may have a negative impact on the Holders, and (iv) settle indemnity or other claims under this Agreement and authorize payment from any escrow account, provided that any amendment to this Agreement that would adversely affect a Holder compared to other Holders shall require the written consent of such Holder.  Parent and the Surviving Company shall not have the right to object to, dissent from, protest or otherwise contest the authority or power of the Stockholder Representative to so act in accordance with the terms of this Agreement.  The Stockholder Representative shall act as it believes to be in the best interests of the Holders.

(c)                                  With respect to any actions to be taken after the Effective Time pursuant to the terms of this Agreement, the Stockholder Representative will follow the instructions of a majority of the members of an advisory committee of Stockholders (the “Advisory Committee”), which Advisory Committee shall be comprised of the individuals set forth in a written communication to be furnished by the Company to Parent not fewer than three (3) Business Days prior to Closing; provided that (x) if, with respect to any matter, the Advisory Committee does not provide instructions in a timely manner, the Stockholder Representative shall act as it believes to be in the best interests of the Holders, and (y) with respect to any matter which, pursuant to the terms of this Agreement, requires the consent or approval of a specified majority of the Stockholders, the Stockholder Representative and the Advisory Committee will not take action without having obtained such required consent or approval.  Except as otherwise decided by the written consent of Stockholders holding, as of immediately prior to the Effective Time, a majority of the Fully Diluted Shares (the “Majority Holders”), the Advisory Committee will have three (3) or more members and, in case of any resignation or vacancy for any other reason, the remaining members of the Advisory Committee will appoint any other Stockholder to fill the vacancy on the Advisory Committee.

(d)                                 At any time after the Effective Time, the Stockholder Representative may resign upon thirty (30) days’ written notice to the Company (prior to the Effective Time), Parent (following the Effective Time) and the Holders, and may be removed for any reason or no reason by the written consent of a majority of the members of the Advisory Committee or the Majority Holders.  In the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the written consent of a majority of the members of the Advisory Committee or the Majority Holders.  A copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective on the later of the date indicated in such written consent or the date a copy of such written consent is received by Parent.

(e)                                  The Stockholder Representative hereby represents and warrants to Parent, Merger Sub I, Merger Sub II and the Company that:  (i) the Stockholder Representative is a legal entity, validly existing and, in all material respects, in good standing under the Laws of its jurisdiction of organization, (ii) the Stockholder Representative has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute and deliver this Agreement, the Paying Agent Agreement and the Escrow Agreement and to perform its obligations thereunder, (iii) this Agreement has been, and the Paying Agent Agreement and the Escrow Agreement will be, duly executed and delivered by the Stockholder Representative and, assuming the valid execution and delivery by all counterparties hereto, constitutes or, in the case of the Paying Agent Agreement and the Escrow Agreement, will constitute, a valid and binding obligation of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iv) the execution, delivery and performance by the Stockholder Representative of this Agreement, the Paying Agent Agreement and the Escrow Agreement does not and will not constitute or result in a breach or violation of, or a default under, the certificate of formation or the bylaws or the limited liability agreement of the Stockholder Representative.

(f)                                   In the event of any pending or threatened action, claim, dispute or other proceeding related to this Agreement, with respect to any information that the Stockholder Representative may share with the Holders, the Stockholder Representative and such Holders will have a commonality of interest with respect thereto and agree that it is their intention and understanding that sharing of information will not waive or diminish the continued protection of the attorney-client privilege, the work product doctrine or any other applicable privilege or doctrine.

(g)                                  The provisions of this Section 11.4 are intended to be for the benefit of, and shall be enforceable by, the Holders, who are intended third party beneficiaries hereof.

11.5                        Attorney Client Matters.

(a)                                 Parent agrees to comply with the provisions of this Section 11.5 and, following the Closing, agrees to cause Parent’s controlled Affiliates and Subsidiaries (including, following the Closing, the Company and its Subsidiary) (collectively with Parent, the “Parent Parties”) to comply with the provisions of this Section 11.5 and to execute and deliver any documents or agreements reasonably requested by the Stockholder Representative to implement such provisions.

(b)                                 Notwithstanding any representation of the Company or its Subsidiary by Sullivan & Cromwell LLP (“S&C”) prior to the Closing Date, each Parent Party:

(i)                                     consents to S&C’s representation of the Stockholder Representative and/or any Holder (the “Stockholder Parties”) in connection with any matters or disputes arising out of or relating to this Agreement, the Voting Agreement, the Escrow Agreement, the Paying Agent Agreement and the transactions contemplated hereby and thereby;

(ii)                                  waives any claim it has or may have that S&C has a conflict of interest or is otherwise prohibited from engaging in such representation based upon S&C’s prior representation of the Company or its Subsidiary; and

(iii)                               agrees that, if a dispute arises between any Stockholder Party, on the one hand, and any Parent Party, on the other hand, S&C may represent such Stockholder Party notwithstanding that the interests of such Stockholder Party and such Parent Party may be directly adverse and that S&C may have represented the Company or its Subsidiary in a substantially related matter.

(c)                                  As to all communications prior to the Closing that relate in any way to this Agreement, the Voting Agreement, the Escrow Agreement, the Paying Agent Agreement or the transactions contemplated hereby and thereby and that are (x) privileged communications between S&C or another legal advisor, on the one hand, and, prior to the Closing, any Stockholder Party or the Company or its Subsidiary, on the other hand, or (y) communications that refer or relate to such privileged communications (collectively, “Confidential Communications”), each Parent Party agrees that:

(i)                                     the attorney-client privilege belongs, to the extent such privilege exists, to the applicable Stockholder Party, may be controlled by such Stockholder Party and will not pass to or be claimed by any Parent Party.  Each Parent Party will not assert that privilege has been waived with respect to Confidential Communications coming into the possession of such Parent Party.  To the extent that any Parent Party has or maintains any control of such privilege of such Confidential Communications, such Parent Party will not, except as may be required by applicable Law, waive or attempt to waive such privilege without the prior written consent of the Stockholder Representative.  Notwithstanding the foregoing, in the event that, following the Closing, a dispute arises between any Parent Party and a third party (other than a Stockholder Party, but including any Governmental Entity), such Parent Party shall assert the attorney-client privilege against such third party to the extent necessary to prevent disclosure of Confidential Communications.

(ii)                                  Confidential Communications shall be and remain the exclusive property of the Stockholder Parties, notwithstanding that some Confidential Communications may have come into the possession of the Parent Parties.  Each Parent Party will take reasonable steps to protect the confidentiality of such Confidential Communications.

(d)                                 The provisions of this Section 11.5 are intended to be for the benefit of, and shall be enforceable by, each of the Stockholder Parties, who are intended third party beneficiaries hereof.

11.6                        Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

11.7                        GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE GOVERNED BY, INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE OR WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.7(a) in the manner provided for notices in Section 11.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7(b).

11.8                        Specific Performance.  The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent, Merger Sub I or Merger Sub II, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other(s) (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other(s) (as applicable) under this Agreement.  The Company, on the one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

11.9                        Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, together with each other agreement entered into by or among any of Parent, the Merger Subs, the Company, the Stockholder Representative and any Holder as of the date of this Agreement that makes reference to this Section 11.9, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR OTHER AGREEMENT THAT IS MADE A PART OF THE ENTIRE AGREEMENT OF THE PARTIES HERETO PURSUANT TO THE FIRST SENTENCE OF THIS SECTION 11.9, NEITHER PARENT, MERGER SUB I AND MERGER SUB II NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  No party hereto shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

11.10                 No Recourse.  Notwithstanding anything that may be expressed or implied to the contrary in this Agreement or in any other document, instrument or other agreement contemplated by or referred to herein or delivered in connection herewith, the parties hereby acknowledge and agree that (a) no Person other than the parties hereto has any obligations under this Agreement; provided that, for the avoidance of doubt, the Stockholder Representative’s obligations under this Agreement are solely with respect to the provisions hereof that apply to the Stockholder Representative, (b) this Agreement may be enforced only against, and any claims, obligations, liabilities or other causes of action (whether at Law, in equity, in contract, in tort or otherwise) based upon, arising out or by reason of, or related in any manner to a breach of this Agreement (including any representation or warranty made in this Agreement), or the negotiation, execution, or performance of this Agreement, may be made only against the parties hereto, and (c) with respect to each party hereto, no current, former or future equity holders, incorporators, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or Representatives (or any successors, predecessors or assigns of the foregoing) shall have any liability (whether at Law, in equity, in contract, in tort or otherwise) based upon, arising out or by reason of, or related in any manner to, a breach of this Agreement (including any representation or warranty made in this Agreement), or the negotiation, execution, or performance of this Agreement, including any liability in respect of this Agreement that may be granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate veil, unfairness, undercapitalization or otherwise; provided, that in no event shall the provisions of this Section 11.10 restrict Parent’s reliance on, and rights with respect to, any express representations or warranties of any Person contained in any document, instrument or other agreement that is made a part of the entire agreement of the parties hereto pursuant to the first sentence of Section 11.9.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, no party may seek to rescind this Section 11.10 after the Closing.

11.11                 No Third Party Beneficiaries.  Except as provided in Section 5.6 (Third Party Beneficiaries), Section 7.6 (Indemnification; Directors’ and Officers’ Insurance), Section 7.11 (Rule 144), Section 9.10 (Exclusive Remedy), Section 11.5 (Attorney Client Matters) and Section 11.10 (No Recourse), Parent and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.2 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

11.12                 Obligations of Parent and the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires the Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause its Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause its Subsidiary to take such action.

11.13                 Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

11.14                 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger and the Subsequent Merger shall be paid by Parent, Merger Sub I and Merger Sub II when due, and Parent, Merger Sub I and Merger Sub II will indemnify the Company and the Holders against liability for any such Taxes.

11.15                 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

11.16                 Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger or the Subsequent Merger in lieu of Merger Sub I or Merger Sub II, respectively, in which event all references herein to Merger Sub I and/or Merger Sub II shall be deemed references to such other Subsidiary or Subsidiaries, except that all representations and warranties made herein with respect to Merger Sub I and/or Merger Sub II as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary or Subsidiaries as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the Stockholders of the Company under this Agreement.  Any purported assignment in violation of this Agreement is void.

11.17                 Interpretation; Construction.

(a)                                 The table of contents, captions and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)                                 The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                                  Matters reflected in any Section of this Agreement, including any section or subsection of the Company Disclosure Letter, are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any section or subsection of the Company Disclosure Letter, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement or the Company Disclosure Letter.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

(d)                                 As used herein, the term “made available” means, with respect to any document, that such document was in the Company’s electronic data room relating to the transactions contemplated by this Agreement on or prior to the date of this Agreement.

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request.  This text has been separately filed with the SEC.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

STEMCENTRX INC.,

By:	/s/ Brian Slingerland
Name: Brian Slingerland
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request.  This text has been separately filed with the SEC.

ABBVIE INC.,

By:	/s/ Richard A. Gonzalez
Name: Richard A. Gonzalez
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request.  This text has been separately filed with the SEC.

SIRIUS SONOMA CORPORATION,

By:	/s/ William J. Chase
Name: William J. Chase
Title: President

SIRIUS SONOMA LLC,

By:	/s/ William J. Chase
Name: William J. Chase
Title: Manager

[Signature Page to Merger Agreement]

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request.  This text has been separately filed with the SEC.

FERTILE VALLEY LLC,

By:	/s/ Daniel T. Reiner
Name: Daniel T. Reiner
Title: Sole Member

[Signature Page to Merger Agreement]